As Filed with the Securities and Exchange Commission on August 10, 2006

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

ADVO, Inc.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies:

31,754,678 shares of Common Stock as of July 5, 2006

2,569,388 options to acquire shares of Common Stock as of July 5, 2006

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$37.00 per share of Common Stock

$18,372,967 expected to be paid upon the cancellation of outstanding options having an exercise price of less than $37.00 per share of common stock (based upon 2,569,388 shares of common stock subject to outstanding options multiplied by approximately $7.15 per share, which is the excess of $37.00 over the weighted average exercise price per share of the outstanding options)

(4)	Proposed maximum aggregate value of transaction:

$1,193,296,053.18

(5)	Total fee paid:

$ 127,682.68

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

One Targeting Centre

Windsor, CT 06095

Dear Fellow Stockholder:

We cordially invite you to attend a special meeting of stockholders of ADVO, Inc. to be held on September 13, 2006, at 10:00 AM, Eastern Time, at the Company’s corporate headquarters, One Targeting Centre, Windsor, Connecticut. The board of directors has fixed the close of business on August 4, 2006, as the record date for the purpose of determining stockholders entitled to receive notice of and vote at the special meeting or any adjournment or postponement thereof.

On July 5, 2006, we entered into an Agreement and Plan of Merger, as it may be amended from time to time, which we refer to as the merger agreement, with Valassis Communications, Inc. and Michigan Acquisition Corporation, a wholly owned subsidiary of Valassis, which we refer to as Acquisition Sub. The merger agreement provides that Acquisition Sub will merge with and into ADVO, with ADVO surviving as a wholly owned subsidiary of Valassis. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement.

If our stockholders adopt the merger agreement and the merger is subsequently completed, you will be entitled to receive $37.00 in cash per share, without interest, of ADVO common stock you own, unless you have properly exercised your appraisal rights. On July 5, 2006, the last full trading day prior to the public announcement of the merger agreement, the closing price of our common stock was $24.26 per share.

Your vote is very important. We cannot complete the merger unless the holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting adopt the merger agreement. Whether or not you plan to attend the special meeting in person, please submit your proxy without delay. You can vote your shares prior to the special meeting by telephone, on the internet, or by mail with a proxy card, in each case in accordance with the instructions on the proxy card. Voting by any of these methods will ensure that you are represented at the special meeting even if you are not there in person. Voting by proxy will not prevent you from voting your ADVO shares in person if you subsequently choose to attend the special meeting. If you receive more than one proxy card because you own shares that are registered separately, please vote the shares shown on each proxy card.

Our board of directors has unanimously determined that the merger agreement is advisable, fair to and in the best interests of ADVO and its stockholders and has therefore unanimously approved the merger agreement and the transactions contemplated thereby, including the merger. Accordingly, the board of directors recommends that you vote FOR the adoption of the merger agreement at the special meeting.

If your shares are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or nominee will be unable to vote your shares without instructions from you. You should instruct your bank, brokerage firm or nominee to vote your shares, following the procedures provided by your bank, brokerage firm or nominee. Failure to instruct your bank, brokerage firm or other nominee to vote your shares will have the same effect as voting against adoption of the merger agreement.

We encourage you to read the accompanying proxy statement carefully because it explains the proposed merger, the documents related to the merger and other related matters. After you have reviewed the enclosed materials, please vote as soon as possible.

Sincerely,

S. Scott Harding

Chief Executive Officer

This proxy statement is dated and will first be made available to ADVO stockholders on or about August 10, 2006.

One Targeting Centre

Windsor, CT 06095

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On September 13, 2006

NOTICE IS HEREBY GIVEN THAT a special meeting of stockholders of ADVO, Inc. will be held on September 13, 2006, at 10:00 AM Eastern Time, at the Company’s corporate headquarters, One Targeting Centre, Windsor, Connecticut. The purpose of the meeting will be:

•	to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, as it may be amended from time to time, which we refer to as the merger agreement, by and between ADVO, Inc., which we refer to as ADVO, Valassis Communications, Inc., which we refer to as Valassis and Michigan Acquisition Corporation, a wholly owned subsidiary of Valassis, which we refer to as Acquisition Sub, pursuant to which ADVO will become a wholly owned subsidiary of Valassis;

•	to consider and vote upon a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement; and

•	to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Our board of directors has unanimously approved the merger agreement and has unanimously determined that the merger, the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of ADVO and its stockholders, and recommends that you vote FOR the adoption of the merger agreement at the special meeting. The terms of the merger agreement and the merger are more fully described in the attached proxy statement, which we urge you to read carefully and in its entirety. Our board of directors also recommends that you vote FOR the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies. No other business is presently scheduled to come before the special meeting.

Only stockholders who held shares of record as of the close of business on the record date, August 4, 2006, are entitled to receive notice of and to vote at the special meeting or any adjournment or postponement of the special meeting. Whether or not you plan to attend the special meeting in person, please submit your proxy or, in the event that you hold your shares through a bank, brokerage firm or other nominee, your separate voting instructions as soon as possible. You can vote your shares prior to the special meeting by telephone, on the internet, or by mail with a proxy card, in each case, in accordance with the instructions on the proxy card. Voting by any of these methods will ensure that you are represented at the special meeting even if you are not present in person. Submitting your proxy before the special meeting will not preclude you from voting in person at the special meeting should you decide to attend.

A list of stockholders entitled to vote at the special meeting will be available for examination, for any purpose relevant to the special meeting, at our main offices located at One Targeting Centre, Windsor, CT 06095, during ordinary business hours for at least ten days prior to the special meeting, as well as at the special meeting.

Your vote is very important, regardless of the number of shares of ADVO common stock you own. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting. The proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares present in person at the special meeting or represented by proxy and entitled to vote thereon.

If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of the adoption of the merger agreement, and in favor of the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies, and in accordance with the best judgment of the persons appointed as proxies on any other matters properly brought before the meeting for a vote. If you fail to return your proxy card, your shares of ADVO common stock will not be counted for the purposes of determining whether a quorum is present, and your shares will have the same effect as a vote against the adoption of the merger agreement. Not returning your proxy will have the same effect as an abstention on the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies.

You may revoke a proxy at any time prior to its exercise at the special meeting. You may do so by executing and returning a proxy card dated later than the previous one, by properly submitting a later proxy by telephone or on the internet, by attending the special meeting and casting your vote by ballot at the special meeting or by delivering a written revocation dated after the date of the proxy that is being revoked to ADVO, Inc., One Targeting Centre, Windsor, CT 06095, Attention: Corporate Secretary, prior to the closing of the polls for the vote at the special meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies. If your bank or brokerage firm allows you to vote by telephone or on the internet, you may be able to change your vote by voting again by telephone or the internet.

By Order of the Board of Directors

Stephen L. Palmer

Corporate Secretary

Windsor, Connecticut

August 10, 2006

i

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS	48

MARKET PRICE OF ADVO COMMON STOCK AND DIVIDEND INFORMATION	50

FUTURE STOCKHOLDER PROPOSALS	51

WHERE YOU CAN FIND MORE INFORMATION	52

ANNEXES

Annex A Agreement and Plan of Merger
Annex B Opinion of Citigroup Global Markets Inc.
Annex C Section 262 of the Delaware General Corporation Law

ii

SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement about the proposed merger and may not contain all of the information that is important to you as an ADVO stockholder. Accordingly, we encourage you to read carefully this entire proxy statement, including the annexes, and the other documents to which we refer you. We have included section references to direct you to a more complete description of the topics contained in this summary.

Unless we otherwise indicate or unless the context requires otherwise: all references in this document to the “company,” “we,” “our,” and “us” refer to ADVO, Inc. and its subsidiaries; all references to “Valassis” refer to Valassis Communications, Inc.; and all references to “Acquisition Sub” refer to Michigan Acquisition Corporation, a wholly owned subsidiary of Valassis.

•	The Merger (page 14)

If the merger is completed, Acquisition Sub will be merged with and into ADVO, and ADVO will survive the merger and continue to exist after the merger as a wholly owned subsidiary of Valassis. As a result of the merger, you will no longer have an ownership interest in ADVO, and your shares of ADVO common stock will be converted into the right to receive the merger consideration.

•	Merger Consideration (page 35)

In the merger, you will receive $37.00 in cash for each share of ADVO common stock you hold immediately prior to the merger, unless you do not vote in favor of the merger and you otherwise properly perfect your appraisal rights under Delaware law. No interest will be paid on the merger consideration.

•	Rights of Option Holders and Holders of Restricted Stock (page 36)

If the merger is completed, each outstanding option to purchase shares of ADVO common stock, including any options held by ADVO directors and executive officers, whether or not vested, will vest and be converted into the right to receive an amount in cash (less any applicable withholding of taxes) equal to the product of (a) the number of shares of ADVO common stock subject to the option times (b) the excess, if any, of $37.00 over the per share exercise price of the option. At the effective time of the merger, each outstanding and unvested share of ADVO restricted stock, including those held by our directors and executive officers, will vest and no longer be subject to any restrictions.

•	Conditions to the Completion of the Merger (page 44)

The completion of the merger depends on a number of conditions being satisfied or waived, including adoption of the merger agreement by the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting, as well as receipt of regulatory approvals for the merger.

We currently expect to complete the merger shortly after adoption of the merger agreement at the special meeting, but we cannot be certain when or if the conditions will be satisfied or waived.

•	Termination of the Merger Agreement (page 45)

The merger agreement may be terminated in certain circumstances by ADVO or Valassis. If the merger agreement is terminated under certain circumstances, we will have to pay a termination fee of $38 million either upon termination or upon the completion by ADVO of a different business combination. If the merger agreement is terminated under certain circumstances, Valassis may also be entitled to reimbursement of certain expenses which it incurred up to a maximum of $10 million.

•	Board of Directors’ Recommendation (page 16)

Our board of directors has unanimously approved the merger agreement and has unanimously determined that the merger, the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of ADVO and its stockholders, and recommends that you vote FOR the adoption of the merger agreement at the special meeting. Our board of directors also recommends that you vote FOR the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies. No other business is presently scheduled to come before the special meeting.

•	Opinion of Our Financial Advisor (page 18)

In connection with the merger, Citigroup Global Markets Inc., which we refer to as Citigroup, our financial advisor, delivered to our board of directors a written opinion that, as of the date of the opinion and subject to the various assumptions, qualifications and limitations set forth therein, the merger consideration to be received by holders of ADVO common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. The full text of the written opinion, dated July 5, 2006, of Citigroup, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference in its entirety into this proxy statement. Holders of ADVO common stock are encouraged to read the opinion carefully in its entirety. Citigroup provided its opinion to our board of directors to assist the board of directors in its evaluation of the merger consideration from a financial point of view. The opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the merger.

•	Interests of ADVO’s Directors and Executive Officers in the Merger (page 28)

Some of the directors and executive officers of ADVO may have financial interests in the merger that are different from, or are in addition to, the interests of stockholders of ADVO. These interests may include rights of executive officers under employment or severance agreements with ADVO, rights under stock-based benefit programs and stock-based awards of ADVO common stock, and rights to continued indemnification and insurance coverage after the merger for acts or omissions occurring prior to the merger. The ADVO board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby. Assuming that the effective time occurs on September 29, 2006, at the effective time, the directors and executive officers will vest in respect of 658,833 stock options and 180,966 restricted shares in the aggregate.

•	Material U.S. Federal Income Tax Consequences (page 26)

The receipt of cash for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local or foreign income or other tax laws). For U.S. federal income tax purposes, a holder of shares of our common stock generally will recognize gain or loss equal to the difference between (1) the amount of cash received in exchange for such shares and (2) the holder’s adjusted tax basis in such shares. Stockholders are urged to consult their tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the merger.

•	Appraisal Rights (page 29)

Under Section 262 of the Delaware General Corporation Law, which we refer to as the DGCL, in the event the merger is completed and you do not vote to adopt the merger agreement and you comply with the other statutory requirements of the DGCL (including making a written demand for appraisal in compliance with the DGCL before the vote on the proposal to adopt the merger agreement at the special meeting), you may elect to receive, in cash, the judicially determined fair value of your shares of our common stock, with interest, in lieu of the merger consideration. The fair value of your shares of ADVO common stock as determined in accordance with Delaware law may be more or less than or the same as the merger consideration to be paid to stockholders in the merger. Annex C to this proxy statement contains the full text of Section 262 of the DGCL, which relates to appraisal rights. We encourage you to read Annex C carefully and in its entirety. Failure to follow all of the steps required by Section 262 of the DGCL will result in the loss of your appraisal rights.

•	Regulatory and Other Governmental Approvals (page 27)

The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules (the “HSR Act”) provide that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice (“Antitrust Division”) and certain waiting period requirements have been satisfied. We and Valassis filed our respective Notification and Report Forms with the Antitrust Division and the Federal Trade Commission on July 19, 2006, and accordingly, the waiting period will expire on August 18, 2006, unless a request is made for additional information or documentary material.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q.	Why am I receiving this proxy statement?

A.	You are receiving this proxy statement because you are a stockholder of ADVO, Inc., which we also refer to as ADVO. On July 5, 2006, ADVO entered into a merger agreement with Valassis Communications, Inc., which we refer to as Valassis, and Michigan Acquisition Corporation, a wholly owned subsidiary of Valassis, which we refer to as Acquisition Sub. The merger agreement provides for the acquisition of ADVO by Valassis by means of the merger of Acquisition Sub with and into ADVO. If the merger is completed, ADVO will become a wholly owned subsidiary of Valassis. A copy of the merger agreement, as it may be amended from time to time, is attached to this proxy statement as Annex A.

In order to complete the merger, among other things, our stockholders must vote to adopt and approve the merger agreement. We are holding a special meeting of stockholders to obtain this approval.

Q.	When and where is the special meeting of our stockholders?

A.	The special meeting of stockholders will take place on September 13, 2006, at 10:00 AM Eastern Time, at the Company’s corporate headquarters, One Targeting Centre, Windsor, Connecticut.

Q.	What matters will I be asked to vote on at the special meeting?

A.	At the special meeting, you will be asked:

•	to consider and vote upon a proposal to adopt the merger agreement;

•	to approve the adjournment or postponement of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement; and

•	to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Q.	How does the board of directors of ADVO recommend that I vote on the proposals?

A.	Our board of directors recommends that you vote:

•	FOR the proposal to adopt the merger agreement; and

•	FOR the adjournment or postponement of the meeting, if necessary, to solicit additional proxies.

Q.	What will I receive in exchange for my shares of ADVO common stock?

A.	If we complete the merger, you will have the right to receive $37.00 in cash for every share of our common stock that you own unless you do not vote in favor of the merger and you properly perfect your appraisal rights under Delaware law. No interest will be paid on the merger consideration.

Q.	What is a quorum?

A.	A quorum of the holders of the issued and outstanding shares of ADVO common stock must be present for the special meeting to be held. A quorum is present if the holders of one-third of our issued and outstanding shares of common stock entitled to vote are present at the meeting, either in person or represented by proxy. Abstentions are counted as present for the purpose of determining whether a quorum is present.

Q.	What vote is required to adopt the merger agreement?

A.	In order to adopt the merger agreement, holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting must vote FOR such proposal. Each share of our common stock is entitled to one vote.

Q.	What vote is required to adjourn or postpone the special meeting, if necessary, to solicit additional proxies at the special meeting?

A.	In order to approve the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies, holders of a majority of the shares of our common stock that are present at the special meeting and that are voted and do not abstain must vote FOR the proposal to adjourn or postpone the special meeting.

Q.	How are votes counted?

A.	For the proposal relating to the adoption of the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will have the same effect as votes cast AGAINST the proposal relating to adoption of the merger agreement, and will count for the purpose of determining whether a quorum is present. Stockholders as of the close of business on the record date holding at least a majority of the issued and outstanding shares of our common stock must vote FOR the adoption of the merger agreement for us to complete the merger.

For the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not count as votes cast on the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies, but will count for the purpose of determining whether a quorum is present. The proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of holders representing a majority of the votes of our shares of common stock that are present at the special meeting and entitled to vote and that are voted and do not abstain. As a result, if you ABSTAIN, it will have no effect on the vote for the adjournment or postponement of the special meeting, if necessary, to solicit additional proxies.

If you sign your proxy card without indicating your vote, your shares will be voted FOR the adoption of the merger agreement, FOR adjournment or postponement of the special meeting, if necessary, to solicit additional proxies, and in accordance with the best judgment of the persons appointed as proxies on any other matters properly brought before the meeting for a vote. No other business is presently scheduled to come before the special meeting.

A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes count for the purpose of determining whether a quorum is present, but will NOT count as votes cast on a proposal. As a result, broker non-votes will have the effect of a vote AGAINST the adoption of the merger agreement. Broker non-votes will have no effect on the vote for the adjournment or postponement of the meeting, if necessary, to solicit additional proxies.

Q.	Who may vote at the special meeting?

A.	Owners of our common stock at the close of business on August 4, 2006, the record date for the special meeting, are entitled to vote. This includes shares you held on that date (1) directly in your name as the stockholder of record and (2) through a broker, bank or other holder of record where the shares were held for you as the beneficial owner. A list of stockholders of record entitled to vote at the special meeting will be available at our offices located at One Targeting Centre, Windsor, Connecticut, during ordinary business hours for ten days prior to the special meeting, as well as at the special meeting.

Q.	How many shares can vote?

A.	On the record date for the special meeting, there were 31,784,280 shares of our common stock outstanding, with each share entitled to one vote for each matter to be voted on at the special meeting.

Q.	How do I vote?

A.	Since many stockholders are unable to attend the special meeting in person, we send proxy cards to all stockholders of record to enable them to direct the voting of their shares. Brokers, banks and nominees generally solicit voting instructions from the beneficial owners of shares held by them and typically offer telephonic or electronic means by which these instructions can be given, in addition to the traditional mailed voting instruction cards. If you beneficially own shares held through a broker, bank or other nominee, you may submit voting instructions by telephone or on the internet if the firm holding your shares offers these voting methods. Please refer to the voting instructions provided by your broker, bank or nominee for information.

Q.	What does it mean if I get more than one proxy card?

A.	If you have shares of our common stock that are registered separately and are in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that ALL of your shares are voted.

Q.	How will my proxy vote my shares?

A.	The designated proxy holders will vote according to the instructions you submit on your proxy card. If you sign and return your card but do not indicate your voting instructions on one or more of the matters listed, the proxy holders will vote all uninstructed shares FOR the adoption of the merger agreement, FOR the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies, and in accordance with the judgment of the designated proxy holders on any other matters properly brought before the special meeting for a vote. No other business is presently scheduled to come before the special meeting.

Q.	If my shares are held in “street name” by my bank, brokerage firm or other nominee, will my bank, broker or nominee automatically vote my shares for me?

A.	No. Your bank, brokerage firm or nominee cannot vote your shares without instructions from you. You should instruct your bank, brokerage firm or nominee as to how to vote your shares, following the instructions contained in the voting instruction card that your bank, broker or nominee provides to you. Failing to instruct your bank, brokerage firm or nominee to vote your shares will have the same effect as a vote AGAINST the merger.

Q.	Can I change my vote?

A.	You may revoke your proxy at any time before it is voted at the special meeting. If you are the holder of record of your shares, you may revoke your proxy prior to the vote at the special meeting in any of three ways:

•	by delivering a written revocation dated after the date of the proxy that is being revoked to ADVO, Inc., One Targeting Centre, Windsor, Connecticut, Attention: Corporate Secretary;

•	by delivering a proxy dated later than your original proxy relating to the same shares to our Corporate Secretary by mail, telephone or on the internet; or

•	by attending the special meeting and voting in person by ballot.

However, if you hold your shares in “street name,” simply attending the special meeting may not constitute revocation of a proxy. If your shares are held in “street name”, you should follow the instructions of your broker, bank or other nominee regarding revocation or change of proxies. If your broker, bank or other nominee allows you to submit a proxy by telephone or through the internet, you may be able to change your vote by submitting a new proxy by telephone or through the internet.

Q.	Can I vote in person at the special meeting?

A.	If you submit a proxy or voting instructions you do not need to vote at the special meeting. However, we will pass out written ballots to any stockholder of record or authorized representative of a stockholder of record who wants to vote in person at the special meeting rather than by proxy. Voting in person will revoke any proxy previously given if you are a stockholder of record. If you hold your shares through a broker, bank or nominee, you must obtain a proxy from your broker, bank or nominee to vote in person.

Q.	Who can attend the special meeting?

A.	All stockholders of record on the record date for the special meeting can attend. In order to be admitted to the meeting, you will need to bring proof of identification. Please note that if you hold shares in “street name” (that is, through a broker, bank or other nominee) and would like to attend the special meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of our common stock as of the close of business on August 4, 2006. Alternatively, in order to vote, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the special meeting.

Q.	Should I send in my stock certificates now?

A.	No. Please do not send any stock certificates with your proxy card. After we complete the merger, you will receive written instructions for returning your ADVO stock certificates. These instructions will tell you how and where to send your ADVO stock certificates in order to receive the merger consideration.

Q.	When do you expect to complete the merger?

A.	We currently expect to complete the merger shortly after adoption of the merger agreement at the special meeting, but we cannot be certain when or if the conditions will be satisfied or waived.

Q.	Who can help answer my questions about the special meeting or the merger?

A.	If you have questions about the special meeting or the merger after reading this proxy statement, you should contact our proxy solicitor, Mellon Investor Services LLC, at 1-866-768-4962.

FORWARD-LOOKING STATEMENTS

This proxy statement contains statements that are not historical facts and that are considered “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Typically, we identify these forward-looking statements with words like “expect,” “intend,” “may,” “might,” “should,” “believe,” “anticipate,” “expect,” “estimate,” or similar expressions. We and our representatives may also make similar forward-looking statements from time to time orally or in writing.

These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. They are based on currently available information and current expectations and projections about future events. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to the following:

•	we may be unable to obtain the required stockholder approval for the merger at the special meeting;

•	we may be unable to obtain the necessary regulatory approvals for the merger in a timely matter or at all, or we may be able to obtain such approvals only by agreeing to conditions that would not be acceptable to Valassis;

•	the conditions to the closing of the merger may not be satisfied, or the merger agreement may be terminated prior to closing;

•	disruptions and uncertainty resulting from our proposed merger may make it more difficult for us to maintain relationships with other customers, employees or suppliers, and as a result our business may suffer;

•	the restrictions on our conduct prior to closing contained in the merger agreement may have a negative effect on our flexibility and our business operations;

•	governmental regulation or legislation affecting aspects of ADVO’s business may be enacted;

•	general changes in customer demand and pricing may occur;

•	the retail sector may experience further consolidation;

•	economic and political conditions may impact advertising spending and ADVO’s distribution system, postal and paper prices;

•	the efficiencies expected from technology upgrades may not be achieved;

•	interest rates and other general economic factors may fluctuate;

•	the merger may involve unexpected costs or unexpected liabilities; and

•	additional factors discussed in our Annual Report on Form 10-K for the fiscal year ended September 24, 2005, under the headings “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and “Quantitative and Qualitative Discussions About Market Risk.”

These factors may not be all of the factors that could cause actual results to differ materially from those discussed in any forward-looking statements. Our company operates in a continually changing business environment and new factors emerge from time to time. We cannot predict all such factors nor can we assess the impact, if any, of such factors on our financial position or our results of operations. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results.

The forward-looking statements in this proxy statement speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

THE COMPANIES

ADVO, Inc.

ADVO, Inc. is a direct mail media company primarily engaged in soliciting and processing printed advertising from retailers, manufacturers and service companies for targeted distribution by both shared and solo mail, as well as private carrier delivery, to consumer households in the United States and Canada on a national, regional and local basis. ADVO’s network reaches over 114 million households with its ShopWise® shared mail advertising and the ADVO National Network Extension (A.N.N.E.) program.

ADVO satisfies clients of all types and sizes with customized targeting solutions for their marketing communication needs. Founded in 1929 as a hand delivery company, ADVO entered the direct mail industry as a solo mailer in 1946 and began its shared mail program in 1980. ADVO currently is the largest commercial user of standard mail (formerly third-class mail) in the United States.

ADVO competes primarily with newspapers, direct mail companies, periodicals and other local distribution entities for retail advertising expenditures. ADVO believes that its insert advertising programs, targeting technology and logistics capabilities enable advertisers seeking superior return on investment to target advertisements to specific customers or geographic areas and deliver their printed advertising directly to consumers most likely to respond.

ADVO distributes the “Have you Seen Me?®” missing child card with each ShopWise® package. This public service program has been responsible for safely recovering 142 children. The program was created in partnership with the National Center for Missing and Exploited Children and the U.S. Postal Service in 1985.

ADVO’s principal executive offices are located at One Targeting Centre, Windsor, Connecticut 06095, and its telephone number is (860) 285-6100.

Valassis Communications, Inc.

Valassis Communications, Inc. offers a wide range of marketing services to consumer packaged goods manufacturers, retailers, technology companies and other customers with operations in the United States, Europe, Mexico and Canada. Valassis’ products and services portfolio includes: newspaper-delivered promotions and advertisements such as inserts, sampling, polybags and on-page advertisements; direct-to-door advertising and sampling; direct mail; Internet-delivered marketing; loyalty marketing software; coupon and promotion clearing; and promotion planning and analytic services. Valassis is committed to providing innovative marketing solutions to maximize the efficiency and effectiveness of promotions for its customers.

Valassis’ principal executive offices are located at 19975 Victor Parkway, Livonia, Michigan 48152, and its telephone number is (734) 591-3000.

Michigan Acquisition Corporation

Michigan Acquisition Corporation, which we refer to as Acquisition Sub, is a wholly owned subsidiary of Valassis organized under the laws of Delaware. It was formed solely for the purposes of effecting the merger, has no assets, and has conducted no business operations.

THE SPECIAL MEETING

This proxy statement is being furnished to ADVO stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held at 10:00 AM, Eastern Time, on September 13, 2006, at the Company’s corporate headquarters, One Targeting Centre, Windsor, Connecticut.

Matters To Be Considered

The purpose of the special meeting will be:

•	to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, as it may be amended from time to time, which we refer to as the merger agreement, by and between ADVO, Inc., which we refer to as ADVO, Valassis Communications, Inc., which we refer to as Valassis and Michigan Acquisition Corporation, a wholly owned subsidiary of Valassis, which we refer to as Acquisition Sub, pursuant to which ADVO will become a wholly owned subsidiary of Valassis;

•	to consider and vote upon a proposal to approve the adjournment or postponement of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement; and

•	to transact any other business that may properly come before the special meeting of stockholders or any adjournment or postponement thereof. No other business is presently scheduled to come before the special meeting.

A copy of the merger agreement is attached as Annex A to this proxy statement.

Record Date; Stock Entitled to Vote; Quorum

The holders of record of our common stock as of the close of business on the record date for the special meeting, which was August 4, 2006, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 31,784,280 shares of our common stock outstanding. Each share of common stock outstanding on the record date is entitled to one vote for each matter to be voted on at the special meeting.

The holders of one-third of the shares of our common stock that were outstanding on the record date, present in person or represented by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of our common stock held in treasury by us or by any of our subsidiaries are not considered to be outstanding for purposes of determining a quorum, and may not vote at the special meeting. In accordance with Delaware law, abstentions and properly executed broker non-votes will be counted as shares present and entitled to vote for the purposes of determining a quorum.

Required Vote

Each share of our common stock that was outstanding on the record date for the special meeting entitles the holder to one vote at the special meeting. Completion of the merger requires the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Because the vote is based on the number of shares of our outstanding common stock rather than on the number of votes cast, failure to vote your shares, and votes to abstain, will have the same effect as votes against adoption of the merger agreement. Accordingly, the ADVO board of directors urges you to complete, date, sign and return the enclosed proxy card, or to submit your proxy by telephone or the internet, as outlined on the enclosed proxy card, or, in the event that you hold your shares through a bank, broker or other nominee, to vote by following the separate voting instructions received from your bank, broker or nominee.

Voting By Proxy; Revocability of Proxy

Each copy of this document mailed to our stockholders is accompanied by a proxy card and a self-addressed envelope.

If you are a registered stockholder, that is, if you are a “holder of record,” you may submit your proxy in any of the following three ways:

•	by completing, dating, signing and returning the enclosed proxy card by mail;

•	by appointing a proxy to vote your shares by telephone or on the internet, as outlined on the enclosed proxy card; or

•	by appearing and voting in person by ballot at the special meeting.

Regardless of whether you plan to attend the special meeting, you should submit your proxy as described above as promptly as possible. Submitting your proxy before the special meeting will not preclude you from voting in person at the special meeting should you decide to attend.

If you hold your shares of ADVO common stock in a stock brokerage account or through a bank, brokerage firm or nominee, or in other words in “street name,” you must vote in accordance with the instructions on the voting instruction card that your bank, brokerage firm or nominee provides to you. You should instruct your bank, brokerage firm or nominee as to how to vote your shares, following the directions contained in the voting instruction card. If you hold shares in street name, you may submit voting instructions by telephone or on the internet if the firm holding your shares offers these voting methods. Please refer to the voting instructions provided by your bank, brokerage firm or nominee for information.

If you vote your shares of our common stock by signing a proxy, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your shares of our common stock will be voted FOR the adoption of the merger agreement and FOR the adjournment or postponement of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement, and in accordance with the best judgment of the persons appointed as proxies on any other matters properly brought before the meeting for a vote. If you submit your proxy by internet or telephone, your shares will be voted at the special meeting as instructed.

You may revoke your proxy at any time before the proxy is voted at the special meeting. If you are a holder of record, you may revoke your proxy prior to the vote at the special meeting in any of three ways:

•	by delivering a written revocation dated after the date of the proxy that is being revoked to ADVO, Inc., One Targeting Centre, Windsor, CT 06095, Attention: Corporate Secretary;

•	by delivering a proxy dated later than your original proxy relating to the same shares to our Corporate Secretary by mail, telephone or on the internet; or

•	by attending the special meeting and voting in person by ballot.

However, if you hold your shares in “street name,” simply attending the special meeting may not constitute revocation of a proxy. If your shares are held in “street name” by your bank, brokerage firm, or other nominee, you should follow the instructions of your bank, brokerage firm or other nominee regarding revocation or change of voting instructions. If your bank, brokerage firm or other nominee allows you to submit voting instructions by telephone or through the internet, you may be able to change your vote by telephone or through the internet.

Abstaining from Voting

If you abstain from voting, it will have the following effects:

•	Your shares will be counted as present for determining whether or not there is a quorum at the special meeting.

•	Because the merger agreement must be approved by the holders of a majority of the shares of our outstanding common stock rather than of the number of votes cast, abstentions will have the same effect as votes AGAINST adoption of the merger agreement.

•	Abstentions will not be counted in determining whether or not any proposal to adjourn or postpone the special meeting is approved.

A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes count for the purpose of determining whether a quorum is present, but will not count as votes cast on a proposal. As a result, broker non-votes will have the effect of a vote AGAINST the adoption of the merger agreement. Broker non-votes will have no effect on the vote for the adjournment or postponement of the meeting, if necessary, to solicit additional proxies.

Voting in Person

If you submit a proxy or voting instructions you do not need to vote in person at the special meeting. However, we will pass out written ballots to any stockholder of record or authorized representative of a stockholder of record who wants to vote in person at the special meeting rather than by proxy. Voting in person will revoke any proxy previously given if you are a stockholder of record. If you hold your shares through a broker, bank or other nominee, you must obtain a legal proxy from your broker, bank or nominee authorizing you to vote your shares in person, which you must bring with you to the special meeting.

In order to be admitted to the meeting, you will need to bring proof of identification. Please note that if you hold shares in “street name” (that is, through a broker, bank or other nominee) and would like to attend the special meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of our common stock as of the close of business on August 4, 2006.

Shares Owned by ADVO Directors and Executive Officers

As of the record date, our executive officers and directors owned of record an aggregate of approximately 497,275 shares of our common stock (excluding options), representing approximately 1.6% of the outstanding shares of our common stock.

Solicitation of Proxies

Our board of directors is soliciting proxies for use at the special meeting from our stockholders. We will pay the costs of soliciting proxies for the special meeting. In addition to this mailing, our officers, directors and employees may solicit proxies by telephone, by mail, on the internet or in person. However, they will not be paid any additional amounts for soliciting proxies. We have also engaged Mellon Investor Services LLC to assist in the solicitation of proxies and to verify records relating to the solicitation. Mellon Investor Services LLC will receive a fee of approximately $9,000 and will be reimbursed for certain expenses, and we will indemnify Mellon Investor Services LLC against certain losses arising out of its proxy solicitation services on our behalf. We and our proxy solicitors will also request that individuals and entities holding ADVO shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and we will reimburse those holders for their reasonable expenses in performing those services.

Other Business; Adjournments

We are not aware of any other business to be acted upon at the special meeting. If, however, other matters are properly brought before the special meeting, your proxies will have discretion to vote or act on those matters according to their best judgment, and intend to vote the shares as our board of directors may recommend.

The special meeting may be adjourned from time to time, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting. In addition, if the adjournment or postponement of the special meeting is for more than 30 days or if after the adjournment or postponement a new record date is fixed for an adjourned or postponed meeting, notice of the adjourned meeting must be given to each stockholder of record entitled to vote at such special meeting. If a quorum is not present at the special meeting, stockholders may be asked to vote on a proposal to adjourn or postpone the special meeting to solicit additional proxies. If a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the other proposal(s), holders of common stock may also be asked to vote on a proposal to approve the adjournment or postponement of the special meeting to permit further solicitation of proxies.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Mellon Investor Services LLC, at 1-866-768-4962.

THE MERGER

Background of the Merger

ADVO’s board of directors has from time to time engaged with senior management and outside advisors in strategic reviews, and has considered ways to enhance ADVO’s performance and prospects in light of competitive and other relevant developments. These reviews have also included periodic discussions with respect to potential transactions that would further ADVO’s strategic objectives, and the potential benefits and risks of those transactions.

In September 2005, Mr. Alan F. Schultz, Chairman and Chief Executive Officer of Valassis, called Mr. S. Scott Harding, Chief Executive Officer of ADVO, to introduce himself. During this conversation, Mr. Harding suggested that members of senior management of each company meet to discuss their respective capabilities to determine whether there were potential strategic alliances that would be in the interests of both companies. On November 14, 2005, members of Valassis’ senior management met with members of ADVO’s senior management at Valassis’ headquarters in Livonia, Michigan. Following this meeting, Mr. Robert L. Recchia, Executive Vice President, Chief Financial Officer and Treasurer of Valassis, called Mr. Jeffrey E. Epstein, Executive Vice President—Chief Financial Officer of ADVO, to express Valassis’ interest in discussing a potential business combination of the two companies. Mr. Harding notified ADVO’s board of directors regarding Valassis’ interest.

On November 22, 2005, ADVO and Valassis executed a mutual non-disclosure agreement, which included a two-year standstill precluding either party, without the written approval of the other party’s board of directors, from, among other things, making any proposal to acquire the other company, subject to certain exceptions. In December 2005, ADVO retained Citigroup Global Markets Inc. (“Citigroup”) as its financial advisor. On December 8, 2005, ADVO’s board of directors reviewed with Citigroup and management ADVO’s strategic opportunities and the status of the discussions with Valassis. On December 12, 2005, members of ADVO’s senior management met with members of senior management of Valassis at ADVO’s headquarters in Windsor, Connecticut. Immediately following that meeting, Mr. Schultz requested that ADVO consider a possible “merger of equals” transaction. On January 6, 2006, Messrs. Harding, Epstein, Schultz and Recchia met to discuss further the possibility of a merger of equals transaction, and the potential synergies that would be available in such a business combination.

At a meeting of the ADVO board of directors on January 26, 2006, the board of directors reviewed ADVO’s strategic alternatives with the assistance of Citigroup, including a possible merger of equals transaction with Valassis. On February 6, 2006, members of the senior management teams of ADVO and Valassis, as well as their financial advisors, met to review each company’s long-range plans, business strategies, operations, prospects and other related topics. ADVO also engaged a consulting firm to study Valassis’ business. On March 6, 2006, ADVO’s board of directors reviewed the benefits and risks of a potential stock-for-stock merger of equals business combination and determined not to pursue it. Following the board of directors meeting, Mr. Harding called Mr. Schultz to advise him of the board of directors’ decision to end further discussions.

On March 29, 2006, Mr. Schultz met Mr. Harding and delivered a letter that he was also sending to each of the directors of ADVO, requesting permission under the mutual non-disclosure agreement for Valassis to make a proposal to acquire ADVO in a fully-financed, all cash transaction. The letter stated that Valassis anticipated that the proposal would include a cash price in the range of $38-$40 per share, representing a 19.3%—25.6% premium to ADVO’s closing price of $31.85 on March 28, 2006.

ADVO’s board of directors reviewed Valassis’ letter at a meeting on April 7, 2006. At such meeting, the board of directors formed a special committee, consisting of Mr. John Mahoney, Non-Executive Chairman of the Board, Mr. David Dyer, Ms. Bobbie Gaunt and Mr. Howard Newman, to oversee the response to Valassis’ proposal. The board of directors determined that all directors should be given notice of special committee meetings to enable them to participate if they were available. On April 14, 2006, the special committee met to discuss the retention of financial and legal advisers to the board of directors. Thereafter, Wachtell, Lipton, Rosen & Katz was retained as special counsel to the board of directors, and Citigroup was confirmed as financial advisor.

At its regular board of directors meeting on May 3-4, 2006, ADVO’s board of directors discussed the proposal from Valassis, ADVO’s strategic alternatives and the board of directors’ duties and responsibilities with ADVO’s management and its legal and financial advisors. At the conclusion of these meetings, ADVO’s board of directors determined to approve a limited waiver to the mutual non-disclosure agreement to enable Valassis to make a non-public, fully financed proposal for a cash acquisition, and authorized ADVO to permit Valassis to engage in further due diligence. On May 4, 2006, Mr. Harding delivered a letter and called Mr. Schultz advising him of the board of directors’ determinations, and stated that ADVO would be establishing an electronic data room for due diligence. The letter also expressed the board of directors’ expectation that Valassis’ confirmatory due diligence and further discussions regarding synergy opportunities would result in even higher values for ADVO’s stockholders than the range specified in Valassis’ March 29th letter. Mr. Harding also stated that ADVO expected that Valassis’ proposal, including detailed terms and conditions and evidence of financing, would be delivered to ADVO by no later than June 2, 2006. Mr. Schultz advised Mr. Harding by telephone that he expected Valassis would be able to meet this timetable for delivering its proposal. Valassis and its advisors began their due diligence the week of May 15, 2006 following the opening of the electronic data room.

On May 16, 2006, the special committee of the ADVO board of directors met to consider contacting additional parties to solicit their interest in a potential acquisition of ADVO. Following discussion with its legal and financial advisors, the special committee authorized Citigroup to contact a targeted list of four potential strategic acquirors and two potential financial acquirors considered most likely to have an interest in an acquisition of ADVO. Over the next three weeks, Citigroup contacted these six parties, and ADVO made management presentations to two of these parties which had executed confidentiality agreements.

On May 18, 2006, members of the senior management teams of ADVO and Valassis, as well as their respective financial and legal advisors and representatives of a potential equity financing source for Valassis, met in New York. ADVO’s management gave presentations and provided information relating to ADVO’s operations, finances and other related topics. Following the management presentation, Messrs. Schultz and Harding met to discuss Mr. Harding’s potential role in a combined company. On May 22 and 30, 2006, the special committee met to receive updates on the status of discussions with Valassis and the two other parties which were interested in exploring discussions regarding a potential acquisition of ADVO.

On June 2, 2006, Valassis submitted a non-binding written proposal to acquire ADVO for $35.25 in cash per share. Valassis also provided a written financing commitment from Bear Stearns & Co., Inc., Valassis’ financial advisor, and a form of merger agreement.

ADVO’s board of directors met to discuss the proposal on June 5, 2006. A representative of Citigroup discussed the financial aspects of the proposal, noting that the proposal represented a discount from the range initially indicated by Valassis in its March 29th letter, although it represented a premium of approximately 33% to the most recent closing price of ADVO common stock. After discussion, the board of directors, by a unanimous vote of the directors present, rejected the proposal and instructed Citigroup to so inform Valassis. Following the board of directors meeting, ADVO ended Valassis’ access to the electronic data room. The board of directors also concluded that the process with the two other interested parties should continue at least until they submitted an indicative range of value. Later that month, one of the two parties withdrew from the process without submitting an indication of value, and the other party gave a non-binding indication of value in the range of $35 per share in late June, subject to substantial further due diligence and obtaining private equity financing.

On June 10, 2006, Mr. Schultz met with Mr. Harding to discuss Valassis’ continued interest in an acquisition of ADVO. On June 12, 2006, Bear Stearns advised Citigroup that Valassis was prepared to increase its proposed offer to $36.25 in cash per share. On June 13, 2006, Mr. Schultz sent a letter to ADVO’s board of directors proposing to acquire ADVO for $36.25 in cash per share, which represented a 50% premium to ADVO’s closing stock price on the previous day. The offer was conditioned upon ADVO reopening its electronic data room, fulfilling outstanding due diligence requests and providing comments on the form of merger agreement that Valassis had submitted with its proposal on June 2nd.

ADVO’s board of directors met on June 15, 2006 to discuss the revised proposal with its financial and legal advisors. The board of directors determined to defer responding to the revised proposal until after its regularly scheduled board of directors meeting the following week, during which the board of directors would be considering ADVO’s long-term strategic plan. At its meeting on June 21-22, 2006, the ADVO board of directors reviewed ADVO’s long-term strategic plan and potential growth initiatives. The board of directors discussed the revised Valassis proposal with its financial and legal advisors, and instructed Citigroup to advise Bear Stearns that the board of directors had rejected the revised proposal.

On June 27, 2006, Bear Stearns advised Citigroup that Mr. Schultz requested a meeting with one or more members of the special committee. Accordingly, on June 30, 2006, Messrs. Mahoney and Harding met with members of senior management of Valassis and their respective advisors. During this meeting, Mr. Schultz stated that the best price that Valassis would be willing to pay would be $37.00 in cash per share of ADVO common stock. Mr. Mahoney stated that he would recommend to the ADVO board of directors that it accept this proposal, subject to satisfactory resolution of the terms and conditions of the merger agreement that would provide substantial certainty for closing a transaction. At a special committee meeting on June 30, 2006, the special committee discussed Valassis’ revised proposal with its legal and financial advisors and indicated it would support the $37.00 per share acquisition price assuming satisfactory completion of a definitive merger agreement as promptly as possible. Over the next several days, representatives of Wachtell, Lipton, Rosen & Katz and Kirkpatrick & Lockhart Nicholson Graham LLP, counsel for the board of directors and ADVO, respectively, negotiated the merger agreement with representatives of McDermott Will & Emery LLP, counsel for Valassis. During this same time, Mr. Schultz and Mr. Harding discussed various matters relating to Mr. Harding’s position with the company going forward and other employee matters. A draft merger agreement and other materials, including Citigroup’s financial presentation, were delivered to ADVO’s directors on July 3, 2006.

On July 5, 2006, ADVO’s board of directors met in New York with senior management and ADVO’s financial and legal advisors to review the proposed merger. A representative of Wachtell, Lipton, Rosen & Katz advised the board of directors regarding its duties and responsibilities and the material terms of the proposed merger agreement. Representatives of Citigroup gave a financial presentation and delivered Citigroup’s opinion as to the fairness, as of the date of the opinion, of the merger consideration, from a financial point of view, to ADVO’s stockholders subject to the assumptions, qualifications and limitations set forth therein. After discussion and consideration of the factors described under “The Merger—Recommendations of Our Board of Directors; Reasons for the Merger,” the ADVO board of directors unanimously approved the merger agreement and the transactions contemplated thereby.

Following the ADVO board of directors meeting, ADVO and Valassis executed the merger agreement and, prior to the opening of trading on the next day, publicly announced that they had entered into a definitive merger agreement.

Recommendation of Our Board of Directors; Reasons for the Merger

At its meeting on July 5, 2006, the board of directors of ADVO unanimously determined that the merger agreement is advisable and fair to, and in the best interests of, ADVO and its stockholders and approved the merger agreement and the transactions contemplated thereby, including the merger. Accordingly, the ADVO board of directors unanimously recommends that ADVO stockholders vote FOR adoption of the merger agreement at the special meeting and FOR the adjournment or postponement of the meeting, if necessary, to solicit additional proxies.

In reaching its decision to approve the merger agreement and to recommend that ADVO stockholders vote to adopt the merger agreement, the ADVO board of directors considered a number of factors, including the following material factors:

•	our board of directors’ understanding of and familiarity with, and discussions with our management regarding, the business, operations, management, financial condition, earnings and prospects of ADVO (as well as the risks involved in achieving those prospects and the risks and benefits of remaining independent);

•	our board of directors’ knowledge of the nature of the direct mail, media and retail industries, and of the current and prospective competitive, economic, regulatory and operational environment in those industries, including consolidation among retail customers;

•	the results of the process undertaken by our board of directors and its advisors to contact selected parties in the industry and financial parties to solicit their interest in an acquisition of ADVO, as described under “The Merger—Background of the Merger”;

•	the potential stockholder value that could be expected to be generated from the various strategic alternatives available to ADVO, including the alternatives of remaining independent and recapitalization or restructuring strategies;

•	the historical trading prices of our common stock, including the fact that the per share cash merger consideration of $37.00 represents a premium of 52.5% over $24.26 per share, which was the closing price of our common stock on July 5, 2006 (the last full trading day before the announcement of the execution of the merger agreement);

•	the financial presentation of Citigroup, including its opinion, dated July 5, 2006, to our board of directors that, as of the date of the opinion and subject to the various assumptions, qualifications and limitations set forth therein, the merger consideration to be received by holders of ADVO common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders, as more fully described below in “The Merger—Opinion of Our Financial Advisor”;

•	the fact that the merger consideration consists solely of cash and is not subject to any financing condition, providing ADVO stockholders with immediate liquidity and certainty of value;

•	the fact that Valassis has received a financing commitment from a large reputable financing source for the full amount of financing required to complete the merger;

•	the review by our board of directors with our management and legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement, including that the conditions to closing the merger are limited to ADVO stockholder approval, regulatory approvals and other customary conditions;

•	the obligation of Valassis to use its reasonable best efforts to obtain antitrust clearance, including agreeing, if necessary, to divest assets or businesses generating up to $60 million of revenue during its 2005 fiscal year;

•	the likelihood that the regulatory and stockholder approvals necessary to complete the merger will be obtained;

•	the ability of our board of directors under certain circumstances, pursuant to the terms of the merger agreement described below in “The Merger Agreement—Covenants”, to evaluate bona fide, unsolicited alternative acquisition proposals that may arise between the date of the merger agreement and the date of the special meeting, to furnish information and conduct negotiations with such third parties and, in certain circumstances, to terminate the merger agreement, subject to the payment to Valassis of the termination fee, and accept a superior acquisition proposal, consistent with our board of directors’ fiduciary obligations;

•	the belief that the $38 million termination fee that would be payable in connection with the termination of the merger agreement to enter into a superior proposal (which termination fee Valassis required as a condition of entering into the merger agreement, and which represents approximately 3% of the aggregate equity value of the transaction) was reasonable in the context of termination fees payable in other transactions and in light of the overall terms of the merger agreement, and that the termination fee would not preclude another party from making a competing proposal;

•	the reputation of Valassis for treating employees well, including its recognition by Fortune magazine for nine consecutive years as one of the 100 Best Companies to Work For; and

•	the availability of appraisal rights under Delaware law.

The ADVO board of directors also considered potential drawbacks or risks relating to the merger, including the following material risks and factors, but found that these potential risks were outweighed by the expected benefits of the merger:

•	the fact that the all-cash merger consideration would not allow our stockholders to participate in any future growth of ADVO’s business, and generally would be taxable to our stockholders;

•	the regulatory approvals required to complete the merger, and the uncertainties associated with obtaining those approvals;

•	the risks and costs to ADVO if the merger does not close, including the diversion of management and employee attention, and the effect on relationships with customers, suppliers and employees;

•	the risk that Valassis may terminate the merger agreement in certain circumstances, including if there is a material adverse effect on our business, financial condition or results of operations or if we do not perform our obligations under the merger agreement in all material respects; and

•	the possibility that the termination fee of $38 million payable if the merger agreement is terminated under certain circumstances may discourage a competing bid for ADVO.

Our board of directors also considered the interests that certain executive officers and directors of ADVO may have with respect to the merger in addition to their interests as stockholders of ADVO generally, as described in the section below entitled “The Merger—Interests of ADVO’s Directors and Executive Officers in the Merger.”

The foregoing discussion addresses the material information and factors considered by the ADVO board of directors in its consideration of the merger. In view of the variety of factors, the amount of information considered and the complexity of these matters, the board of directors did not find it practicable to, and did not attempt to, rank, quantify, make specific assessments of, or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the board of directors may have given different weights to different factors. Our board of directors considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination.

Opinion of Our Financial Advisor

Citigroup was retained by ADVO to act as financial advisor to the ADVO board of directors in connection with its review of a potential sale of ADVO. In connection with this engagement, at a meeting of the ADVO board of directors held on July 5, 2006 to evaluate the merger, Citigroup rendered its oral opinion, which was confirmed by delivery of a written opinion dated the same date, to ADVO’s board of directors, to the effect that, as of the date of the opinion and based upon and subject to the various assumptions, qualifications and limitations set forth in the opinion, the merger consideration to be received by holders of ADVO common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Citigroup’s opinion, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the review undertaken, is included as Annex B to this proxy statement. The summary of Citigroup’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of ADVO common stock are urged to read the Citigroup opinion carefully and in its entirety.

Citigroup’s opinion was limited solely to the fairness of the merger consideration from a financial point of view as of the date of the opinion. Neither Citigroup’s opinion nor the related analyses constituted a recommendation of the proposed merger to the ADVO board of directors. Citigroup makes no recommendation to any stockholder regarding how such stockholder should vote with respect to the merger.

In arriving at its opinion, Citigroup:

•	reviewed the merger agreement;

•	held discussions with certain senior officers and other representatives and advisors of ADVO and certain senior officers and other representatives and advisors of Valassis concerning the business, operations and prospects of ADVO;

•	examined certain publicly available business and financial information relating to ADVO;

•	examined certain financial forecasts and other information and data relating to ADVO, which were provided to or discussed with Citigroup by ADVO’s management;

•	reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things, current and historical market prices and trading volumes of ADVO common stock, and ADVO’s historical and projected earnings and other operating data, capitalization and financial condition;

•	considered, to the extent publicly available, the financial terms of certain other transactions which Citigroup considered relevant in evaluating the merger;

•	analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup considered relevant in evaluating those of ADVO; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citigroup deemed appropriate in arriving at its opinion.

In rendering its opinion, Citigroup assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and upon the assurances of ADVO’s management that they were not aware of any relevant information that was omitted or that remained undisclosed to Citigroup. With respect to financial forecasts and other information and data relating to ADVO provided to or otherwise reviewed by or discussed with Citigroup, Citigroup was advised by ADVO’s management that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of ADVO’s management as to the future financial performance of ADVO. Citigroup assumed, with ADVO’s consent, that the merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement. Citigroup did not make, and it was not provided with, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of ADVO, and did not make any physical inspection of the properties or assets of ADVO.

In connection with Citigroup’s engagement and at the direction of ADVO, Citigroup approached, and held discussions with, selected third parties to solicit indications of interest in the possible acquisition of ADVO, and Citigroup considered the results of this solicitation in its analysis. Citigroup expressed no view, and its opinion did not address, the relative merits of the merger as compared to any alternative business strategies that might exist for ADVO or the effect of any other transaction in which ADVO might engage. Citigroup’s opinion necessarily was based on information available to it, and financial, stock market and other conditions and circumstances existing and disclosed to Citigroup as of the date of the opinion.

In preparing its opinion, Citigroup performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying Citigroup’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citigroup arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Citigroup believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Citigroup considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of ADVO. No company, business or transaction used in those analyses as a comparison is identical to ADVO or the merger, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

The estimates contained in Citigroup’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Citigroup’s analyses are inherently subject to substantial uncertainty.

The type and amount of consideration payable in the merger was determined through negotiation between ADVO and Valassis, and the decision to enter into the merger agreement was solely that of the ADVO board of directors. Citigroup’s opinion was only one of many factors considered by the ADVO board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the ADVO board of directors or ADVO’s management with respect to the merger or the consideration payable in the merger.

The following is a summary of the material financial analyses presented to the ADVO board of directors in connection with Citigroup’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Citigroup’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Citigroup’s financial analyses.

Fifty-Two Week Trading Range

Citigroup reviewed the historical trading price for ADVO common stock during the 12-month period ended June 30, 2006, during which period the range of closing per share prices for ADVO common stock was $23.06 to $35.80. Citigroup noted that the merger consideration of $37.00 per share exceeded this range, and represented a premium of 50.3% over the closing per share price for ADVO common stock on June 30, 2006, which was $24.61, and premiums of 60.5% and 3.4%, respectively, over the low and high closing per share prices for ADVO common stock during the 12-month period ended June 30, 2006.

Citigroup also analyzed ADVO’s volume-weighted-average share price, or VWAP, over the three, six, twelve, and twenty-four month periods leading up to June 30, 2006. The following table summarizes Citigroup’s findings:

Volume-Weighted- Average Share Price
Past 3 Months	$28.82
Past 6 Months	$29.34
Past 12 Months	$29.02
Past 24 Months	$30.48

Citigroup noted that the merger consideration of $37.00 per share represented a premium to the three, six, twelve and twenty-four month VWAPs, and that approximately 97% of trading volume within the past twenty-four months occurred at prices below $37.00 per share.

Twelve Month Price Target Analysis

Citigroup examined the most recent 12-month price targets for ADVO common stock published by Wall Street research analysts and applied a 10% cost of equity discount rate to derive an implied equity value per share range of approximately $27.50 to $33.50 as of June 30, 2006. Citigroup noted that the merger consideration of $37.00 per share exceeded this range.

Comparable Companies Analysis

Citigroup compared financial, operating, stock market information and forecasted financial information for ADVO with selected publicly traded companies that operate in the marketing services sector. The selected comparable companies considered by Citigroup were:

•	Catalina Marketing Corporation

•	Harte-Hanks, Inc.

•	Valassis Communications, Inc.

Citigroup derived for ADVO and each of the comparable companies firm value as a multiple of, among other things, last twelve months, or LTM, earnings before interest, taxes, depreciation and amortization, or EBITDA, and estimated calendar year 2006 EBITDA. Citigroup calculated firm value as (a) equity value, based on the per share price and fully diluted shares outstanding as reflected in each company’s latest publicly available information, assuming the exercise of all in-the-money options, warrants and convertible securities outstanding, less the proceeds from such exercise; plus (b) non-convertible indebtedness; plus (c) non-convertible preferred stock; plus (d) minority interests; minus (e) investments in unconsolidated affiliates and cash and cash equivalents.

Citigroup also reviewed common share prices of ADVO and each of the comparable companies as a multiple of, among other things, LTM earnings per share, or EPS, and estimated calendar year 2006 EPS, commonly referred to as price-to-earnings, or P/E, multiples. For the comparable companies, Citigroup used common share prices as of the market close on June 30, 2006, and for ADVO, Citigroup used the closing share price of ADVO common stock as of June 30, 2006 and the per share merger consideration.

Historical financial information for the comparable companies was obtained from public filings. Estimated financial data for the selected companies were based on mean estimates as of June 30, 2006 from the Institutional Brokerage Estimate System, a data service that compiles Wall Street research analysts’ estimates. Estimated financial data for ADVO were based on estimates (a) prepared internally by ADVO’s management, referred to as the management estimates, and (b) obtained from selected Wall Street analysts’ reports as of June 30, 2006, referred to as the Wall Street estimates.

The following chart sets forth the multiples derived by Citigroup:

	Firm Value/ LTM EBITDA	Firm Value/ 2006E EBITDA	Share Price/ LTM EPS	Share Price/ 2006E EPS
Comparable Companies at June 30 Share Prices
Mean	8.7x	8.5x	18.1x	17.5x
Median	8.5x	8.5x	19.3x	18.0x
ADVO Estimates at June 30 Share Prices
ADVO Management Estimates	7.9x	6.4x	20.0x	17.1x
ADVO Wall Street Estimates	—	7.5x	—	18.0x
ADVO Estimates at Transaction Price
ADVO Management Estimates	11.7x	9.5x	30.1x	25.7x
ADVO Wall Street Estimates	—	11.0x	—	27.1x

E = Estimated

Citigroup noted that both the ADVO firm value to estimated 2006 EBITDA multiple at the transaction price and the ADVO share price to estimated 2006 EPS multiple at the transaction price, using either management estimates or Wall Street estimates, exceeded the average trading multiples for the comparable companies.

Based on the information for comparable companies, Citigroup derived a range for the implied equity value per share of ADVO common stock of approximately $23.00 to $28.50 using the Wall Street estimates and approximately $24.50 to $33.00 using management estimates. Citigroup noted that the merger consideration of $37.00 per share exceeded these derived ranges.

Premiums Paid Analysis

Citigroup reviewed publicly available information for 24 pending or completed negotiated (i.e., non-hostile), all-cash merger or acquisition transactions involving publicly traded companies announced since January 1, 2000 with transaction values between $1.0 billion and $1.5 billion, which did not include any transactions where the target company was a financial institution or real estate investment trust. For each selected precedent transaction, Citigroup derived the implied premium paid per share of common stock of the target company relative to: (a) the closing per share price of the target company common stock one day prior to the announcement of the transaction; (b) the average of the closing per share prices of the target company common stock for the one-week period prior to the announcement of the transaction; and (c) the average of the closing per share prices of the target company common stock for the one-month period prior to the announcement of the transaction.

The selected transactions reviewed by Citigroup were (in each case, the target company is listed first, followed by the acquiror):

•	Serologicals Corporation / Millipore Corporation

•	Alderwoods Group, Inc. / Service Corporation International

•	The Sports Authority, Inc. / Investor Group led by Leonard Green & Partners, L.P.

•	Serena Software, Inc. / Silver Lake Partners

•	Linens ‘n Things Inc. / Investor Group led by Apollo Management, L.P.

•	Advanced Neuromodulation Systems Inc. / St. Jude Medical, Inc.

•	ShopKo Stores, Inc. / Investor Group led by Sun Capital Partners IV, LP

•	IDX Systems Corporation / General Electric Company

•	Priority Healthcare Corporation / Express Scripts, Inc.

•	US Unwired Inc. / Sprint Corporation

•	Overnite Corporation / United Parcel Service, Inc.

•	CUNO Incorporated / 3M Company

•	SOLA International Inc. / Investor Group led by Carl Zeiss AG and EQT III Limited

•	Ionics, Incorporated / General Electric Company

•	Hollywood Entertainment Corporation / Movie Gallery, Inc.

•	Kaneb Services LLC / Valero L.P.

•	The Robert Mondavi Corporation / Constellation Brands, Inc.

•	Orbitz, Inc. / Cendant Corporation

•	US Oncology, Inc. / Welsh, Carson, Anderson & Stowe IX, L.P.

•	TheraSense, Inc. / Abbott Laboratories

•	Esperion Therapeutics, Inc. / Pfizer Inc.

•	Gaylord Container Corporation / Temple-Inland Inc.

•	Net2Phone, Inc. / AT&T Corp.

•	U.S. Home Corporation / Lennar Corporation

The following table sets forth the results of these analyses:

	Precedent Transaction Premiums
	Mean	Median
1 Day Prior to Announcement	25.3%	27.2%
1 Week Average	25.3%	30.5%
1 Month Average	27.3%	29.3%

Based on these data and its judgment and experience, Citigroup applied a premium range of approximately 20% to 30% to the closing per share price for ADVO common stock on June 30, 2006 of $24.61, and derived a range of approximately $29.50 to $32.00 for the implied equity value per share of ADVO common stock. Citigroup noted that the merger consideration of $37.00 per share exceeded the range derived by Citigroup for the implied equity value per share of ADVO common stock using the premiums paid analyses.

Citigroup also noted that the merger consideration of $37.00 per share represented a premium to the three, six, twelve and twenty-four month volume weighted average trading prices of ADVO common stock. See “Fifty-Two Week Trading Range” for further detail.

Precedent Transaction Analysis

It is Citigroup’s view that there have been no recent comparable precedent transactions. Citigroup believes the most recent comparable transaction to be the acquisition of Big Flower Holdings, Inc. (now Vertis, Inc.) by Thomas H. Lee Company and Evercore Capital Partners L.P. in 1999.

Citigroup derived, among other things, the ratio of the firm value of Big Flower Holdings based on the consideration paid in the transaction to Big Flower Holdings’ revenue and EBITDA, in each case, for the last twelve-month period prior to the announcement of the transaction, using information available in public documents, company press releases and information published in selected Wall Street analysts’ reports.

Based on these calculations, Citigroup derived a firm value to LTM EBITDA multiple of 7.9x. Citigroup applied this multiple to ADVO’s EBITDA for the 12 months ended March 25, 2006, and further derived the implied equity value per share of ADVO common stock of $24.50. Citigroup noted that the merger consideration of $37.00 per share was greater than the implied equity value per share derived by Citigroup using this precedent transaction analysis.

Forecasted Stock Price Analysis

Citigroup analyzed the present value of ADVO’s hypothetical standalone forecasted stock prices in 2006, 2007 and 2008 as a function of estimated EPS and P/E multiples. Citigroup calculated a range of present values of forecasted stock prices applying a 10% cost of equity discount rate per annum and assuming that shares of ADVO common stock continue to trade at a constant P/E multiple within a range of 17.0x to 19.0x derived from the current Wall Street analysts’ estimates of ADVO’s calendar year P/E multiple. Citigroup used calendar year estimated EPS based on internal estimates prepared by ADVO’s management, referred to as the “Management Case,” as well as calendar year estimated EPS adjusted to reflect certain sensitivities to the Management Case, the lowest of which is referred to as the “Sensitivity Case,” to take into account the potential for lower revenue per piece growth, reduction in wrap revenue and lower pieces per package growth. The results of this analysis are summarized as follows:

Present Value of Forecasted Stock Prices
	Management Case	Sensitivity Case
2006E	$24.43 – $27.31	$24.04 – $26.87
2007E	$27.28 – $30.49	$24.53 – $27.42
2008E	$30.81 – $34.44	$24.05 – $26.88

E = Estimated

Citigroup noted that the merger consideration of $37.00 per share exceeded the ranges derived using this present value forecasted stock price analysis under both the Management Case and the Sensitivity Case.

Discounted Cash Flow Analysis

Citigroup performed a discounted cash flow analysis to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that ADVO could generate based on the Management Case for fiscal years 2006 through 2010. Citigroup also performed a discounted cash flow analysis based on the Sensitivity Case to take into account the potential for lower revenue per piece growth, reduction in wrap revenue and lower pieces per package growth. In these discounted cash flow analyses, the fiscal year 2006 cash flows represented half-year cash flows due to the valuation periods beginning on March 31, 2006, which is half way through ADVO’s fiscal year.

Estimated terminal values for ADVO were calculated by applying to ADVO’s fiscal year 2010 estimated EBITDA a range of EBITDA terminal value multiples of 7.5x to 8.0x, which range of terminal value multiples takes into account ADVO’s historical EBITDA trading multiples. The unlevered, after-tax free cash flows and terminal values were then discounted to present value using discount rates ranging from 8.2% to 10.0%, which discount range was derived taking into account the estimated weighted average cost of capital for ADVO utilizing selected data of ADVO and the publicly held companies in the marketing services sector referred to above under “Comparable Companies Analysis.” This analysis indicated the following approximate implied equity value per share ranges for ADVO common stock under both the Management Case and the Sensitivity Case, as compared to the merger consideration:

Implied Equity Value Per Share Range
Management Case	Sensitivity Case	Merger Consideration
$37.00 – $42.50	$29.00 – $33.50	$37.00

Citigroup noted that the merger price of $37.00 per share equaled the low end of the range of implied equity value per share of ADVO common stock in the Management Case, and exceeded the range of implied equity value per share of ADVO common stock in the Sensitivity Case.

Leveraged Buyout Analysis

Citigroup performed a leveraged buyout analysis to estimate the theoretical purchase price that could be paid by a hypothetical financial buyer in an acquisition of ADVO under the Management Case and the Sensitivity Case described above, taking into account the pro forma leverage structure of similar leveraged buyout transactions. Citigroup assumed that a financial buyer would attempt to realize a return on its investment at the end of ADVO’s fiscal year 2010. Estimated exit values for ADVO were calculated by applying to ADVO’s fiscal year 2010 estimated EBITDA a range of exit value multiples of 7.5x to 8.0x, which range of exit value multiples was derived taking into account ADVO’s historical EBITDA trading multiples. Citigroup then derived a range of theoretical purchase prices based on an assumed required internal rate of return on equity for a financial buyer of approximately 22.5% to 27.5%, which range of percentages was, in Citigroup’s professional judgment, generally reflective of the range of required internal rates of return on equity commonly assumed when performing a leveraged buyout analysis for businesses similar to ADVO. This analysis indicated the following approximate implied equity value per share ranges for ADVO common stock under both the Management Case and the Sensitivity Case, as compared to the merger consideration:

Implied Equity Value Per Share Range
Management Case	Sensitivity Case	Merger Consideration
$32.00 – $36.00	$27.00 – $30.00	$37.00

Citigroup noted that the merger price of $37.00 per share exceeded the implied equity value per share ranges for ADVO common stock under both the Management Case and the Sensitivity Case.

Miscellaneous

Under the terms of Citigroup’s engagement letter, dated May 18, 2006, ADVO has agreed to pay Citigroup for its financial advisory services in connection with the merger: an opinion fee of $500,000, which fee was payable upon delivery of Citigroup’s opinion; and a transaction fee (against which the opinion fee will be credited), payable contingent upon consummation of the merger, equal to 0.60% of the total consideration, including indebtedness for borrowed money assumed, payable in the merger. ADVO also has agreed to reimburse Citigroup for reasonable travel and other expenses incurred by Citigroup in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Citigroup and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Citigroup has in the past provided services to ADVO unrelated to the merger, for which services Citigroup received reimbursement for expenses it incurred in performing its services, but no compensation. In the ordinary course of business, Citigroup and its affiliates may actively trade or hold the securities of ADVO and Valassis for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in those securities. In addition, Citigroup and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with ADVO, Valassis and their respective affiliates.

ADVO selected Citigroup as its financial advisor in connection with the merger based on Citigroup’s reputation, experience and familiarity with ADVO, Valassis and their respective businesses. Citigroup is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Material U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of shares of our common stock whose shares are exchanged for cash in the merger. The summary is based on the provisions of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), Treasury regulations promulgated thereunder, judicial decisions and administrative rulings, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect.

For purposes of this summary, we use the term “U.S. holder” to mean:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for federal income tax purposes, created or organized under the laws of the United States or any of its political subdivisions;

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person; or

•	an estate the income of which is subject to United States federal income tax regardless of its source.

If a partnership holds shares of our common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If a U.S. holder is a partner in a partnership holding shares of our common stock, such holder should consult its tax advisor.

This discussion addresses only stockholders that hold shares of our common stock as a capital asset within the meaning of Section 1221 of the Code. Further, this summary does not address all of the U.S. federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders who are subject to special treatment under the U.S. federal income tax laws (including, for example, persons who are not citizens or residents of the United States, insurance companies, dealers in securities or foreign currencies, tax-exempt organizations, financial institutions, mutual funds, pass-through entities and investors in such entities, holders who hold their shares of our common stock as part of a hedge, straddle, constructive sale, or conversion transaction, holders who are subject to the alternative minimum tax provisions of the Code, and holders who acquired their shares of our common stock upon the exercise of employee stock options or otherwise as compensation). In addition, no information is provided herein with respect to the tax consequences of the merger under applicable state, local or foreign laws.

HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.

The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of our common stock pursuant to the merger generally will recognize capital gain or loss equal to the difference, if any, between (1) the amount of cash received and (2) the holder’s adjusted tax basis in the shares of our common stock surrendered in exchange therefor. Such capital gain or loss will be long-term capital gain or loss if the holder’s holding period for the shares of our common stock exceeds one year as of the date of the merger. Certain limitations apply to the use of capital losses. If a holder acquired different blocks of our stock at different times or different prices, such holder must determine its tax basis and holding period separately with respect to each block of stock.

Payments of cash made in connection with the merger may be subject to information reporting and “backup withholding” at a rate of 28%, unless a holder of ADVO common stock:

•	provides a correct taxpayer identification number and any other required information to the exchange agent; or

•	is a corporation or comes within certain exempt categories and otherwise complies with the applicable requirements of the backup withholding rules.

All non-corporate holders of ADVO common stock should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be delivered following completion of the merger. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against the holder’s U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

Governmental and Regulatory Approvals

Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, which we refer to as the HSR Act, the merger may not be completed until the expiration of a 30-day waiting period following the filing of notification and report forms with the Antitrust Division of the United States Department of Justice (which we refer to as the Antitrust Division) and the United States Federal Trade Commission (which we refer to as the FTC) by ADVO and Valassis, unless a request for additional information and documentary material is received from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. If, within the initial 30-day waiting period, either the Antitrust Division or the FTC issues a request for additional information and documentary material concerning the merger, then the waiting period will be extended until the 30th calendar day after the date of substantial compliance with the request by both parties, unless earlier terminated by the Antitrust Division or the FTC or further extended by court order or with the consent of ADVO and Valassis. ADVO and Valassis filed their respective notification and report forms with the Antitrust Division and the FTC under the HSR Act on July 19, 2006, and accordingly, the waiting period will expire on August 18, 2006, unless a request is made for additional information or documentary material.

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, the Antitrust Division, the FTC, a state attorney general, or a foreign competition authority could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of ADVO or Valassis or their subsidiaries. Private parties may also bring legal actions under the antitrust laws under certain circumstances.

While we believe that we will receive the requisite approvals and clearances for the merger, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the result of such challenge. Similarly, there can be no assurance that ADVO and Valassis will obtain the regulatory approvals necessary to complete the merger or that the granting of these approvals will not involve the imposition of conditions to the completion of the merger or require changes to the terms of the merger. These conditions or changes could result in the conditions to the merger not being satisfied prior to the termination date or at all. Under the terms of the merger agreement, Valassis is not obligated to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of ADVO, Valassis, or any of their respective subsidiaries in any manner which has or would reasonably be expected to have a material adverse effect on the combined business, financial condition or results of operations of Valassis, ADVO and their respective subsidiaries taken as a whole; provided, however, that Valassis is obligated to take or commit to take such actions, including, without limitation, proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, transfer, license, divestiture or other disposition of, or that limit or would limit Valassis’ or its subsidiaries’ ability to retain, any business, assets or operations of Valassis or its subsidiaries generating revenues of up to $60 million in Valassis’ fiscal year 2005, in each case as may be required in order to resolve any objections under the antitrust laws to the merger or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing, materially delaying or materially impairing the consummation of the merger.

Interests of ADVO’s Directors and Executive Officers in the Merger

Some of the directors and executive officers of ADVO may have financial interests in the merger that are different from, or are in addition to, the interests of stockholders of ADVO generally. The ADVO board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement.

Agreements with Mr. S. Scott Harding. Mr. Harding is party to an employment agreement with ADVO with a three-year term ending on October 15, 2007, which will automatically extend upon expiration for one year, unless a notice of intent to terminate is given by either party. If Mr. Harding’s employment is terminated by ADVO without “cause” or if Mr. Harding resigns for “good reason” (each, as defined in the agreement), Mr. Harding will receive 24 months salary and, in lieu of any bonus for the year of termination, an additional year’s salary. However, Mr. Harding is not permitted to resign for “good reason” by reason of a substantial decrease in his duties for 90 days following the merger. In addition, ADVO will pay premiums for post-employment health coverage for the lesser of the two-year severance period or the applicable COBRA period. All severance will be paid in a lump sum if the termination by ADVO without cause or by Mr. Harding for good reason is within six months following a change in control, such as completion of the merger. In the event that Mr. Harding’s employment terminates under circumstances entitling him to severance under his employment agreement (which is expected if he enters into the consulting agreement contemplated by the parties thereof), the estimated cash severance benefits payable to Mr. Harding would be approximately $2,430,000, based on Mr. Harding’s current annual base salary. In addition, under Mr. Harding’s employment agreement, in the event that Mr. Harding is subject to the so-called “golden parachute” excise tax, the amount of payments subject to the excise tax (including, if necessary, any stock options or restricted shares vested as a result of the change in control) will be reduced to the maximum amount that Mr. Harding could receive without being subject to the tax, unless Mr. Harding would be placed in a better after-tax position without such reduction. In that case, Mr. Harding would be permitted to retain all payments.

In connection with the merger, Mr. Harding expects to enter into a consulting agreement with Valassis, although its terms have not been finalized.

Change-in-Control Severance Agreements. Each of our executive officers other than Mr. S. Scott Harding, including Jeffrey E. Epstein, Myron L. Lubin, Donald E. McCombs and Stephanie Molnar, is party to a change-in-control severance agreement. These agreements provide that, if, during the one to two-year period (depending on the executive) following a change in control, such as completion of the merger, the executive’s employment is terminated by ADVO without “cause” or the executive resigns for “good reason” (each, as defined in the agreements), the executive would receive a lump sum payment equal to the product of a multiple between one and two times his or her base pay and highest annual incentive bonus awarded during the previous three calendar years. For a number of years following such termination equal to the severance multiple, the executive would also receive continued eligibility to participate in all benefit plans and continued medical, dental and life insurance plan coverage. In addition, under the change-in-control severance agreements, in the event that an executive officer is subject to the so-called “golden parachute” excise tax, the amount of payments under the agreement that are subject to the excise tax will be reduced to the maximum amount that the executive could receive without being subject to the tax, unless the executive would be placed in a better after-tax position without such reduction. In that case, the executive would be permitted to retain all payments.

Stock Options and Stock-Based Awards. The merger agreement provides that, at the effective time of the merger, each outstanding option to purchase shares of ADVO common stock, including any options held by our directors and executive officers, whether or not vested, will vest and be converted into the right to receive an amount in cash (less any applicable withholding of taxes) equal to the product of (a) the number of shares of ADVO common stock subject to the option times (b) the excess, if any, of $37.00 over the per share exercise price of the option. The merger agreement also provides that at the effective time of the merger, each outstanding and unvested share of ADVO restricted stock, including those held by our directors and executive officers, will vest and no longer be subject to any restrictions. Assuming that the effective time occurs on September 29, 2006, at the effective time, the directors and executive officers will vest in respect of 658,833 stock options and 180,966 restricted shares in the aggregate.

Indemnification and Director and Officer Insurance. The merger agreement includes provisions relating to indemnification and insurance for directors and officers of ADVO. Please see the section entitled “The Merger Agreement—Covenants—Indemnification, Exculpation, and Insurance” beginning on page 43 of this document for more detail regarding the indemnification and insurance provisions in the merger agreement.

Appraisal Rights

Under Section 262 of the DGCL, any holder of our common stock who does not wish to accept the merger consideration may dissent from the merger and elect to exercise appraisal rights. A stockholder who exercises appraisal rights may ask the Delaware Court of Chancery to determine the fair value of his, her or its shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) and may ask to receive payment of fair value in cash, together with a fair rate of interest, if any, provided that the stockholder complies with the provisions of Section 262 of the DGCL.

Holders of record of ADVO common stock who do not vote in favor of the adoption of the merger agreement, and who otherwise comply with the applicable provisions of Section 262 of the DGCL, will be entitled to exercise appraisal rights under Section 262 of the DGCL in connection with the merger. A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is reprinted in its entirety as Annex C and incorporated into this proxy statement by reference. All references in Section 262 of the DGCL and in this summary to a “stockholder” or “holder” are to the record holder of the shares of ADVO common stock as to which appraisal rights are asserted.

Holders of shares of ADVO common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their ADVO common stock appraised by the Delaware Court of Chancery and to receive, in lieu of the consideration that they would otherwise receive in the merger, payment in cash of the “fair value” of the shares of ADVO common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by that court. Under Section 262 of the DGCL, when a proposed merger of a Delaware corporation is to be submitted for approval at a meeting of its stockholders, the corporation, not less than twenty days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for this meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in this required notice a copy of Section 262 of the DGCL.

This proxy statement constitutes the required notice to the holders of the shares of ADVO common stock in respect of the merger, and Section 262 of the DGCL is attached to this proxy statement as Annex C. Any ADVO stockholder who wishes to exercise his, her or its appraisal rights in connection with the merger or who wishes to preserve the right to do so should review the following discussion and Annex C carefully, because failure to timely and properly comply with the procedures specified in Annex C will result in the loss of appraisal rights under the DGCL.

A holder of ADVO common stock wishing to exercise appraisal rights must not vote in favor of the adoption of the merger agreement, and must deliver to ADVO before the taking of the vote on the adoption of the merger agreement at the special meeting a written demand for appraisal of his, her or its ADVO common stock. This written demand for appraisal must be separate from any proxy or ballot abstaining from the vote on the adoption of the merger agreement or instructing or effecting a vote against the adoption of the merger agreement. This demand must reasonably inform ADVO of the identity of the stockholder and of the stockholder’s intent thereby to demand appraisal of his, her or its shares in connection with the merger. A holder of ADVO common stock wishing to exercise appraisal rights must be the record holder of the shares of ADVO common stock on the date the written demand for appraisal is made and must continue to hold the shares of ADVO common stock through the effective date of the merger. Accordingly, a holder of ADVO common stock who is the record holder of ADVO common stock on the date the written demand for appraisal is made, but who thereafter transfers the shares of ADVO common stock prior to consummation of the merger, will lose any right to appraisal in respect of the shares of ADVO common stock.

A proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote AGAINST adoption of the merger agreement, or abstain from voting on the adoption of the merger agreement.

Only a holder of record of ADVO common stock on the date of the making of a demand for appraisal will be entitled to assert appraisal rights for the shares of ADVO common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, and must state that the person intends to demand appraisal of the holder’s shares. If the shares of ADVO common stock are held of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depository or other nominee, execution of the demand should be made in that capacity, and if the ADVO common stock is held of record by more than one holder as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint holders. An authorized agent, including an agent for one or more joint holders, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record holder or holders and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record holder or holders. A record holder such as a broker who holds ADVO common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of ADVO common stock held for one or more beneficial owners while not exercising appraisal rights with respect to the ADVO common stock held for other beneficial owners. In this case, the written demand should set forth the number of shares of ADVO common stock as to which appraisal is sought. When no number of shares of ADVO common stock is expressly mentioned, the demand will be presumed to cover all ADVO common stock in brokerage accounts or other nominee forms held by such record holder, and those who hold shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights under Section 262 of the DGCL are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

A stockholder who elects to exercise appraisal rights under Section 262 of the DGCL should mail or deliver a written demand to: ADVO, Inc., One Targeting Centre, Windsor, CT 06095, Attention: Corporate Secretary. If we complete the merger, we will give written notice of the effective time of the merger within ten days after the effective time of the merger to each of our former stockholders who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any former ADVO stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by the stockholder, demanding a determination of the fair value of the shares of ADVO common stock that are entitled to appraisal rights. None of Valassis, ADVO or the surviving corporation is under any obligation to, and none of them has any present intention to, initiate any negotiations with respect to the fair value of such shares. Accordingly, it is the obligation of ADVO stockholders wishing to assert appraisal rights to take all necessary action to perfect and maintain their appraisal rights within the time prescribed in Section 262 of the DGCL.

Within 120 days after the effective date of the merger, any former ADVO stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation or its successor a statement setting forth the aggregate number of shares of ADVO common stock not voted in favor of adopting the merger agreement, and with respect to which demands for appraisal have been received and the aggregate number of former holders of these shares of ADVO common stock. These statements must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later.

If a petition for an appraisal is filed timely with the Delaware Court of Chancery by a former ADVO stockholder and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within twenty days of service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all former ADVO stockholders who have demanded appraisal of their shares of ADVO common stock and with whom agreements as to value have not been reached. After notice to such former ADVO stockholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery shall conduct a hearing on such petition to determine those former ADVO stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the former ADVO stockholders who demanded appraisal of their shares of ADVO common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding. If any former stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to that former stockholder.

After determining which, if any, former ADVO stockholders are entitled to appraisal, the Delaware Court of Chancery will appraise their shares of ADVO common stock, determining their “fair value,” exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. ADVO stockholders considering seeking appraisal should be aware that the fair value of their shares of ADVO common stock as determined under Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares of ADVO common stock, and that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to fair value under Section 262 of the DGCL.

In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

In addition, Delaware courts have decided that a stockholder’s statutory appraisal remedy may or may not be a dissenter’s exclusive remedy, depending on the factual circumstances.

The costs of the appraisal action may be determined by the Delaware Court of Chancery and levied upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a former ADVO stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any former ADVO stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all of the shares of ADVO common stock entitled to appraisal.

Any holder of ADVO common stock who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the consummation of the merger, be entitled to vote the shares of ADVO common stock subject to this demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of ADVO common stock (except dividends or other distributions payable to holders of record of ADVO common stock as of a record date prior to the effective date of the merger).

If any stockholder who properly demands appraisal of his, her or its ADVO common stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his, her or its right to appraisal, as provided in Section 262 of the DGCL, that stockholder’s shares of ADVO common stock will be deemed to have been converted into the right to receive the merger consideration payable in the merger in respect of those shares (without interest). An ADVO stockholder will fail to perfect, or effectively lose or withdraw, his, her or its right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers to ADVO or the surviving corporation, as the case may be, a written withdrawal of their demand for appraisal. Any attempt to withdraw an appraisal demand in this matter more than 60 days after the effective date of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of these rights, in which event the shares held by the ADVO stockholder will be deemed to have been converted into the right to receive the merger consideration payable in the merger in respect of those shares (without interest).

Any stockholder wishing to exercise appraisal rights is urged to consult with legal counsel prior to attempting to exercise such rights.

Certain Projections

In connection with Valassis’ and other potential bidders’ review of ADVO and in the course of the negotiations between ADVO and Valassis described in “The Merger—Background of the Merger,” ADVO provided Valassis and other potential bidders with non-public financial projections for the fiscal years ended September 2006, 2007, 2008, 2009 and 2010 (the “projections”). The projections do not give effect to the merger, the financing of the merger, or various recapitalization and stand-alone financial restructuring alternatives.

The management of ADVO prepared the projected financial information set forth below for internal purposes only. ADVO does not as a matter of course make public projections as to future revenues, earnings, or other results. However, the projected financial information is included in this proxy statement only because such information was provided to Valassis and the other potential bidders as part of ADVO’s sale process. The accompanying projected financial information was not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of ADVO’s management, was prepared on a reasonable basis and reflected the best then currently available estimates and judgments, and presented, to the best of management’s knowledge and belief, the expected future financial performance of ADVO under its base case projections without giving effect to the alternative scenarios referred to in “The Merger—Background of the Merger” and “The Merger—Opinion of Our Financial Advisor.” However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to rely on the projected financial information.

In compiling the projections for its current operating divisions and corporate support functions, ADVO’s management took into account historical performance trends, the assumed impact of estimated future market conditions, and the expected outcome of various operational, expense containment and other initiatives. Although the projections are presented with numerical specificity, these projections reflect numerous assumptions and estimates as to future events made by our management that they believed were reasonable at the time the projections were prepared. Investors should read “Forward-Looking Statements” in this proxy statement and “Forward-Looking Statements” contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as set forth in the Form 10-K for the year ended September 24, 2005. Factors that may cause actual events or results to differ materially from the projections or the assumptions underlying the projections include, but are not limited to, items such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and are beyond the control of ADVO’s management. Accordingly, there can be no assurance that the projections will be realized, and actual results may be materially greater or less than those contained in the projections.

Except to the extent required by applicable federal securities laws, ADVO does not intend, and expressly disclaims any responsibility to, update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of subsequent events even in the event that any or all of the assumptions underlying the projections are shown to be in error. The information presented for the fiscal years ending September 2006, 2007, 2008, 2009 and 2010 was prepared in the first and second quarters of ADVO’s 2006 fiscal year. The major assumptions underlying the projections include:

1)	Modest growth in shared mail packages over the projection period;

2)	Net increase in pieces per package over the projection period driven by growth of existing customers and successful penetration of new customers, offsetting the elimination of the detached address label (“DAL”) piece;

3)	Net increase in revenue per piece driven by anticipated postage increases and changes in product mix as a result of the elimination of the DAL;

4)	Modest improvement within the Wrap product line;

5)	Controlled growth of fixed costs;

6)	No pay-down of existing debt and no change in effective interest rates on borrowing; and

7)	Modest growth in year-over-year capital expenditures with a one-time increase in fiscal year 2007 for investments required to be eligible for new postal rate structures.

The inclusion of the projected financial information should not be regarded as a representation by ADVO or any other person that the forecasted results will be achieved or that Valassis, ADVO or any other person relied on them when determining whether to proceed with the merger. The projections were also provided to Citigroup in connection with their financial analysis of the transaction. As discussed in “The Merger—Opinion of Our Financial Advisor”, Citigroup reflected the projections in the “Management Case” and also made adjustments to the projections (including without limitation adjustments to take account of the potential for lower revenue per piece growth, reduction in wrap revenue and lower pieces per package growth) in preparing the Sensitivity Case it presented to the ADVO board of directors in connection with Citigroup’s opinion as to the fairness of the merger. In addition, Valassis has advised us that its board of directors used more conservative projected financial information, including assumptions, than as reflected below in determining whether to proceed with the merger.

Income Statement

(Dollars and shares in millions, except per share data)

	Fiscal Year Ended September
	2006F	2007E	2008E	2009E	2010E
Revenue	$1,471	$1,536	$1,613	$1,717	$1,850

Adjusted Operating Income	$76	$91	$115	$136	$159
% Margin	5.2%	5.9%	7.2%	7.9%	8.6%

Adjusted Pretax Income	$70	$86	$111	$133	$158

Adjusted Net Income	$43	$53	$68	$81	$97
Diluted Shares Outstanding	31.5	31.8	32.3	32.8	33.3
Diluted Adjusted EPS	$1.36	$1.65	$2.10	$2.48	$2.90

Note: Adjusted Operating Income is used instead of Operating Income to highlight management adjustments to fiscal year 2006 and 2007 projections. Adjustments were made to fiscal 2006 of approximately $7.3 million in pre-tax costs and to fiscal 2007 of approximately $1.8 million in pre-tax costs related to one-time charges associated with previously announced strategic initiatives and other additional non-recurring costs. This presentation is not intended to reflect current Wall Street investment analysts expectations. Unadjusted Operating Income, Pre Tax Income, Net Income and Diluted EPS are shown below.

	Fiscal Year Ended September
	2006F	2007E	2008E	2009E	2010E
Operating Income (Unadjusted)	$69	$89	$115	$136	$159
Pre Tax Income (Unadjusted)	$63	$84	$111	$133	$158
Net Income (Unadjusted)	$39	$51	$68	$81	$97
Diluted EPS (Unadjusted)	$1.22	$1.62	$2.10	$2.48	$2.90

Balance Sheet

(Dollars in millions)

	2006F	2007E	2008E	2009E	2010E
Cash	$52	$73	$121	$171	$235

Total Assets	$519	$561	$620	$696	$789
Total Stockholders’ Equity	$210	$248	$301	$368	$450

Note: All financials reflect fiscal year ending on the last Saturday in September.

THE MERGER AGREEMENT

The following describes some of the material provisions of the merger agreement, but is not intended to be an exhaustive discussion of the merger agreement. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this proxy statement. We urge you to read the merger agreement carefully and in its entirety. The following summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement and which is incorporated into this proxy statement by reference.

The merger agreement contains representations and warranties ADVO and Valassis made to each other. The statements embodied in those representations and warranties are qualified by information in confidential disclosure schedules that ADVO and Valassis have exchanged in connection with signing the merger agreement. Please note that certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Structure and Effective Time

The merger agreement provides that Acquisition Sub, a wholly owned subsidiary of Valassis, will merge with and into ADVO. ADVO will survive the merger and will continue to exist after the merger as a wholly owned subsidiary of Valassis.

The merger will be effective when we file a certificate of merger with the Secretary of State of the State of Delaware (or at a later time if mutually agreed and specified in the certificate of merger). Valassis will file the certificate of merger on the closing date of the merger, which will be not later than two business days of the satisfaction or waiver of the conditions in the merger agreement, unless another date or time is agreed to in writing by ADVO and Valassis. We currently expect to complete the merger shortly after the special meeting. However, we cannot assure you when, or if, all the conditions to completion of the merger will be satisfied or waived. See “Conditions to the Merger” below.

Merger Consideration

At the effective time of the merger, each share of ADVO common stock issued and outstanding immediately prior to the effective time will automatically be cancelled and will cease to exist and will be converted into the right to receive $37.00 in cash, without interest, other than shares of ADVO common stock: (1) owned by ADVO, Valassis, Acquisition Sub or any of their respective subsidiaries, which shares will be cancelled and in respect of which no consideration shall be paid, and (2) owned by stockholders validly perfecting appraisal rights in accordance with the DGCL, which stockholders shall be entitled to payment of the appraisal value of such shares to the extent permitted by and in accordance with the provisions of the DGCL. See “The Merger—Appraisal Rights.”

Payment Procedures

Before the merger becomes effective, Valassis will appoint National City Bank to act as exchange agent for the payment of merger consideration. At the effective time of the merger, Valassis or the surviving corporation will deposit with the exchange agent an amount of cash sufficient to pay the aggregate merger consideration.

If the merger agreement is adopted, as soon as reasonably practicable following the effective time of the merger, the exchange agent will mail to each holder of record of shares of ADVO common stock a letter of transmittal and instructions explaining how to surrender certificates representing shares of ADVO common stock in exchange for merger consideration. Each holder of certificates representing shares of ADVO common stock will, once such certificates are surrendered to the exchange agent together with a duly executed letter of transmittal and any other documents reasonably requested by the exchange agent, be entitled to receive the merger consideration in respect of the shares represented by such certificates as set forth above under “Merger Consideration” above. No interest will be paid or accrue on the merger consideration.

Treatment of ADVO Stock Options and Restricted Stock

Each option to purchase shares of ADVO common stock that is outstanding immediately prior to the effective time, whether or not vested, will be cancelled and the holder thereof will receive an amount in cash (without interest) equal to the excess, if any, of $37.00 over the per share exercise price of such option (minus any withholding of taxes required by law). At the effective time of the merger, each outstanding and unvested share of ADVO restricted stock, including those held by ADVO directors and executive officers, will vest and no longer be subject to any restrictions, and will be entitled to receive the same price per share as every other outstanding share of ADVO common stock.

Directors and Officers

The directors and officers of Acquisition Sub immediately before the merger will be the directors and officers of the surviving corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Representations and Warranties

The merger agreement contains representations and warranties we made to Valassis and Acquisition Sub, including representations and warranties relating to:

•	due organization, good standing and corporate power;

•	ownership of significant subsidiary capital stock and the absence of certain restrictions or encumbrances with respect to the capital stock of any significant subsidiary;

•	director and officer insurance;

•	capital structure;

•	corporate authorization to enter into and consummate the transactions contemplated by the merger agreement and the enforceability of the merger agreement;

•	the recommendation by our board of directors of the merger agreement to our stockholders;

•	absence of conflicts, consent or filing requirements, or violations under our charter documents, contracts, and applicable law (except for applicable antitrust notification requirements under the HSR Act and any other applicable antitrust, competition or premerger notification requirements) or judicial order;

•	the reports, proxy statements and financial statements we have filed with the Securities and Exchange Commission, or SEC, and the accuracy of the information in those documents;

•	our compliance with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange, or NYSE;

•	our internal controls and procedures for financial reporting and disclosure;

•	our lack of undisclosed liabilities;

•	accuracy of information supplied by ADVO for this proxy statement;

•	absence of certain changes or events from March 25, 2006 to July 5, 2006, the date of the merger agreement, and the absence of a material adverse effect on our business since March 25, 2006;

•	absence of any pending litigation or litigation-based order against us that would reasonably be expected to have a material adverse affect on our business;

•	absence of breaches of material contracts and other representations relating to material contracts;

•	compliance with applicable laws and permit requirements, including federal, state, local, and foreign environmental laws;

•	employee benefit plans and labor relations;

•	absence of any “excess golden parachute” payment obligations to any of our current or former employees or directors;

•	taxes;

•	title to properties;

•	intellectual property;

•	stockholder voting requirements;

•	inapplicability of any takeover statutes;

•	brokers’ and finders’ fees;

•	receipt of an opinion from our financial advisor; and

•	actions we have taken to render our stockholder rights plan inapplicable to the merger and to ensure that the rights plan expires once the merger becomes effective.

Certain of our representations and warranties are qualified by a material adverse effect standard. A material adverse effect means any event, development, circumstance, change or effect that is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of ADVO and its subsidiaries, taken as a whole, except for any such effects or changes arising out of or relating to:

•	the announcement or the existence of the merger agreement and the transactions contemplated thereby;

•	changes in general economic or political conditions or the financial, credit or securities markets, as long as such changes do not substantially disproportionately affect ADVO;

•	changes in laws, rules, regulations or orders of any governmental entity or interpretations thereof by any governmental entity or changes in accounting rules applicable to ADVO and its subsidiaries;

•	changes affecting generally the industries in which ADVO and its subsidiaries conduct business, as long as such changes do not substantially disproportionately affect ADVO; or

•	any outbreak or escalation of hostilities or war or any act of terrorism.

The merger agreement contains representations and warranties Valassis made to us, including representations and warranties relating to:

•	due organization, good standing and corporate power;

•	corporate authorization to enter into and consummate the transactions contemplated by the merger agreement and the enforceability of the merger agreement;

•	the absence of conflicts, consent or filing requirements, or violations under Valassis’ charter documents, contracts, and applicable law (except for applicable antitrust notification requirements under the HSR Act and any other applicable antitrust, competition or premerger notification requirements) or judicial order;

•	capital structure of Acquisition Sub;

•	accuracy of information supplied by Valassis for this proxy statement;

•	accuracy and completeness of the financing commitment letter received by Valassis and the sufficiency of the proceeds from the debt financing contemplated by the financing commitment letter to satisfy Valassis’ and Acquisition Sub’s obligations under the merger agreement;

•	brokers’ and finders’ fees;

•	the absence of any pending litigation or litigation-based order against Valassis or any of its subsidiaries that would reasonably be expected to prevent or materially impair or delay the completion of the merger or Valassis or Acquisition Sub from satisfying their respective obligations under the merger agreement;

•	Valassis and Acquisition Sub not owning any of shares of ADVO common stock; and

•	no vote by stockholders of Valassis or any other holders of Valassis securities being necessary under Valassis’ certificate of incorporation or bylaws or under applicable law in order for Valassis to complete the merger.

Certain of Valassis’ representations and warranties are qualified by a material adverse effect standard. A material adverse effect, for purposes of the representations and warranties of Valassis, means any change or effect that, individually or in the aggregate, would reasonably be expected to prevent or materially impair or delay the completion of the merger or Valassis or Acquisition Sub from satisfying their respective obligations under the merger agreement.

The representations and warranties of each of the parties will expire once the merger becomes effective.

Covenants

Conduct of the Business of ADVO Prior to the Merger. From the date of the merger agreement until the merger becomes effective, ADVO and its subsidiaries have agreed to conduct business in all material respects in the ordinary course consistent with past practice and to use all commercially reasonable efforts to preserve intact its current business organizations, to keep available the services of its present officers, key employees, and consultants, and to preserve its relationships with customers, suppliers, licensors, licensees, distributors, and others having business dealings with it.

In addition, ADVO and its subsidiaries have agreed to various specific restrictions on ADVO’s business and operations. Without Valassis’ prior written consent (except for certain specified exceptions), ADVO and its subsidiaries have agreed not to, among other things:

•	declare, set aside, make, or pay any dividends or other distributions (whether in cash, stock or property) in respect of any capital stock of ADVO, other than (1) the $0.11 cash dividend declared on June 22, 2006 and payable on August 4, 2006 to holders of ADVO common stock on July 28, 2006; (2) subject to their inapplicability to Valassis or the merger, dividends and distributions in accordance with our stockholder rights agreement; and (3) dividends or distributions by one of our wholly owned subsidiaries to ADVO or another wholly owned subsidiary of ADVO;

•	split, combine, or reclassify any of our capital stock or issue any other securities in respect of, in lieu of or in substitution of our capital stock;

•	purchase, redeem or otherwise acquire any of our capital stock or other securities, or any rights, warrants, or options to acquire such securities, unless required to do so by the terms of (1) our current stock plans, or (2) any existing plan, arrangement, or contract between ADVO or any of its subsidiaries and any of their respective directors or employees;

•

issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any shares of ADVO capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, including pursuant to contracts in effect as of the date of the merger agreement, other than (1) the issuance of shares of ADVO common stock upon the exercise of stock options or in connection with ADVO stock based awards, in each case in accordance with their terms on the date of the merger agreement, (2) the issuance of rights shares of ADVO capital stock pursuant to the stockholder rights agreements, or

(3) grants required by the terms of any plans, arrangements or contracts existing on the date of the merger agreement between ADVO or any of its subsidiaries and any of their respective directors or employees;

•	amend the 5.71% Series A Senior Guaranteed Secured Notes due December 4, 2013, the Floating Rate Series B Senior Guaranteed Secured Notes due December 4, 2013, or ADVO’s or its subsidiaries’ certificate of incorporation, bylaws or comparable charter or organizational documents, except as required by applicable law or regulation;

•	acquire in any manner any entity or division, business or equity interest of any entity or acquire outside the ordinary course of business any material assets, except for permitted capital expenditures;

•	sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any lien or otherwise dispose of any of its material properties assets or any interests therein (including securitizations), except for sales of inventory and used equipment in the ordinary course of business consistent with past practice,

•	enter into or materially modify or amend any lease of material property, other than in the ordinary course of business consistent with past practice;

•	incur any indebtedness for borrowed money, except under existing credit agreements and other specified lines of credit;

•	issue or sell any debt securities or calls, options, warrants or other rights to acquire the debt securities of ADVO or its subsidiaries;

•	guarantee the indebtedness for borrowed money or debt securities of another person;

•	enter into any “keep well” or other contract to maintain any financial statement condition of another person or enter into any arrangement having the same economic effect, other than short-term borrowings in the ordinary course under a specified credit agreement;

•	make any loans or advances to any other person, except (1) in the ordinary course of business and (2) loans, advances or similar arrangements between any wholly owned subsidiary of ADVO and ADVO or another wholly owned subsidiary of ADVO which would result in the aggregate principal amount of all of the outstanding foregoing loans and advances of ADVO and its subsidiaries not exceeding $100,000;

•	make any new capital expenditure exceeding specified amounts;

•	except as required by applicable law (1) pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation where the uninsured amount to be paid is greater than $250,000, other than in the ordinary course of business with respect to liabilities disclosed in the most recent audited financial statements or incurred since the date of such financial statements in the ordinary course of business; (2) cancel any material indebtedness in excess of $100,000; (3) waive or assign any claims or rights of material value; or (4) waive any material benefits of confidentiality, standstill or similar agreements to which ADVO or any of our subsidiaries is a party, or materially modify, knowing fail to enforce, or consent to certain material matters in such an agreement;

•	enter into any contracts restricting ADVO’s or any of its subsidiaries’ ability to compete in any line of business, geographic area, or customer segment;

•	enter into, modify, amend or terminate any contract or waive, release or assign or delegate any material rights or claims thereunder, if doing so would reasonably be expected to have a material adverse effect (as defined above), materially impair ADVO’s (or its subsidiaries’) ability to perform its obligations under the merger agreement, or otherwise materially impede any of the transactions contemplated by the merger agreement;

•	enter into any material contract that could reasonably be expected to conflict with the merger or the merger agreement;

•	take specified actions with respect to employee benefits matters;

•	make any changes with respect to accounting methods, principles or practices, or revalue any material assets of ADVO or any of its subsidiaries;

•	except as required by law, (i) make or change any tax election, (ii) settle any tax audit or (iii) file any amended tax return, in each case, that is reasonably likely to result in an increase to a tax liability, which increase is material to ADVO and its subsidiaries, taken as a whole; or

•	agree, commit, resolve, authorize, or propose to take any of the foregoing actions.

The merger agreement provides that each of ADVO and Valassis will promptly advise the other if any representation, warranty, condition or agreement made in the agreement becomes untrue or inaccurate in a manner that would result in the failure of certain of the conditions to its obligation to complete the merger, and if it fails materially to comply with or satisfy in any material respect any covenant, condition or agreement under the merger agreement.

Each of ADVO and Valassis will promptly provide the other with copies of all filings to any governmental entity in connection with the merger agreement and the transactions contemplated thereby, to the extent permitted by law. However, neither ADVO nor Valassis is required to provide any portion of these filings to the other that includes confidential or proprietary information not directly related to the transactions contemplated by the merger agreement.

No Solicitation. ADVO shall not, and shall cause each of its subsidiaries and each of its representatives and its subsidiaries’ representatives not to, directly or indirectly:

•	solicit, initiate or knowingly encourage, or take any other action designed to, or which could reasonably be expected to, facilitate, any takeover proposal (as defined below); and

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information relating to any takeover proposal.

In addition, ADVO and its subsidiaries, and the representatives of either, must cease as of the date of the merger agreement all existing discussions or negotiations with respect to any takeover proposal, and must request the prompt return or destruction of all confidential information previously furnished.

“Takeover Proposal” means any inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to, any acquisition or purchase of assets (including equity securities) or businesses that constitute 20% or more of the revenues, net income or assets of ADVO and its subsidiaries (taken as a whole), or 20% or more of any class of equity securities of ADVO and its subsidiaries, any tender offer or exchange offer that if completed would result in any person beneficially owning 20% or more of any class of equity securities of ADVO or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving ADVO or any of its subsidiaries pursuant to which any person or the stockholders of any person would own 20% or more of any class of equity securities of ADVO or any of its subsidiaries or of any resulting parent company of ADVO, in each case other than the transactions contemplated by the merger agreement.

Notwithstanding this restriction, at any time prior to the special meeting, in response to a bona fide, unsolicited written takeover proposal that ADVO’s board of directors reasonably determines (after consultation with outside legal and financial advisors) constitutes or would reasonably likely lead to a superior proposal (as defined below), ADVO may:

•	furnish non-public information about ADVO and its subsidiaries to the person making the proposal pursuant to a customary confidentiality and standstill agreement not less restrictive than the confidentiality agreement between ADVO and Valassis, as long as such information was previously or is concurrently provided to Valassis; and

•	participate in discussions or negotiations with the person making such proposal regarding the proposal.

Not later than 48 hours after receipt of any takeover proposal, ADVO must advise Valassis of such takeover proposal, including its material terms and conditions and the identity of the person making the proposal. In addition, ADVO must keep Valassis fully informed of the status of the proposal (including any change to its terms) and of any related discussions, and provide Valassis with copies of any and all correspondence and other written material relating to the terms or conditions of the proposal sent or received by ADVO or its subsidiaries, within 48 hours of such sending or receipt by ADVO or its subsidiaries.

“Superior Proposal” means any bona fide, good faith offer made by a third party that if consummated would result in such person (or its stockholders) owning, directly or indirectly, more than 50% of the shares of outstanding ADVO common stock or a majority of the assets of ADVO and its subsidiaries (taken as a whole), which the ADVO board of directors reasonably determines in good faith (after consultation with outside counsel and financial advisors) (1) to be more favorable to the stockholders of ADVO from a financial point of view than the merger (taking into account all the terms and conditions of such proposal and the merger agreement, including any changes to the financial and other terms of the merger agreement proposed by Valassis) and (2) which provides for fully committed and available financing and, other than in the case of a strategic buyer that the ADVO board of directors believes (with the advice of a financial advisor) has adequate financing resources to consummate the proposal, for which such person has received executed financing commitment letters from reputable sources.

The merger agreement provides that ADVO’s board of directors will not withdraw or modify their approval or recommendation of the merger agreement or the transactions contemplated thereby in a manner adverse to Valassis, and will not adopt or recommend or take any “neutral” position with respect to any takeover proposal made by a third party, except as described below. Any such withdrawal, modification, adoption, or recommendation is referred to as an “adverse recommendation change.”

In circumstances not involving a competing takeover proposal and prior to the adoption of the merger agreement by ADVO stockholders, our board of directors can effect an adverse recommendation change if it determines in good faith (after consultation with outside legal counsel) that such action is necessary in order for it to comply with its fiduciary obligations to stockholders. To do so, ADVO must terminate the merger agreement and pay Valassis the termination fee described in “Fees and Expenses” below. ADVO also must give Valassis written notice at least one business day before such action is taken, describing in reasonable detail the action proposed to be taken and the basis for such action.

In circumstances involving a superior proposal and prior to the adoption of the merger agreement by ADVO stockholders, ADVO’s board of directors may make an adverse recommendation change no earlier than three business days after Valassis receives written notice that the ADVO board of directors intends to take such action and specifying the terms and conditions of the superior proposal. During those three business days, ADVO must at the request of Valassis negotiate with Valassis in good faith to revise the merger agreement so that the competing takeover proposal no longer constitutes a superior proposal. If after such three day period the takeover proposal has not been withdrawn and continues to constitute a superior proposal, ADVO’s board of directors may make an adverse recommendation change if: (1) ADVO’s stockholders have not yet adopted the merger agreement; (2) ADVO’s board of directors concludes in good faith (after receiving advice of outside legal counsel), that, in light of the superior proposal, failure to make an adverse recommendation change would reasonably be expected to result in a breach of its fiduciary obligations to stockholders under applicable law; and (3) ADVO terminates the merger agreement and pays Valassis the termination fee described in “Fees and Expenses” below.

ADVO must make a public announcement of any adverse recommendation change by its board of directors within 48 hours of the change.

Reasonable Best Efforts. Subject to the immediately following paragraph (without bullet-points), ADVO and Valassis have agreed to cooperate with each other and to use their reasonable best efforts to take all actions necessary to complete the merger in the most expeditious manner practicable, including: ensuring the conditions to the merger are promptly satisfied; obtaining the necessary actions or nonactions, waivers, consents, clearances, and approvals; making of all necessary registrations and filings; obtaining all necessary consents, approvals or waivers from third parties. In particular, ADVO and Valassis have agreed:

•	to file the notifications required under the HSR Act with the FTC and the Antitrust Division as promptly as practicable, and in any case within ten business days following the date of the merger agreement unless ADVO and Valassis mutually agree otherwise;

•	to make, as promptly as practicable, all notifications and other filings required under any other applicable competition, merger control, antitrust or similar law that ADVO and Valassis deem advisable or appropriate;

•	to cooperate and consult with each other in connection with the making of all such filings, notifications and other material actions, including by providing the other party in advance with copies of filings and other relevant correspondence with government entities and considering in good faith the views of the other party in connection therewith (provided that such material may be redacted as necessary to comply with contractual arrangements or to address good faith legal privilege or confidentiality concerns);

•	not to file any document or take any action to which the other party has reasonably objected on the grounds such filing or action would reasonably be expected to either prevent, materially delay or materially impede the completion of the merger or cause a condition to the completion of the merger not to be satisfied in a timely manner;

•	to inform the other party upon receipt of any material communication from a governmental entity regarding the merger; to consult with the other party in advance before any substantive meeting with a government entity, and to give the other party the opportunity to attend and participate;

•	to use all reasonable efforts to negotiate a resolution of any objections underlying any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the completion of the merger or the other transactions contemplated by the merger agreement; and

•	to jointly defend and contest any such lawsuits or other legal proceedings.

Valassis and its subsidiaries are not required to, and ADVO and its subsidiaries may not without the prior written consent of Valassis, consent to or otherwise take any action with respect to any requirement or condition to hold separate or otherwise dispose of the assets or business of ADVO, Valassis or any of their respective subsidiaries in any manner which would reasonably be expected to have a material adverse effect on the combined business, financial condition or results of operations of Valassis, ADVO or their respective subsidiaries taken as a whole, except that Valassis shall take such actions to sell or otherwise dispose of any business, assets or operations of Valassis generating revenues of up to $60 million in Valassis’ fiscal year 2005, as may be required to resolve any objections under the antitrust laws to the merger.

Without the prior written consent of Valassis, ADVO may not (1) pay consideration to any non-governmental third party to obtain any consent to the merger, (2) agree to the imposition of limitations on the ability of ADVO or Valassis to hold capital stock of the surviving corporation, (3) agree to prohibit Valassis from effectively controlling in any respect the business or assets of Valassis generating revenue in excess of $60 million in Valassis’ fiscal year 2005 or agree to any consent decree or similar order with the foregoing effect, or (4) agree to any matter that has or reasonably would be expected to have a material adverse effect on ADVO or prevent or materially impair or delay the consummation of the merger or Valassis or Acquisition Sub from satisfying their respective obligations under the merger agreement. If Valassis grants such written consent, ADVO will agree to the matters as directed by Valassis.

ADVO and our board of directors agree to use reasonable best efforts to ensure that no state takeover law or similar law is or becomes applicable to the merger agreement, the merger or any of the transactions contemplated by the merger agreement, and if such a law becomes applicable, to minimize the effect of the law on the merger agreement, the merger or the transactions contemplated by the merger agreement and to ensure that the merger is completed as promptly as practicable.

Indemnification, Exculpation, and Insurance. Valassis has agreed that the surviving corporation will indemnify and exculpate ADVO’s current or former directors, officers, employees or agents as currently provided in ADVO’s certificate of incorporation, by-laws or any indemnification contracts, and these obligations will survive the merger and continue in full force for at least six years thereafter. If the surviving corporation or any of its successors or assigns consolidates with, merges into, or transfers all or substantially all of its assets to another entity, then Valassis agrees to ensure that the successors and assigns of the surviving corporation shall expressly assume these obligations. If the surviving corporation transfers any material portion of its assets or Valassis materially impairs the surviving corporation from satisfying these obligations, Valassis will either guarantee these obligations itself, or will ensure that the surviving corporation can legally and financially satisfy them.

For six years after the merger is completed, Valassis will maintain directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the merger for each person currently covered by the directors’ and officers’ liability insurance policy of ADVO and its subsidiaries. The surviving corporation may substitute policies of at least the same coverage containing terms and conditions which are not less advantageous in the aggregate to the beneficiaries of the current policies and with carriers having an A.M. Best financial strength rating of A or better, provided the substitution will not result in any gaps in coverage; however, the surviving corporation must first use its reasonable best efforts to obtain from such carriers a “tail” policy for the full six year period, and may only obtain such coverage in annual policies from such carriers if it is unable to obtain such a “tail policy” in a reasonable period of time. The surviving corporation is not required to pay an annual premium in excess of 150% of the last annual premium paid by ADVO, and if it is unable to obtain full coverage for this price, it will obtain as much comparable insurance as possible for a price equal to this maximum amount.

Employee Benefits. From completion of the merger until December 31, 2006, Valassis will provide to each current and former employee of ADVO and its subsidiaries compensation and benefits no less favorable, in the aggregate, to those provided to ADVO employees immediately prior to completion of the merger (but following completion of the merger, any grant of equity based compensation awards to ADVO employees will remain discretionary). From December 31, 2006 until two years after the completion of the merger, Valassis may provide the benefits described in the immediately preceding sentence or provide ADVO employees with compensation and benefits that are no less favorable, in the aggregate, than those provided to employees of Valassis and its pre-merger subsidiaries who perform comparable duties and services as the ADVO employees.

For all purposes under the employee benefit plans of Valassis, ADVO employees will receive credit for years of service with ADVO and its affiliates before completion of the merger, to the same extent that such ADVO employees received credit for such service before completion of the merger (except (i) for credit for benefit accrual under any defined benefit pension plan and (ii) to the extent such credit would result in a duplication of accrual of benefits).

On July 5, 2006, ADVO and Valassis entered into a letter agreement as to certain compensation and employee benefits matters in connection with the transactions contemplated by the merger.

Under the letter agreement, ADVO will establish a cash retention pool for its employees below the level of Vice President. The retention pool may not exceed $500,000 in the aggregate and $50,000 for any individual who is selected to participate. The participants, amounts, and other terms and conditions of the cash retention pool will be determined by Mr. Harding with the approval of Mr. Schultz.

Additionally, for six months following the closing date of the merger, each ADVO employee (other than employees who are party to a severance agreement or change in control agreement with ADVO) will be eligible to receive severance benefits under circumstances, in amounts and on other terms and conditions no less favorable than those provided under the ADVO’s severance policies as in effect immediately prior to the closing date of the merger.

In addition, ADVO and Valassis agreed that ADVO can pay bonuses for its fiscal year ending September 30, 2006, subject to a maximum of $6,000,000 for all participants in the bonus plans. The ADVO compensation committee will determine the bonuses based on the terms of ADVO’s bonus plans and ADVO’s and the employee’s achievement of performance goals as applied and determined consistent with past practice. Subject to the terms of this paragraph, the bonuses will be paid no later than December 15, 2006. So long as a participant is employed on the earlier of the closing of the merger or the end of the fiscal year, the participant will be paid his or her bonus regardless of whether the participant’s employment terminates prior to the date that bonuses are paid. ADVO’s performance under the bonus plans will be calculated without taking into account the expenses associated with the merger.

Other Covenants. The merger agreement contains additional agreements among ADVO and Valassis relating to, among other things:

•	the filing of this proxy statement with the SEC and the accuracy of the information contained in this proxy statement (and cooperation in response to any comments from the SEC with respect to the proxy statement), and the timely filing by ADVO of periodic reports with the SEC;

•	the special meeting of our stockholders;

•	Valassis’ access to ADVO’s properties, books, contracts, commitments, personnel, records, financial information, and other information concerning our business (including cooperating with Valassis in connection with Valassis obtaining financing to complete the merger), and the confidentiality of the disclosures exchanged;

•	coordination and consultation between the parties regarding press releases and other public statements proposed to be made by either of them;

•	participation and settlement in any stockholder litigation; and

•	rendering ADVO’s stockholder rights agreement inapplicable to the merger.

Conditions to the Merger

The obligations of ADVO, Valassis and Acquisition Sub to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	adoption of the merger agreement by the holders of a majority of the outstanding shares of ADVO common stock;

•	expiration or termination of the requisite waiting period under the HSR Act; and

•	the absence of any applicable law or order prohibiting the consummation of the merger.

In addition, the obligations of Valassis and Acquisition Sub to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	ADVO’s representations and warranties that are qualified as to material adverse effect being true and correct as of the date of the closing of the merger;

•	ADVO’s representations and warranties that are not qualified as to material adverse effect (except those discussed in the next two bullet points) being true and correct as of the date of the closing of the merger, except as would not be reasonably likely to have a material adverse effect;

•	ADVO’s representations and warranties with regard to organization and good standing, director and officer insurance, capital structure (except for insubstantial numerical inaccuracies), cancellation of contracts, contracts governing printing of materials, voting requirements, adoption and approval of the merger by ADVO’s board of directors, Section 203 of the DGCL being inapplicable to the merger, brokers’ and finders’ fees, and ADVO’s stockholder rights agreement not applying to the merger being true and correct in all respects as of the date of the closing of the merger;

•	the representations and warranties that we made with regard to our subsidiaries being true and correct in all material respects as of the date of the closing of the merger;

•	ADVO’s performance, in all material respects, of the obligations required to be performed by ADVO under the merger agreement at or prior to the completion of the merger;

•	the absence of any material adverse effect on ADVO since July 5, 2006, the date of the merger agreement; and

•	the filing with the SEC by ADVO at least 20 business days prior to the completion of the merger (or a lesser time if Valassis agrees) of any ADVO Form 10-K or Form 10-Q that was not filed by ADVO with the SEC when due under law.

In addition, our obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties that Valassis and Acquisition Sub made in the merger agreement that are qualified as to material adverse effect being true and correct in all respects as of the date of the completion of the merger;

•	the representations and warranties that Valassis and Acquisition Sub made in the merger agreement that are not qualified as to material adverse effect being true and correct as of the date of the completion of the merger, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the completion of the merger or the other transactions contemplated by the merger agreement or Valassis or Acquisition Sub from satisfying their respective obligations under the merger agreement; and

•	Valassis’ and Acquisition Sub’s performance, in all material respects, of the obligations required to be performed by them in the merger agreement at or prior to the completion of the merger.

Neither ADVO, Valassis, nor Acquisition Sub may rely on the failure of any these conditions to be satisfied if the failure was caused by that party’s failure to act in good faith or to use its reasonable best efforts to consummate the merger.

Termination

The merger agreement may be terminated at any time before the merger becomes effective, even after ADVO stockholders have adopted the merger agreement, if ADVO, Valassis, and Acquisition Sub each consent to such termination. The merger agreement may also be terminated at any time prior to the effective time of the merger under specified circumstances, including:

by either ADVO or Valassis if:

•	the merger is not completed by March 31, 2007, unless as of such date all conditions are satisfied except for the expiration of the HSR waiting period or the absence of an injunction relating to antitrust matters preventing the completion of the merger, in which case either ADVO or Valassis may extend this date to June 30, 2007, provided that in either case neither party may terminate the merger agreement if a breach of the merger agreement by such party caused in whole or in part the failure of the merger to be completed by the applicable date;

•	ADVO stockholders do not adopt the merger agreement at the special meeting (or any adjournment or postponement thereof); or

•	if a statute, regulation, order, decree or judgment of any governmental entity that prohibits the completion of the merger becomes final and unappealable, and forty calendar days elapse after notice is received by the non-terminating party from the terminating party regarding termination of the merger agreement;

by Valassis if:

•	ADVO breaches or fails to perform any of its representations, warranties, covenants or agreements, which breach would give rise to a failure of a condition of Valassis’ obligation to complete the merger and is incapable of being cured by the earlier of March 30, 2007 (or June 29, 2007, if applicable) or thirty calendar days after receiving written notice of the breach; or

•	ADVO’s board of directors makes an adverse recommendation change, fails to promptly (but in no event more than 48 hours) announce an adverse recommendation change made by ADVO’s board of directors, fails to include its recommendation to adopt the merger agreement in the proxy statement, fails to comply with any of the merger agreement’s covenants regarding competing takeover proposals or publicly recommends a competing takeover proposal, by ADVO if:

•	Valassis breaches or fails to perform any of its representations, warranties, covenants or agreements, which breach would give rise to a failure of a condition of ADVO’s obligation to complete the merger and is incapable of being cured by the earlier of March 30, 2007 (or June 29, 2007, if applicable) or thirty calendar days after receiving written notice of the breach;

•	ADVO’s stockholders have not yet adopted the merger agreement and ADVO’s board of directors concludes in good faith (after consulting outside legal and financial advisors) that a takeover proposal is a superior proposal and terminates the merger agreement and accepts the takeover proposal, provided that ADVO complies with the provisions of the merger agreement relating to competing takeover proposals and that ADVO pays Valassis the termination fee (see “Fees and Expenses” below); or

•	ADVO’s stockholders have not yet adopted the merger agreement and ADVO’s board of directors concludes (after consulting outside legal and financial advisors) that it must make a company adverse recommendation change in order to comply with its fiduciary duties to stockholders, provided that ADVO pays Valassis the termination fee (see “Fees and Expenses” below).

If the merger agreement is terminated, it will become void and no party will have any resulting liability, other than that each party shall remain liable for any brokers and finders fees it may have incurred and for the fees described below under “Fees and Expenses,” and other than for any liability or damages resulting from any willful and material breach of the merger agreement.

Fees and Expenses

Except as provided below, and in the immediately preceding paragraph, all fees and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring the fees or expenses, whether or not the merger is consummated.

If Valassis terminates the merger agreement because either (1) ADVO’s stockholders do not adopt the merger agreement at the special meeting, or (2) ADVO breaches or fails to perform any of its representations, warranties, covenants or agreements, which breach would give rise to a failure of a condition of Valassis’ obligation to complete the merger and is incapable of being cured by the earlier of March 30, 2007 (or June 29,

2007, if applicable) or thirty calendar days after receiving written notice of the breach, then ADVO will pay Valassis an amount equal to Valassis’ reasonable, documented out-of-pocket expenses incurred in connection with or related to the sale process, such amount not to exceed $10,000,000, and ADVO will have no further liability with respect to the merger agreement.

ADVO must pay Valassis a termination fee of $38,000,000, less any reasonable expenses that are paid or payable pursuant to the preceding paragraph, if ADVO terminates the merger agreement because ADVO’s board of directors concludes in good faith (after consulting outside legal and financial advisors) that (1) a takeover proposal is a superior proposal and accepts such takeover proposal, provided that ADVO complies with the provisions of the merger agreement relating to competing takeover proposals and ADVO’s stockholders have not yet adopted the merger agreement, or (2) ADVO must make a company adverse recommendation change in order to comply with its fiduciary duties to ADVO’s stockholders, if ADVO’s stockholders have not yet adopted the merger agreement. ADVO must also pay Valassis the termination fee of $38,000,000, less any reasonable expenses that are paid or payable pursuant to the preceding paragraph, if Valassis terminates the merger agreement because ADVO’s board of directors made an adverse recommendation change, failed promptly (but in no event more than 48 hours) to announce an adverse recommendation change made by ADVO’s board of directors, failed to include its recommendation to adopt the merger agreement in the proxy statement, failed to comply with any of the merger agreement’s covenants regarding competing takeover proposals or publicly recommended a competing takeover proposal.

If a competing takeover proposal is made prior to ADVO’s stockholders adopting the merger agreement, either party terminates the merger agreement because the merger has not been consummated by March 31, 2007 (or June 30, 2007, if applicable), and within 12 months after such termination ADVO enters into a definitive contract to consummate a takeover proposal which is thereafter consummated, ADVO will pay Valassis the termination fee of $38,000,000, less any reasonable expenses that have been paid or are payable pursuant to the second preceding paragraph.

Finally, if either party terminates the merger agreement because stockholders approval is not obtained or if Valassis terminates the agreement because the merger has not been consummated by March 31, 2007 (or June 30, 2007, if applicable), and within 12 months ADVO enters into a definitive contract to consummate another takeover proposal which is thereafter consummated, ADVO will pay Valassis the termination fee of $38,000,000, less any reasonable expenses that have been paid or are payable pursuant to the third preceding paragraph.

Amendment

Subject to the provisions of applicable law, ADVO, Valassis, and Acquisition Sub may at any time amend the merger agreement by a written agreement signed on behalf or each of the parties; however, if stockholder approval has already been obtained, any amendment that by law requires further stockholder approval will require such approval. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to the merger agreement.

Extension and Waiver

At any time before the merger becomes effective, to the extent permitted by applicable law, the parties may extend the time for the performance of any of the obligations of the other parties, waive any inaccuracies in the parties’ representations and warranties or in any their delivered document, or waive compliance with any of the agreements or conditions contained in the merger agreement. Such an extension or waiver must be set forth in writing signed on behalf of the party. The failure of any party to assert its rights, in whole or in part, under the merger agreement will not constitute a waiver of such rights.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS AND EXECUTIVE OFFICERS

The following table shows, as of August 4, 2006, the ADVO equity securities beneficially owned by each person believed by us to own more than 5% of our common stock, each current director, each named executive officer, and all of the directors and executive officers as a group. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise indicated, the address of the beneficial owners is c/o ADVO, Inc. One Targeting Centre, Windsor, CT 06095.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and generally includes voting or investment power with respect to securities. Shares of our common stock that a person has the right to acquire within 60 days of August 4, 2006 are treated as outstanding for computing the percentage of the person holding the right but are not treated as outstanding for computing the percentage of any other person. On the record date, there were 31,784,280 shares of our common stock outstanding.

Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class Beneficially Owned
RS Investment Management LP	3,250,100	(1)	10.2%
388 Market Street
San Francisco, CA 94111
Wellington Management Company LLP .	3,235,195	(1)	10.2
75 State Street, Suite 1700
Boston, MA 02109
Noonday Asset Management, LP	2,945,000	(2)	9.3
227 West Trade Street, Suite 2140
Charlotte, North Carolina 28202
Artisan Partners Limited Partnership	1,700,550	(1)	5.4
875 East Wisconsin Avenue, Suite 800
Milwaukee, WI 53202

S. Scott Harding	96,500	(3)	0.3
Stephanie Molnar	166,970	(4)	0.5
Donald E. McCombs	297,684	(5)	0.9
Edwin Harless	193,742	(6)	0.6
Myron L. Lubin	23,033	(7)	0.1
Jeffrey E. Epstein	49,000	(8)	0.2
Todd C. Brown	46,500	(9)	0.1
David F. Dyer	54,750	(10)	0.2
Bobbie Gaunt	45,250	(11)	0.1
Charles M. Herington	24,300	(12)	0.1
Karen Kaplan	28,500	(13)	0.1
John J. Mahoney	42,000	(14)	0.1
Howard H. Newman	82,500	(15)	0.3
All executive officers and directors as a group (19 persons)	1,319,046	(16)	4.1

(1)	The information relating to the ownership of the Common Stock by this entity is based on a statement on Form 13F for the quarter ended March 31, 2006 filed by such entity with the Securities and Exchange Commission.

(2)	The information relating to the ownership of the Common Stock by this entity is based on a statement on Form 13D for the event dated July 6, 2006 filed by such entity with the Securities and Exchange Commission.

(3)	Includes 8,000 shares of restricted stock awarded on January 30, 2006 and 25,000 shares Mr. Harding has the right to acquire within 60 days of the record date pursuant to the exercise of options granted under the Company’s stock option plans.

(4)	Includes 5,000 shares of restricted stock awarded on January 30, 2006 and 125,327 shares Ms. Molnar has the right to acquire within 60 days of the record date pursuant to the exercise of options granted under the Company’s stock option plans.

(5)	Includes 3,000 shares of restricted stock awarded on January 30, 2006 and 246,930 shares Mr. McCombs has the right to acquire within 60 days of the record date pursuant to the exercise of options granted under the Company’s stock option plans.

(6)	Includes 193,125 shares Mr. Harless has the right to acquire within 60 days of the record date pursuant to the exercise of options granted under the Company’s stock option plans. Mr. Harless retired as Executive Vice President, Chief Administrative Officer on January 31, 2006.

(7)	Includes 2,000 shares of restricted stock awarded on January 30, 2006 and 21,000 shares Mr. Lubin has the right to acquire within 60 days of the record date pursuant to the exercise of options granted under the Company’s stock option plans.

(8)	Includes 4,000 shares of restricted stock awarded on January 30, 2006 and 15,000 shares Mr. Epstein has the right to acquire within 60 days of the record date pursuant to the exercise of options granted under the Company’s stock option plans.

(9)	Includes 4,500 shares of restricted stock awarded on January 26, 2006 and 15,000 shares Mr. Brown has the right to acquire within 60 days of the record date pursuant to options granted under the Company’s stock option plans.

(10)	Includes 4,500 shares of restricted stock awarded on January 26, 2006 and 11,250 shares Mr. Dyer has the right to acquire within 60 days of the record date pursuant to options granted under the Company’s stock option plans.

(11)	Includes 4,500 shares awarded on January 26, 2006, and 15,000 shares Ms. Gaunt has the right to acquire within 60 days of the record date pursuant to options granted under the Company’s stock option plans.

(12)	Includes 4,500 shares of restricted stock awarded on January 26, 2006 and 15,000 shares Mr. Herington has the right to acquire within 60 days of the record date pursuant to the exercise of options granted under the Company’s stock option plans.

(13)	Includes 4,500 shares of restricted stock awarded on January 26, 2006 and 15,000 shares Ms. Kaplan has the right to acquire within 60 days of the record date pursuant to the exercise of options granted under the Company’s stock option plans.

(14)	Includes 4,500 shares of restricted stock awarded on January 26, 2006 and 15,000 shares Mr. Mahoney has the right to acquire within 60 days of the record date pursuant to options granted under the Company’s stock option plans.

(15)	Includes 4,500 shares of restricted stock awarded on January 26, 2006 and 7,500 shares Mr. Newman has the right to acquire within 60 days of the record date pursuant to options granted under the Company’s stock option plans.

(16)	Includes 821,771 shares all directors and executive officers as a group have the right to acquire within 60 days of the record date pursuant to the exercise of options granted under the Company’s stock option plans.

MARKET PRICE OF ADVO COMMON STOCK AND DIVIDEND INFORMATION

Our common stock is traded on the New York Stock Exchange, or NYSE, under the symbol AD. The following table sets forth the high and low sale prices of shares of our common stock as reported on NYSE. Following the merger, ADVO common stock will not be traded on any public market.

	Price Range of Common Stock
Fiscal Year Ended	High	Low	Dividend
September 25, 2004:
First Quarter*	$33.57	$27.42	$0.11
Second Quarter	34.20	31.00	0.11
Third Quarter	33.58	30.55	0.11
Fourth Quarter	33.60	26.50	0.11

September 24, 2005:
First Quarter	$36.74	$29.30	$0.11
Second Quarter	38.72	33.95	0.11
Third Quarter	38.26	27.30	0.11
Fourth Quarter	35.80	30.85	0.11

September 30, 2006:
First Quarter	$32.58	$23.06	$0.11
Second Quarter	33.73	27.80	0.11
Third Quarter	32.95	23.26	0.11
Fourth Quarter (through August 4, 2006)	36.65	23.75	0.11

*	Adjusted to account for the three-for-two stock split effected by ADVO on November 7, 2003.

Pursuant to the merger agreement, following payment of ADVO’s regular dividend on August 4, 2006, ADVO has agreed not to pay additional dividends.

On July 5, 2006, the last full trading day prior to the public announcement of the merger agreement, the closing price of our common stock was $24.26 per share. On August 4, 2006, the last full trading day prior to the printing of this proxy statement, the closing price of our common stock was $36.48 per share. We encourage our stockholders to obtain current market quotations for our common stock.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, we will have no public stockholders and no public participation in any of our future stockholder meetings. We intend to hold an annual meeting of stockholders in 2007 only if the merger is not completed by December 31, 2006.

If we hold an annual meeting of stockholders in 2007, any stockholder who wishes to have a stockholder proposal included in our proxy statement for the 2007 Annual Meeting must submit the proposal in writing to the Corporate Secretary, ADVO, Inc., One Targeting Centre, Windsor, CT 06095, for receipt by August 15, 2006. If we hold an annual meeting of stockholders in 2007, the form of proxy issued with ADVO’s 2007 proxy statement will confer discretionary authority to vote for or against any proposal made by a stockholder at the annual meeting of stockholders in 2007 that was not included in ADVO’s 2007 proxy statement. However, under the rules of the SEC, such discretionary authority may not be exercised if the stockholder proponent has given the Corporate Secretary notice of such proposal prior to October 31, 2006, and certain other conditions provided for in the SEC rules have been satisfied.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the following location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

If you have questions about the special meeting or the merger after reading this proxy statement, or if you would like additional copies of this proxy statement or the proxy card, you should contact our proxy solicitor, Mellon Investor Services LLC, at 1-866-768-4962.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that differs from or adds to what is contained in this proxy statement. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date indicated on the cover of this document unless the information specifically indicates that another date applies.

Annex A

AGREEMENT AND PLAN OF MERGER

Dated as of July 5, 2006

by and among

VALASSIS COMMUNICATIONS, INC.

MICHIGAN ACQUISITION CORPORATION

and

ADVO, INC.

Page

ARTICLE I
THE MERGER

Section 1.01	The Merger	A-1
Section 1.02	Closing	A-1
Section 1.03	Effective Time	A-1
Section 1.04	Effects of the Merger	A-2
Section 1.05	Certificate of Incorporation and Bylaws	A-2
Section 1.06	Directors and Officers of Sub	A-2
Section 1.07	Reservation of Right to Revise Transaction	A-2

ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.01	Effect on Capital Stock	A-2
Section 2.02	Exchange of Certificates	A-3
Section 2.03	Stock Options	A-5
Section 2.04	Intentionally Omitted	A-5
Section 2.05	Note Purchase Agreement	A-6

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.01	Representations and Warranties of the Company	A-6
Section 3.02	Representations and Warranties of Parent	A-19

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS; NO SOLICITATION

Section 4.01	Conduct of Business by the Company	A-21
Section 4.02	No Solicitation	A-24

ARTICLE V
ADDITIONAL AGREEMENTS

Section 5.01	Preparation of the Proxy Statement; Shareholders’ Meeting	A-27
Section 5.02	Access to Information; Confidentiality	A-28
Section 5.03	Reasonable Best Efforts	A-29
Section 5.04	Indemnification, Exculpation and Insurance	A-31
Section 5.05	Fees and Expenses	A-32
Section 5.06	Public Announcements	A-33
Section 5.07	Shareholder Litigation	A-33
Section 5.08	Employee Matters	A-34
Section 5.09	Rights Agreement	A-34

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.01	Conditions to Each Party’s Obligation to Effect the Merger	A-35
Section 6.02	Conditions to Obligations of Parent and Sub	A-35
Section 6.03	Conditions to Obligation of the Company	A-36

A-i

A-ii

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 5, 2006, by and among VALASSIS COMMUNICATIONS, INC., a Delaware corporation (“Parent”), MICHIGAN ACQUISITION CORPORATION, a Delaware corporation and a wholly owned Subsidiary of Parent (“Sub”), and ADVO, INC., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS the Board of Directors of each of the Company, Sub and Parent has approved and declared advisable, this Agreement and the merger of Sub with and into the Company with the Company continuing as the surviving corporation in the merger (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), other than shares of Company Common Stock directly owned by Parent, Sub or the Company or any of the Company’s Subsidiaries, will be converted into the right to receive $37.00 in cash, without interest; and

WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto (intending to be legally bound) hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

Section 1.02 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions), at the offices of McDermott Will & Emery LLP, 340 Madison Avenue, New York, New York 10017, unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that if all the conditions set forth in Article VI shall no longer be satisfied or (to the extent permitted by applicable Law) waived on such second business day, then the Closing shall take place on the first business day on which all such conditions shall again have been satisfied or (to the extent permitted by applicable Law) waived unless another time is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.03 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) executed and acknowledged by the parties in accordance with the relevant provisions of the DGCL and, as soon as practicable on or after the Closing Date, Parent shall make or cause to be made all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree in writing, and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.04 Effects of the Merger. The Merger shall have the effects set forth in the DGCL.

Section 1.05 Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws of Sub (the “Sub Certificate” and “Sub Bylaws”, respectively) shall be the Surviving Corporation’s Certificate of Incorporation and Bylaws, respectively, until thereafter changed or amended as provided therein or by applicable Law.

Section 1.06 Directors and Officers of Sub. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.07 Reservation of Right to Revise Transaction. If each of Parent and the Company agree in writing, they may change the method of effecting the business combination between the Company and Parent, and each party shall cooperate in such efforts, including to provide for a different form of Merger; provided, however, that no such change shall (a) alter or change the amount and kind of consideration to be received by holders of Company Common Stock, (b) adversely affect the proposed accounting or tax treatment of the Merger to the Company, Parent or their respective stockholders and (c) materially delay receipt of any approval referred to in this Agreement or the consummation of the Merger.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Parent or Sub or any other person or entity:

(a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Stock Owned by Parent or Sub. Each share of Company Common Stock that is directly owned by the Company, Parent or Sub or any of their respective Subsidiaries immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Subject to Section 2.02(j), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b)) shall be converted into the right to receive $37.00 in cash, without interest (the “Merger Consideration”). At the Effective Time, subject to Section 2.02(j), all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.02(b), without interest. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, (i) the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, (ii) the

Company declares or pays any cash dividend (other than the $0.11 cash dividend declared by the Board of Directors of the Company on June 22, 2006 and payable on August 4, 2006 to record holders of Company Common Stock on July 28, 2006; it being understood that no further dividends or distributions shall be declared or paid by the Company to its stockholders while this Agreement is in effect) or (iii) the Company declares or pays any non-cash dividends or distributions, then in any such case the Merger Consideration shall be appropriately adjusted to reflect such action. The right of any holder of a Certificate to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) shall be subject to and reduced by the amount of any withholding that is required under applicable tax Law.

(d) Associated Rights. References in this Agreement to Company Common Stock shall include, unless the context requires otherwise, the associated Rights (as defined in the Rights Plan) issued pursuant to the Amended and Restated Stockholder Protection Rights Agreement dated as of February 10, 2003 between the Company and Mellon Investor Services LLC, as Rights Agent (the “Rights Plan”).

Section 2.02 Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company that is reasonably satisfactory to the Company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration. Prior to the Effective Time, Parent shall enter into an exchange agent agreement with the Exchange Agent in form and substance reasonably satisfactory to the Company. At the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Exchange Agent, for the benefit of the holders of Certificates, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.01(c). All cash deposited with the Exchange Agent pursuant to this Section 2.02(a) shall hereinafter be referred to as the “Exchange Fund”.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Merger Consideration, (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Each holder of record of one or more Certificates shall, upon surrender to the Exchange Agent of such Certificate or Certificates, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, be entitled to receive in exchange therefor the amount of cash to which such holder is entitled pursuant to Section 2.01(c), and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration in accordance with this Section 2.02(b) may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest shall be paid or will accrue on any payment to holders of Certificates pursuant to the provisions of this Article II.

(c) Distributions with Respect to Unexchanged Shares. No payment of Merger Consideration shall be paid to any such holder, in each case, until the holder of such Certificate shall have surrendered such Certificate in accordance with this Article II. Following the surrender of any Certificate, there shall be paid to the record holder of the Certificate representing whole shares of Company Common Stock issued in exchange therefor, without interest, at the time of such surrender, the Merger Consideration payable in respect therefor.

(d) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates. At the close of business on the day on which the Effective Time occurs, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of the Merger Consideration as provided in this Article II.

(e) Termination of the Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for the Merger Consideration in accordance with this Article II.

(f) No Liability. None of Parent, Sub, the Company, the Surviving Corporation or the Exchange Agent or any of their respective Affiliates shall be liable to any person in respect of any Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered immediately prior to the date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(g) Investment of Exchange Fund. The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid to and be income of Parent. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. The Exchange Fund shall not be used for any other purpose except as provided in this Agreement and, for the avoidance of doubt, shall be subject to Section 2.02(f) above.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the entering into of an indemnity and/or the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Article II.

(i) Withholding Rights. Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates or holder of Company Stock Options such amounts as Parent, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Certificates or holder of Company Stock Options in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent.

(j) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, with respect to each share of Company Common Stock as to which the holder thereof shall have properly perfected dissenter’s rights in accordance with the provisions of Section 262 of the DGCL (each, a “Dissenting Share”), if any, such holder shall be entitled to payment, solely from the Surviving Corporation, of the appraisal value of the Dissenting Shares to the extent permitted by and in accordance with the provisions of Section 262 of the DGCL; provided, however, that (i) if any holder of Dissenting Shares, under the circumstances permitted by and in accordance with the DGCL, affirmatively withdraws such holder’s demand for appraisal of such Dissenting Shares, (ii) if any holder of Dissenting Shares fails to establish such holder’s entitlement to dissenters’ rights as provided in the DGCL or (iii) if any holder of Dissenting Shares takes or fails to take any action the consequence of which is that such holder is not entitled to payment under Section 262 of the DGCL for such holder’s shares, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Company Common Stock and such shares of Company Common Stock shall thereupon be deemed to have been converted, as of the Effective Time, into and represent the right to receive the Merger Consideration payable in respect of such shares of Company Common Stock. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not settle, make any payments with respect to, or offer to settle, any claim with respect to Dissenting Shares without the prior written consent of Parent.

Section 2.03 Stock Options.

(a) Each option or right to purchase shares of Company Common Stock (each a “Company Stock Option”) under the Company’s 2006 Incentive Compensation Plan (the “2006 Plan”), the Company’s 1998 Incentive Compensation Plan (the “1998 Plan”), the Company’s 1995 Non-Employee Directors’ Stock Option Plan (the “1995 Plan”), the Company’s 1988 Non-Qualified Stock Option Plan (the “1988 Plan”), and the Company’s 1986 Stock Option Plan (the “1986 Plan”, together with the 2006 Plan, the 1998 Plan, the 1995 Plan, and the 1988 Plan, the “Company Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested and each holder of an outstanding option under the Company Stock Plans immediately before the Effective Time shall receive, at the Effective Time, an amount of cash (without interest) for each share of Company Common Stock underlying such option equal to the excess, if any, of (i) the Merger Consideration over (ii) the exercise price per share of such option, and such option shall thereafter be cancelled and of no further force and effect.

(b) [INTENTIONALLY OMITTED]

(c) Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions as may be required to effectuate the provisions of Sections 2.03(a) and 2.03(d).

(d) Following the date hereof, participants in the ESPP may not increase their payroll deductions or purchase elections under the ESPP from those in effect on the date of this Agreement. Each participant’s outstanding right to purchase shares of Company Common Stock under the Company’s ESPP shall terminate on the day immediately prior to the day on which the Effective Time occurs, provided that all amounts allocated to each participant’s account under the ESPP as of such date shall thereupon be used to purchase from the Company whole shares of Company Common Stock at the applicable price determined under the terms of the ESPP for the then outstanding offering periods using such date as the final purchase date for each such offering period and the ESPP shall terminate immediately following such purchases of Company Common Stock.

Section 2.04 [INTENTIONALLY OMITTED]

Section 2.05 Note Purchase Agreement.

(a) Reference is made to the Note Purchase Agreement (the “Note Purchase Agreement”), dated as of December 4, 2003, relating to the $125,000,000 aggregate outstanding principal amount of the Company’s 5.71% Series A Senior Guaranteed Secured Notes due December 4, 2013 (the “Series A Notes”) and Floating Rate Series B Senior Guaranteed Secured Notes due December 4, 2013 (the “Series B Notes” and, collectively with the Series A Notes, the “Notes”).

(b) Within five (5) business days following the date hereof, the Company shall give written notice to each holder of the Notes stating that a Control Event (as defined in the Note Purchase Agreement) has occurred. Such notice shall comply with the terms of Section 8.3 of the Note Purchase Agreement. In addition, the Company agrees to allow Parent, Sub or one of its Affiliates, at any time after the date of this Agreement, to commence a cash tender offer or other cash offer (as determined by Parent in its sole discretion) to purchase all of the outstanding Notes (the “Debt Offer”). The Debt Offer shall be conducted in accordance with the terms of the Note Purchase Agreement and all applicable rules and regulations of the SEC and other applicable Laws. The consummation of the Debt Offer shall not be a condition to the Closing.

(c) Parent and Sub shall have sole discretion over the terms, timing and structure of the Debt Offer (including the price thereof and the appointment of a solicitation agent, if any); provided, that the Debt Offer shall provide that the consummation thereof shall be subject to the consummation of the Effective Time. The Company agrees to reasonably cooperate, and to cause its Representatives to reasonably cooperate, including assisting to the extent reasonably requested by Parent in the preparation of and executing all documents in connection therewith in form and substance reasonably satisfactory to Parent and Sub and taking any other reasonable actions Parent and Sub reasonably determine to be necessary in connection therewith (including providing a list to Parent of the current holders of the Notes; provided, that prior to the Effective Time, the Company shall not be required to (i) make any cash expenditures or (ii) take any action that could obligate the Company, Parent or Sub to repurchase any Notes or incur any liabilities or additional obligations to the holders of the Notes prior to the consummation of the Debt Offer. Each of the Company, Parent and Sub agree to comply in all material respects with all laws and regulations applicable to the Debt Offer.

(d) If at any time prior to the Effective Time any information relating to the Company or any of its Subsidiaries or Affiliates should be discovered by the Company, which if not set forth in an amendment or supplement to the documents mailed to holders in respect of the Debt Offer would reasonably be expected to cause such documents to include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the Parent and Sub and, to the extent required by law, rules or regulations, the Company shall provide to the Parent and Sub such information. Parent shall promptly provide the Company with copies of all materials sent to holders of the Notes.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01 Representations and Warranties of the Company. Except as disclosed in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (“Filed Company SEC Documents”) and except as set forth in the disclosure schedule (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates, provided that the listing of an item on one Schedule shall be deemed to be a listing on each other Schedule and to apply to any other representation and warranty of the Company in Article III of this Agreement to the extent that it is reasonably apparent from a reading of such disclosure item on its face that it would also qualify or apply to such other representation or warranty) delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Sub as follows:

(a) Organization, Standing and Corporate Power. Each of the Company and its Significant Subsidiaries (as defined in Regulation S-X) has been duly organized, and is validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, as the case may be. Each of the Company’s Non-Significant Subsidiaries has been duly organized, and is validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, as the case may be, except where the failure to be so organized, validly existing and in good standing individually or in the aggregate does not and will not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries has all requisite power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted, except where the failure to have such power, authority, licenses, permits, authorizations and approvals would not, individually or in the aggregate, have a Material Adverse Effect. The Company has made available to Parent, prior to the execution of this Agreement, true, complete and accurate copies of the Company’s certificate of incorporation (the “Company Certificate”) and By-Laws (the “Company By-Laws”), and the comparable organizational documents of each of its Subsidiaries, in each case as amended to, and in effect on, the date of this Agreement. Without the consent of Parent, prior to the Effective Time, the Company and its Affiliates have not purchased any insurance coverage contemplated to be purchased by Parent by Section 5.04(c), except for annual renewals in the ordinary course of business consistent with past practice upon the expiration of the present policy (which renewal policy shall not be for a greater coverage limit or from a carrier with a higher AM Best financial strength or financial size rating than those in effect with respect to the expiring policy).

(b) Subsidiaries. Section 3.01(b) of the Company Disclosure Schedule lists, as of the date of this Agreement, each direct and indirect Subsidiary of the Company (including its state of incorporation or formation). All of the outstanding capital stock of, or other equity interests in, each Subsidiary of the Company, is directly or indirectly owned by the Company. All the issued and outstanding shares of capital stock of, or other equity interests in, each such Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, liens, charges, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except for the capital stock of, or voting securities or equity interests in, its Subsidiaries, the Company does not own, directly or indirectly, as of the date hereof, any capital stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other entity. There are no bonds, debentures, notes or other indebtedness of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters upon which Subsidiary equityholders may vote. Except for capital stock held by the Company or a wholly-owned Subsidiary of the Company, there are not issued, reserved for issuance or outstanding (i) any shares of capital stock or other voting securities or equity interests of any Subsidiary, (ii) any securities of any Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of such Subsidiary, (iii) any warrants, calls, options or other rights to acquire, and no obligation to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of any Subsidiary and (iv) there are not any outstanding obligations to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any such securities. There are no outstanding obligations to repurchase, redeem or otherwise acquire any such outstanding securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

(c) Capital Structure. The authorized capital stock of the Company consists of 80,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). At the close of business on June 30 , 2006, (i) 31,754,678 shares of Company Common Stock were issued and outstanding, (ii) 285,015 shares of Company Common Stock were issued but not outstanding (i.e., held as treasury stock), (iii) 4,161,850 shares of Company Common Stock were reserved and available for issuance pursuant to the Company’s 2006 Incentive Compensation Plan (the “Incentive Plan”), (iv) 8,250 shares of Company Common Stock were reserved and available for issuance pursuant to the Company’s Non-Employee Directors Restricted Stock Plan (the “Director’s Plan”), (v) no shares of Company Preferred Stock were issued or outstanding (including, without limitation, as treasury shares), and (vi) 500,000 shares of Company Preferred Stock were reserved and available for issuance pursuant to the Company’s Rights Plan. Except as set forth above in this Section 3.01(c) , at the close of business on June 30, 2006, no shares of capital stock or other voting securities or equity interests of the Company were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights, “phantom” stock rights, restricted stock units, performance units, rights to receive shares of Company Common Stock on a deferred basis or other rights (other than Company Stock Options or rights under the Company’s Rights Plan) that are linked to the value of Company Common Stock (collectively, “Company Stock-Based Awards”). All Company Stock Options and awards of restricted stock under the Incentive Plan and the Director’s Plan are evidenced by stock option agreements, restricted stock purchase agreements or other award agreements. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above in this Section 3.01(c), the rights under the Company’s Rights Plan, and for issuances of shares of Company Common Stock pursuant to the Company Stock Options set forth above in this Section 3.01(c) and subject to Section 4.01(a) , (A) there are not issued, reserved for issuance or outstanding (1) any shares of capital stock or other voting securities or equity interests of the Company, (2) any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company, (3) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or (4) any Company Stock-Based Awards and (B) there are not any outstanding obligations to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any such securities.

(d) Authority; Noncontravention. The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Shareholder Approval, to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the consummation of the Merger, to the obtaining of the Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Board of Directors of the Company, at a meeting duly called and held, duly and unanimously adopted by all directors present, resolutions (i) adopting this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) declaring and recommending to its shareholders that it is advisable and in the best interests of the Company and the shareholders of the Company that the Company enter into this

Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, (iii) directing that the Company use its reasonable best efforts to submit the approval of this Agreement to a vote at a meeting of the shareholders of the Company as promptly as reasonably practicable and (iv) recommending that the shareholders of the Company approve this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way (the “Company Board Recommendation”). The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, (A) the Company Certificate or the Company By-Laws or the comparable organizational documents of any of its Subsidiaries, (B) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment or instrument that is intended by the Company or any of its Subsidiaries to be legally binding, (each, including all amendments thereto, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (C) subject to the obtaining of the Shareholder Approval and the governmental filings and other matters referred to in the following sentence, any (1) statute, law, ordinance, rule or regulation (each, a “Law”) applicable to the Company or any of its Subsidiaries or their respective properties or other assets or (2) order, writ, injunction, decree, judgment or stipulation (each, an “Order”) applicable to the Company or any of its Subsidiaries or their respective properties or other assets, other than, in the case of Sections 3.01(d)(iv)(B) and 3.01(d)(iv)(C), any such conflicts, violations, breaches, defaults, rights of termination, cancellation or acceleration, losses or Liens that individually or in the aggregate does not and will not reasonably be expected to (I) have a Material Adverse Effect, (II) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (III) prevent or materially impede, interfere with, hinder or delay the consummation of the Merger and the other transactions contemplated by this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any organized securities exchange (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger or the other transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) and the termination of the waiting period required thereunder, and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under any other applicable competition, merger control, antitrust or similar Law, (ii) the filing with the Securities and Exchange Commission (the “SEC”) of (A) a proxy statement relating to the adoption by the shareholders of the Company of this Agreement (as amended or supplemented from time to time, the “Proxy Statement”) and (B) such reports under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”), as may be required in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iv) any filings with and approvals of the NYSE and (v) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate does not and will not reasonably be expected to (A) have a Material Adverse Effect (B) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (C) prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement.

(e) Company SEC Documents.

(i) The Company has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by the Company since January 1, 2003 (such documents, together with any documents filed during such period by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”). Except to the extent that information contained in any Company SEC Document has been revised, amended, supplemented or superseded by a later-filed Filed Company SEC Document, as of their respective filing dates, the Company SEC Documents complied in all material respects with, to the extent in effect at the time of filing, the requirements of the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, had been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except as otherwise footnoted therein and, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations reflected in the Company’s financial statements included in the Filed Company SEC Documents (including the notes thereto), (ii) liabilities or obligations incurred in the ordinary course of business since March 25, 2006, (iii) liabilities or obligations of a nature and magnitude comparable to those not required to be reflected in the financial statements in the Filed Company SEC Documents under GAAP, or (iv) liabilities and obligations which, individually or in the aggregate, do not and would not reasonably be expected to have a Material Adverse Effect . None of the Subsidiaries of the Company are, or have at any time since January 1, 2003 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act. The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(ii) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(iii) The Company maintains a system of internal controls over financial reporting in all material respects in accordance with applicable law. The Company has disclosed to the Company’s auditors and the audit committee of the Board of Directors of the Company with respect to each reporting period in which reviews of its internal controls over financial reporting were required to be implemented under law, (A) any “material weaknesses”, any “control deficiencies” and any “significant deficiencies” that were identified in the design or operation of the Company’s internal controls over financial reporting, (B) each letter to or from (or material discussion with) the internal auditors and/or outside auditors relating to the Company’s internal controls over financial reporting relating to any “material weaknesses”, any “control deficiencies” or any “significant deficiencies” in the design or operation of the Company’s internal controls over financial reporting and (C) any fraud or allegation of fraud, whether or not material, known to management of the Company (or any reporting person or center set up to accept “whistleblower” complaints, or any Company ombudsmen) which involves the Company’s system of internal controls over financial reporting. The Company has previously provided to Parent each letter described in the preceding sentence or has disclosed in Section 3.01(e)(iii) of the Company Disclosure Schedule a summary of any such material undocumented disclosure or report, in each case, heretofore delivered to any of the foregoing persons or to any member of the Board of Directors.

(iv) The Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of SOX.

(f) Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

(g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement, since the date of the most recent financial statements included in the Filed Company SEC Documents, the Company and its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course consistent with past practice, and there has not been any Material Adverse Change, and from such date until the date hereof there has not been (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of the Company or any of its Subsidiaries, other than (A) cash dividends payable by the Company in respect of shares of Company Common Stock consistent with past practice and not exceeding $0.11 per share of Company Common Stock per fiscal quarter or (B) dividends or distributions by a Subsidiary of the Company to the Company or another Subsidiary wholly owned by the Company, (ii) any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other securities, (iii) any split, combination or reclassification of any capital stock of the Company or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of their respective capital stock, (iv) (A) any granting by the Company or any of its Subsidiaries to any current or former (1) director of the Company or (2) current employees with the Company or any of its Subsidiaries who are party to a change of control or severance agreement (all individuals described in the foregoing Sections 3.01(g)(iv)(A)(1) and (2) (collectively, the “Key Personnel”) of any increase in compensation, bonus or fringe or other benefits, except in the ordinary course of business consistent with past practice or as was required under any Company Benefit Agreement or Benefit Plan, (B) any granting by the Company or any of its Subsidiaries to any Key Personnel of (1) any increase in severance or termination pay or (2) any right to receive any severance or termination pay except for severance or termination pay received in the ordinary course of business consistent with past practice or as was required under any Company Benefit Agreement or Benefit Plan, (C) any entry by the Company or any of its Subsidiaries into, or any amendments of, (1) any employment, deferred compensation, consulting, severance, change of control, termination or indemnification Contract with any Key Personnel or any other director, officer or employee of the Company or any of its Subsidiaries or (2) any Contract with any Key Personnel or any other director, officer or employee of the Company or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of the Merger (all such Contracts under this Section 3.01(g)(iv)(C), collectively, “Company Benefit Agreements”), (D) the removal or modification of any restrictions in any Company Benefit Agreement or Benefit Plan or awards made thereunder, except as required to comply with applicable Law or the terms or provisions of any Company Benefit Agreement or Benefit Plan in effect as of the date hereof and except as may be effected in the ordinary course of business consistent with past practice or (E) the adoption, amendment or termination of any Benefit Plan, other than, in the case of Sections 3.01(g)(iv)(A), 3.01(g)(iv)(B), 3.01(g)(iv)(C), and 3.01(g)(iv)(D), such increases, amendments, new agreements, removals, modifications or terminations that (1) do not provide for any increase in compensation or benefits for any individual Key Personnel that is material in relation to such person’s compensation or benefits prior to such increase and (2) in the aggregate do not result in any material increase in compensation, benefits or other similar expenses of the Company and its Subsidiaries, and (v) any change in financial accounting methods, principles or practices by the Company materially affecting its assets, liabilities or businesses, except insofar as may have been required by a change in GAAP.

(h) [INTENTIONALLY OMITTED]

(i) Litigation. There is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or affecting any of their respective assets that, individually or in the aggregate does or would reasonably be expected to have a Material Adverse Effect, nor is there any demand, letter or Order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Entity involving, the Company or any of its Subsidiaries or any of their respective assets that individually or in the aggregate does or would reasonably be expected to have a Material Adverse Effect.

(j) Material Contracts.

(i) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, and none of their respective properties or other assets is subject to, any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (a “Material Contract”), other than those contracts that are filed as exhibits to the Filed Company SEC Documents. As of the date hereof, the amount that would be payable to the third party identified in Section 3.01(j)(i) of the Company Disclosure Schedule pursuant to the terms of the Contract (as the same may have been amended) identified thereon in connection with a termination for convenience would not exceed the amount specified thereon. None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto under) any Contract to which it is a party or by which it or any of its properties or other assets is bound, except for such violations or defaults which, individually or in the aggregate, would not have a Material Adverse Effect. As of the date hereof, neither the Company nor any of its Subsidiaries has entered into any Contract that is currently in effect that is required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC and which has not been so disclosed. Neither the Company nor any of its Subsidiaries is a party to a material agreement with a third party which provides for the printing of materials and which is not cancelable by the Company or its Subsidiary with not more than 60 days notice without material penalty or other material obligation or liability.

(ii) Section 3.01(j)(ii) of the Company Disclosure Schedule contains a complete and accurate list of each Contract restricting or purporting to restrict the Company’s or any of the Company’s Subsidiaries’ ability to compete in any line of business, geographic area or customer segment.

(k) Compliance with Laws; Environmental Matters.

(i) Each of the Company and its Subsidiaries is in compliance with all Laws and Orders (collectively, “Legal Provisions”) applicable to it, its properties or other assets or its business or operations, except for violations or possible violations that would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Company and its Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices and permits of or with all Governmental Entities (collectively, “Permits”) necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as currently conducted, except for such authorizations, certificates, filings, franchises, licenses, notices, permits and approvals the failure of which to hold would not, individually or in the aggregate, have a Material Adverse Effect. Since January 1, 2003, there has occurred no material default under, or material violation of, any such Permit and, to the Knowledge of the Company, the consummation of the Merger would not cause the revocation or cancellation of any material Permit.

(ii) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (1) during the period of ownership or operation by the Company or any of its Subsidiaries of any of its currently or formerly owned, leased or operated properties, there have been no Releases of Hazardous Materials in, on, under or affecting any properties which would subject the Company or any of its Subsidiaries to any liability under any Environmental Law or require any expenditure by the Company or any of its Subsidiaries for remediation to meet applicable standards thereunder; (2) prior to and after, as applicable, the period of ownership or operation by the Company or any of its Subsidiaries of any of its currently or formerly owned, leased or operated properties, to the Knowledge of the Company, there were no Releases of Hazardous Materials in, on, under or affecting any properties which would subject the Company or any of its Subsidiaries to any liability under any Environmental Law or require any expenditure by the Company or any of its Subsidiaries for remediation to meet applicable standards thereunder; (3) each of the Company and its Subsidiaries is in compliance with all Environmental Laws; (4) neither the Company nor any of its Subsidiaries is subject to any indemnity obligation with any person relating to obligations or liabilities under Environmental Laws; (5) neither the Company nor its Subsidiaries is subject to, there is not now and there has not been any pending or, to the Knowledge of the Company, threatened investigation, suit, claim, action, cause of action, notice or proceeding alleging liability under, relating to or arising under Environmental Laws; and (6) there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action, cause of action, proceeding or liability against or affecting the Company or any of its Subsidiaries relating to or arising under Environmental Laws. The term “Environmental Laws” means all applicable Federal, state, local and foreign Laws (including the common law), Orders, notices, Permits or binding Contracts issued, promulgated or entered into by any Governmental Entity, relating in any way to the environment, preservation or reclamation of natural resources or the presence, management, Release of, or exposure to, Hazardous Materials, or to human health and safety. The term “Hazardous Materials” means (A) petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances and (B) any other chemical, material, substance, waste, pollutant or contaminant that is prohibited, limited, regulated by or pursuant to or for which standards of liability are imposed under any Environmental Law. The term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or any natural or man-made structure.

(l) Labor Relations. From the date of the most recent financial statements included in the Filed Company SEC Documents through the date hereof, there has not been any adoption, material amendment or termination by the Company or any of its Subsidiaries of any collective bargaining or other labor union Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. Other than the contract with Amalgamated Lithographers of America Local I-L at the Windsor, Connecticut Facility, there are no collective bargaining or other labor union Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. As of the date of this Agreement, other than those employees at the Windsor, Connecticut Facility who are members of Amalgamated Lithographers of America Local I-L, none of the employees of the Company or any of its Subsidiaries are represented by any union with respect to their employment by the Company or such Subsidiary. From January 1, 2003 to the date of this Agreement, neither the Company nor any of its Subsidiaries has experienced any material labor disputes, union organization attempts or work stoppages, slowdowns or lockouts due to labor disagreements.

(m) ERISA Compliance.

(i) Section 3.01(m)(i) of the Company Disclosure Schedule sets forth a complete and correct list of all employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all employment, compensation, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, split dollar insurance, supplemental retirement, severance, change of control, loans or other benefit plans, programs, arrangements or fringe benefits, in each case, which are provided, maintained, contributed to or sponsored the Company or any of its Subsidiaries on behalf of current or former directors, officers or employees or for which the Company or any of its Subsidiaries has any liability, contingent or otherwise (collectively, the “Benefit Plans”).

(ii) To the extent applicable, the Company has furnished Parent with true, complete and accurate copies of (A) the plan document or other governing contract for each Benefit Plan, as amended, and a summary of any unwritten Benefit Plans, (B) the most recently distributed summary plan description and summary of material modifications, (C) each trust or other funding agreement with respect to each Benefit Plan, (D) the three most recently filed Internal Revenue Service (“IRS”) Form 5500 (including schedules and attachments) with respect to each Benefit Plan, (E) the most recently received IRS determination letter with respect to each Benefit Plan intended to qualify under Section 4.01(a) of the Code, and (F) the most recently prepared actuarial report and financial statements for each Benefit Plan.

(iii) The Benefit Plans have been operated and administered in accordance with their terms and the applicable requirements of ERISA, the Code and any other applicable governing law, in each case, in all material respects. All contributions and all payments and premiums required to have been made to or under any Benefit Plan have been timely and properly made (or otherwise properly accrued if not yet due), and, as of the date hereof, nothing has occurred with respect to the operation of the Benefit Plans that would cause the imposition of any material penalty or excise tax under ERISA, the Code or governing law on the Company or any of its Subsidiaries that has not been satisfied in full.

(iv) No Benefit Plan is subject to Title IV of ERISA, or is a multiemployer plan within the meaning of Section 3(37)(A) of ERISA. None of the Company or any of its Subsidiaries or any trade or business (whether or not incorporated) which is or has ever been treated as a single employer with the Company or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliates”), has incurred any liability under Title IV of ERISA or Section 412 of the Code, except for such liability that has been paid in full.

(v) For each Benefit Plan that is a defined benefit pension plan within the meaning of Statement of Financial Accounting Standard No. 87 (“SFAS 87”), the “projected benefit obligation” of each such plan does not exceed the market value of its “plan assets” as of December 31, 2005, as such terms are defined in SFAS 87, by more than $50,000.

(vi) There are no pending or, to Knowledge of the Company, threatened suits, audits, examinations, actions, litigation or claims (excluding claims for benefits incurred in the ordinary course) with respect to any of the Benefit Plans which, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect.

(vii) Each of the Benefit Plans which is intended to be “qualified” within the meaning of Section 401 of the Code has received a favorable determination letter from the IRS and no event has occurred and no condition exists which would result in the revocation of any such determination letter or otherwise result in the loss of its qualified status. Any voluntary employee benefit association which provides benefits to current or former employees of the Company or any of its Subsidiaries, or their beneficiaries, is and has been qualified under Section 501(c)(9) of the Code.

(viii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment becoming due to any current or former employee or director of the Company or any of its Subsidiaries, (B) increase any benefits under any Benefit Plan, or (C) result in the acceleration of the time of payment, vesting or other rights with respect to any such benefits.

(ix) The Company and its Subsidiaries do not maintain or have an obligation to contribute to, or provide coverage under, any retiree life or retiree health plans or arrangements, except (A) as may be required under part 6 of Title I of ERISA and at the sole expense of the participant or the participant’s beneficiary, or (B) pursuant to a medical expense reimbursement account described in Section 125 of the Code.

(n) Golden Parachute Payments. No current or former employee or director of the Company or any of its Subsidiaries is entitled to receive any additional payment from the Company or any of its Subsidiaries or the Surviving Corporation by reason of the excise tax required by Section 4999(a) of the Code being imposed on such person by reason of the transactions contemplated by this Agreement. No amount paid or benefit provided by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either alone or in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(o) Taxes. Except as does not and would not reasonably be expected to have a Material Adverse Effect:

(i) All tax returns required by applicable Law to have been filed with any taxing authority by, or on behalf of, the Company or any of its Subsidiaries have been filed in a timely manner (taking into account any valid extension) in accordance with all applicable Laws, and all such tax returns are true, correct and complete.

(ii) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) all taxes due and owing, and the Company’s most recent financial statements included in the Filed Company SEC Documents reflect an adequate accrual under GAAP for all taxes payable by Company and its Subsidiaries for all taxable periods and portions thereof ending on the date of such financial statements.

(iii) There are no Liens or encumbrances for taxes on any of the assets of the Company or any of its Subsidiaries, other than for taxes not yet due and payable.

(iv) The Company and its Subsidiaries have complied with all applicable Laws relating to the payment and withholding of taxes.

(v) No written notification has been received by the Company or any of its Subsidiaries that any federal, state, local or foreign audit, examination or similar proceeding is pending, proposed or asserted with regard to any taxes or tax returns of the Company or its Subsidiaries.

(vi) There is no Contract extending, or having the effect of extending, the period of assessment or collection of any federal, state and foreign taxes with respect to the Company or any of its Subsidiaries nor has any request been made for any such extension.

(vii) No written notice of a claim of pending investigation has been received by the Company or its Subsidiaries from any state, local or other jurisdiction with which the Company or any of its Subsidiaries currently does not file tax returns, alleging that the Company or any of its Subsidiaries has a duty to file tax returns and pay taxes or is otherwise subject to the taxing authority of such jurisdiction.

(viii) Neither the Company nor any of its Subsidiaries joins or has joined, for any taxable period during the eight years prior to the date of this Agreement, in the filing of any consolidated federal tax return other than tax returns for the consolidated group of which the Company or any of its Subsidiaries is or was the common parent.

(ix) Neither the Company nor any of its Subsidiaries is a party to or bound by any tax sharing agreement or tax indemnity agreement (including any advance pricing agreement or closing agreement with any taxing authority), other than any such customary agreements with customers, vendors, lessors or the like entered into in the ordinary course of business.

(x) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since May 1, 2004.

(xi) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(2).

(xii) As used in this Agreement: (A) “tax” means any tax, duty, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any person), together with any related interest, penalty, addition to tax or additional amount; (B) “taxing authority” means any Federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority; and (C) “tax return” means any report, return, document, declaration or other information or filing required to be filed with respect to taxes (whether or not a payment is required to be made with respect to such filing), including information returns, any documents with respect to or accompanying payments of estimated taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

(p) Title to Properties. Each of the Company and its Subsidiaries, except as would not, individually or in the aggregate, have a Material Adverse Effect, has (i) good and marketable title (subject only to Permitted Exceptions and the matters described on Section 3.01(p) of the Company Disclosure Schedule) to all of its owned real properties, or (ii) valid and subsisting leasehold or sublease interests or similar contract rights under valid agreements relating to all of its leased properties and other tangible assets, in the case of clauses (i) and (ii), to the extent necessary for the conduct of its business as currently conducted. Each of the Company and its Subsidiaries, except as would not, individually or in the aggregate, have a Material Adverse Effect, has complied in all material respects with the terms of all leases or subleases to which it is a party, and all leases to which the Company or any of its Subsidiaries is a party and under which it is in occupancy are in full force and effect. Neither the Company nor any of its Subsidiaries has received any written notice of any event or occurrence that has resulted or could reasonably result (with or without the giving of notice, the lapse of time or both) in an event of default with respect to any lease or sublease to which it is a party. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the consummation of the Merger shall not require the consent of any party to any of the leases or subleases to which the Company or any of its Subsidiaries are a party. “Permitted Exceptions” means (a) liens for taxes or assessments not yet due and payable or being contested in good faith; (b) mechanics’, materialmen’s or other liens or security interests, provided that any such lien or security interest is not yet due and payable or is being contested in good faith; (c) zoning, entitlement, land use or environmental regulations; (d) all matters of record, or (e) any other liens, encumbrances, security interests, easements, rights-of-way, encroachments, restrictions, conditions and other encumbrances which would not, individually or in the aggregate, have a material adverse effect on the use and enjoyment of the property.

(q) Intellectual Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect:

(i) Section 3.01(q)(i) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all patents and applications therefor, registered trademarks and applications therefor, domain name registrations and copyright registrations (if any) that, in each case, are owned by or licensed to the Company or any of its Subsidiaries and are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted. Such intellectual property rights required to be listed in Section 3.01(q)(i) of the Company Disclosure Schedule, together with any trade name rights, trade secret or know how rights, service mark rights, trademark rights, patent rights, intellectual property rights in computer programs or software or other type of intellectual property rights, in each case, that are owned or licensed by the Company or any of its Subsidiaries and are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, are collectively referred to herein as “Intellectual Property Rights”. All Intellectual Property Rights are either (A) owned by the Company or a Subsidiary of the Company free and clear of all Liens or (B) licensed to the Company or a Subsidiary of the Company free and clear (to the Knowledge of the Company) of all Liens. There are no material claims pending or, to the Knowledge of the Company, threatened with regard to the ownership or licensing by the Company or any of its Subsidiaries of any Intellectual Property Rights. To the Knowledge of the Company, each of the Company and its Subsidiaries owns, is validly licensed or otherwise has the right to use all Intellectual Property Rights. To the Knowledge of the Company, the execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon, any Intellectual Property Right. Section 3.01(q)(i) of the Company Disclosure Schedule sets forth, as of the date hereof, all material Contracts under which the Company or any of its Subsidiaries is obligated to make payments to third parties for use of any Intellectual Property Rights.

(ii) There are no pending or, to the Knowledge of the Company, threatened claims that the Company or any of its Subsidiaries has infringed or is infringing any intellectual property rights of any person. To the Knowledge of the Company, as of the date of this Agreement, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any claim by a person to exclude or prevent the Company or any of its Subsidiaries from freely using its Intellectual Property Rights.

(iii) All patents required to be listed in Section 3.01(q)(i) of the Company Disclosure Schedule that are owned by the Company or any of its Subsidiaries have been duly registered and/or filed with or issued by each appropriate Governmental Entity, all necessary affidavits of continuing use have been timely filed, and all necessary maintenance fees have been timely paid in all material respects to continue all such rights in effect. To the Knowledge of the Company, none of the patents required to be listed in Section 3.01(q)(i) of the Company Disclosure Schedule that are owned by the Company or any of its Subsidiaries and which is material to their business has expired or been declared invalid, in whole or in part, by any Governmental Entity. To the Knowledge of the Company, there are no ongoing interferences, oppositions, reissues, reexaminations or other proceedings challenging any of the patents or patent applications required to be listed in Section 3.01(q)(i) of the Company Disclosure Schedule and owned by the Company or any of its Subsidiaries (or challenging any such patents or patent applications licensed to the Company or any of its Subsidiaries), including ex parte and post-grant proceedings, in the United States Patent and Trademark Office or in any foreign patent office or similar administrative agency.

(iv) The Company and its Subsidiaries have used commercially reasonable efforts to maintain their material trade secrets in confidence.

(r) Voting Requirements. The affirmative vote of holders of a majority of the outstanding shares of Company Common Stock at the Shareholders’ Meeting or any adjournment or postponement thereof to approve this Agreement (the “Shareholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement and the transactions contemplated by this Agreement.

(s) State Takeover Laws. The Board of Directors of the Company has unanimously adopted, by all directors present, this Agreement, and approved the Merger and the other transactions contemplated by this Agreement, and such adoption and approval represents all the actions necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, the restrictions on “business combinations” (as defined in Section 203 of the DGCL) pursuant to Section 203 of the DGCL to the extent, if any, the restrictions contained therein would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement (assuming the accuracy of Parent’s representation in Section 3.02(h)). To the Knowledge of the Company, no other state takeover Law or similar Law applies or purports to apply to this Agreement, the Merger or the other transactions contemplated by this Agreement.

(t) Brokers and Other Advisors. No broker, investment banker, financial advisor or other person (other than Citigroup Global Markets Inc. solely pursuant to the Citigroup engagement letter and indemnification agreement), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has made available to Parent a true, complete and accurate copy of the Citigroup engagement letter and indemnification agreement.

(u) Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Citigroup Global Markets Inc., on July 5, 2006, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock (the “Citigroup Fairness Opinion”); a signed copy of which opinion will have been delivered to Parent no later than July 7, 2006.

(v) Rights Agreement. The Company has taken all actions necessary to (i) render the Rights Agreement inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) ensure that so long as this Agreement shall not have been terminated in accordance with its terms: (A) none of Parent, Sub or any other Subsidiary of Parent is an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement, (B) a Separation Time or a Stock Acquisition Date (as such terms are defined in the Rights Agreement) does not occur and (C) the rights (the “Company Rights”) to purchase securities do not become exercisable, in the case of Sections 3.01(v)(ii)(A), 3.01(v)(ii)(B) and 3.01(v)(ii)(C), solely by reason of the execution of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement and (iii) provide that the Expiration Time (as defined in the Rights Agreement) shall occur immediately prior to the Effective Time. The Company has delivered to Parent a true, complete and accurate copy of the Contract under which the matters described in the preceding sentence have been effected.

Section 3.02 Representations and Warranties of Parent. Except as disclosed in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement (“Filed Parent SEC Documents”), Parent represents and warrants to the Company as follows:

(a) Organization, Standing and Corporate Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent has made available to the Company true, complete and accurate copies of the certificates of incorporation and by-laws of Parent and Sub, in each case as amended to, and as in effect on, the date hereof. Each of Parent and Sub has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to be so qualified licensed or in good standing, would not, individually or in the aggregate have a Parent Material Adverse Effect.

(b) Authority; Noncontravention. Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub, including approval by Parent as the sole stockholder of Sub, and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement. This Agreement and the transactions contemplated by this Agreement do not require approval of the holders of any shares of capital stock of Parent. This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms. The execution and delivery of this Agreement by Parent and Sub do not, and the consummation by Parent and Sub of the Merger and the other transactions contemplated by this Agreement and compliance by Parent and Sub with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent or Sub or any of their respective Subsidiaries under (i) the respective certificates of incorporation and by-laws of Parent and Sub or the comparable organizational documents of any of their respective Subsidiaries, (ii) any Contract to which Parent or Sub or any of their respective Subsidiaries is a party or any of their respective properties or other assets is subject (including any credit facilities or agreements and any other indebtedness arrangements) or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Legal Provision applicable to Parent or Sub or any of their respective Subsidiaries or their respective properties or other assets, other than, in the case of Sections 3.02(b)(ii) and 3.02(b)(iii), any such conflicts, violations, breaches, defaults, rights of termination, cancellation or acceleration, losses or Liens that individually or in the aggregate have not had and would not reasonably be expected to (A) have a Parent Material Adverse Effect, (B) impair in any material respect the ability of Parent or Sub to perform its respective obligations under this Agreement or (C) prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by Parent under the HSR Act and the expiration or termination of the waiting period required thereunder, and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under any other applicable competition, merger control, antitrust or similar Law, (2) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (4) any filings with and approvals of the NYSE, (5) the filings and notices required to be delivered to the FTC and/or the DOJ in connection with the Decision & Order issued April 19, 2006, in connection with the action In the Matter of Valassis Communications, Inc., before the Federal Trade Commission (Docket No. C-4160) and (6) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate does not and would not reasonably be expected to (I) have a Parent Material Adverse Effect, (II) impair in any material respect the ability of Parent or Sub to perform its respective obligations under this Agreement or (III) prevent or materially impede, interfere with, hinder or delay the consummation of the transaction contemplated by this Agreement.

(c) Capital Structure. The authorized capital stock of Sub consists of 100 shares of common stock, par value $0.01 per share. As of the date hereof, Parent owns each issued and outstanding share of capital stock of Sub, and at the Effective Time Sub will be a direct or indirect wholly owned Subsidiary of Parent.

(d) Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Proxy Statement.

(e) Capital Resources. Parent has made available to the Company true, accurate and complete copies (other than fee information contained therein) of the executed commitment letter (the “Financing Commitment”) in connection with the debt financing of the transactions contemplated by this Agreement. As of the date hereof, the Financing Commitment is in full force and effect and has not been withdrawn or terminated or otherwise amended or modified in any respect. The proceeds from the debt financing contemplated by the Financing Commitment constitute all of the financing required to be provided by Parent for the consummation of the transactions contemplated hereby, and are sufficient for the satisfaction of all of Parent’s and Sub’s obligations under this Agreement. The Financing Commitment contains all of the conditions precedent to the obligations of the parties thereunder to make the financing available to Parent on the terms therein. Prior to the Effective Time, Parent will have funds that are sufficient to consummate the transactions contemplated hereby and to pay all of Parent’s fees and expenses related to the transactions contemplated by this Agreement. Parent will provide such funds to the Exchange Agent at or prior to the Effective Time.

(f) Brokers. No broker, investment banker, financial advisor or other person, other than Bear, Stearns & Co. Inc. (“Bear Stearns”), the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Sub or any of their respective Subsidiaries.

(g) Litigation. There is no suit, action or proceeding pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries or any of their respective assets that individually or in the aggregate would have a Parent Material Adverse Effect, nor is there any demand, letter or Order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Entity involving, Parent or any of its Subsidiaries or any of their respective assets that individually or in the aggregate would have a Parent Material Adverse Effect.

(h) Ownership of Company Common Stock. Neither Parent nor Sub, or any of their respective Affiliates, owns any Company Common Stock.

(i) No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise), is required by any applicable Law, the certificate of incorporation or bylaws of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the Merger.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS; NO SOLICITATION

Section 4.01 Conduct of Business by the Company.

(a) During the period from the date of this Agreement to the Effective Time, except as set forth in Section 4.01(a) of the Company Disclosure Schedule or as expressly contemplated by this Agreement or as consented to in writing in advance by Parent (which consent shall not unreasonably be withheld or delayed), the Company shall, and shall cause each of its Subsidiaries to, carry on its business in all material respects in the ordinary course consistent with past practice prior to the Effective Time and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, key employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as otherwise set forth in Section 4.01(a) of the Company Disclosure Schedule or as expressly contemplated by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than (1) the $0.11 cash dividend declared by the Board of Directors of the Company on June 22, 2006 and payable on August 4, 2006 to record holders of Company Common Stock on July 28, 2006 (it being understood that no further dividends or distributions shall be declared or paid by the Company to its stockholders while this Agreement is in effect), (2) dividends and distributions in accordance with the terms of the Rights Agreement and (3) dividends or distributions by a direct or indirect Subsidiary wholly owned by the Company to the Company or another directly or indirectly wholly owned Subsidiary of the Company, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities (1) required by the terms of the Company Stock Plans in effect as of the date hereof or (2) required by the terms of any plans, arrangements or Contracts existing on the date hereof between the Company or any of its Subsidiaries and any director or employee of the Company or any of its Subsidiaries (to the extent complete and accurate copies of which have been heretofore delivered to Parent);

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, including pursuant to Contracts as in effect on the date hereof (other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or in connection with Company Stock Based Awards, in each case in accordance with their terms on the date hereof; (B) the issuance of Company Rights and shares of the Company’s capital stock pursuant to the Company Rights or the Rights Agreement; or (C) grants required by the terms of any plans, arrangements or Contracts existing on the date hereof between the Company or any of its Subsidiaries and any director or employee of the Company or any of its Subsidiaries (to the extent complete and accurate copies of which have been heretofore delivered to Parent));

(iii) amend (A) the Company Certificate or the Company By-Laws or other comparable charter or organizational documents of any of the Company’s Subsidiaries or (B) the Notes, in each case except as may be required by applicable Law or the rules and regulations of the SEC or the NYSE;

(iv) directly or indirectly acquire (A) by merging or consolidating with, by purchasing a substantial portion of the assets of, by making an investment in or capital contribution to, or by any other manner, any person or division, business or equity interest of any person or (B) other than in the ordinary course of business, any material asset or assets, except for capital expenditures, which shall be subject to the limitations of Section 4.01(a)(vii) below;

(v) (A) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its material properties or other material assets or any interests therein (including securitizations), except for sales of inventory and used equipment in the ordinary course of business consistent with past practice, or (B) enter into, modify or amend in a material respect any lease of material property, other than in the ordinary course of business consistent with past practice;

(vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other Contract to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing (other than short-term borrowings in the ordinary course of business under the Company’s Credit Agreement dated December 4, 2003 with a syndicate of banks led by JP Morgan Chase Bank as Administrative Agent), except that the Company and its Subsidiaries may incur, assume or pre-pay indebtedness for borrowed money under existing credit agreements and lines of credit described in Section 4.01 of the Company Disclosure Schedule; or (B) make any loans or advances to any other person, except in the ordinary course of business and except for loans, advances, capital contributions or investments between any wholly-owned Subsidiary of the Company and the Company or another wholly-owned Subsidiary of the Company, which would result in the aggregate principal amount of all of the outstanding foregoing loans and advances of the Company and its Subsidiaries not exceeding $100,000;

(vii) make any new capital expenditure or expenditures exceeding the amounts set forth in Section 4.01(a)(vii) of the Company Disclosure Schedule;

(viii) except as required by Law or any judgment by a court of competent jurisdiction, (A) pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise) where the uninsured amount to be paid is greater than $250,000, other than the payment, discharge, settlement or satisfaction in the ordinary course of business or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business, (B) cancel any material indebtedness in excess of $100,000, (C) waive or assign any claims or rights of material value, or (D) waive any material benefits of, or agree to modify in any material respect, or, subject to the terms hereof, knowingly fail to enforce, or consent to any material matter with respect to which consent is required under any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

(ix) enter into any Contract that would be of a type referred to in Section 3.01(j)(ii);

(x) enter into, modify, amend or terminate any Contract or waive, release or assign or delegate any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released, assigned or delegated would reasonably be expected to (A) have a Material Adverse Effect, (B) impair in any material respect the ability of the Company to (or to cause its Subsidiaries to) perform its obligations under this Agreement or (C) prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement;

(xi) enter into any material Contract to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement could reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, or require Parent or any of its Affiliates to transfer any of its material assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract;

(xii) except as required to ensure that any Benefit Plan or Company Benefit Agreement (in each case, as in effect as of the date hereof and to the extent true, complete and accurate copies of which have been heretofore delivered to Parent as of the date of this Agreement) is not then out of compliance with applicable Law or to comply with any Benefit Plan, Company Benefit Agreement or other Contract entered into prior to the date hereof (in each case, as in effect as of the date hereof and to the extent true, complete and accurate copies of which have been heretofore delivered to Parent as of the date of this Agreement), (A) adopt, enter into, terminate or amend (1) any collective bargaining Contract or Benefit Plan or (2) any Company Benefit Agreement or other Contract, plan or policy involving the Company or any of its Subsidiaries and Key Personnel, (B) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any discretionary bonus of any kind or amount whatsoever to, any current or former director, officer, employee or consultant, except in the ordinary course of business consistent with past practice to employees of the Company or its Subsidiaries other than Key Personnel, (C) grant or pay any severance or termination pay, except for severance or termination pay granted or paid in the ordinary course of business consistent with past practice, to, or increase in any material manner the severance or termination pay of, any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries other than Key Personnel, (D) remove any existing restrictions in any Company Benefit Agreements, Benefit Plans or awards made thereunder, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan or Company Benefit Agreement, (F) take any action to accelerate the vesting or payment of any compensation or benefit under any Benefit Plan or Company Benefit Agreement or awards made thereunder or (G) except as may be reasonably necessary to comply with GAAP, change any actuarial or other assumption used to calculate funding obligations with respect to any Benefit Plan or change the manner in which contributions to any Benefit Plan are made or the basis on which such contributions are determined;

(xiii) except as required by GAAP, revalue any material assets of the Company or any of its Subsidiaries or make any material change in financial accounting methods, principles or practices;

(xiv) except as required by Law, (i) make or change any tax election, (ii) settle any tax audit or (iii) file any amended tax return, in each case, that is reasonably likely to result in an increase to a tax liability, which increase is material to the Company and its Subsidiaries, taken as a whole; or

(xv) authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

(b) Advice of Changes; Filings. The Company and Parent shall promptly advise the other party orally and in writing if (i) any representation, warranty, condition or agreement made by it (and, in the case of Parent, made by Sub) contained in this Agreement becomes untrue or inaccurate in a manner that would result in the failure of any one more of the conditions set forth in Section 6.02(a) or 6.02(b) or Section 6.03 and (ii) the Company or Parent (and, in the case of Parent, Sub) fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it (and, in the case of Parent, Sub) under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions precedent to the obligations of the parties under this Agreement to effect the Closing or otherwise (i.e., no such notification or knowledge of the underlying event, fact, or circumstance shall be deemed to vitiate any rights of any party hereto).

(c) Confidential Portions of Governmental Entity Filings. The Company and Parent shall, to the extent permitted by Law, promptly provide the other with copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement, other than the portions of such filings that include confidential or proprietary information not directly related to the transactions contemplated by this Agreement.

Section 4.02 No Solicitation.

(a) The Company shall not, and shall cause each of its Subsidiaries not to, and shall cause each of the foregoing person’s respective directors, officers, management personnel, Affiliates, investment bankers, financial advisors, attorneys, accountants and other advisors, agents and representatives (collectively, “Representatives”) retained by it or any of its Subsidiaries not to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which could reasonably be expected to, facilitate, any Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information relating to any Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Subsidiary of the Company and/or any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 4.02(a) by the Company. The Company shall, and shall cause its Subsidiaries to, and shall cause each of their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining the Shareholder Approval, in response to a bona fide written Takeover Proposal that the Board of Directors of the Company reasonably determines (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or would reasonably likely lead to a Superior Proposal, and which Takeover Proposal was not solicited after the date hereof and was made after the date hereof and did not otherwise result from a breach of this Section 4.02(a), the Company may, subject to compliance with Section 4.02(c), (A) furnish non-public information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality and standstill agreement not less restrictive to such person than the provisions of the Confidentiality Agreement, provided that all such information has previously been provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such person, and (B) participate in discussions or negotiations with the person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.

The term “Takeover Proposal” means any inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets (including equity securities of any Subsidiary of the Company) or businesses that constitute 20% or more of the revenues, net income or assets of the Company and its Subsidiaries (taken as a whole), or 20% or more of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any person or the shareholders of any person would own 20% or more of any class of equity securities of the Company or any of its Subsidiaries or of any resulting parent company of the Company, in each case other than the transactions contemplated by this Agreement.

The term “Superior Proposal” means any bona fide, good faith offer made by a third party that if consummated would result in such person (or its shareholders) owning, directly or indirectly, more than 50% of the shares of Company Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or a majority of the assets of the Company and its Subsidiaries (taken as a whole), which the Board of Directors of the Company reasonably determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) (i) to be more favorable to the shareholders of the Company from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial and other terms of this Agreement proposed by Parent in response to such Takeover Proposal or otherwise)) and (ii) which provides for fully committed and available financing and, other than in the case of a strategic buyer that the Board believes (with the advice of a financial advisor) has adequate financing resources to consummate the proposal, for which such person has received executed financing commitment letters from reputable sources.

(b) Neither the Board of Directors of the Company nor any committee thereof shall (A) withdraw or modify in a manner adverse to Parent (including, without limitation, changing its recommendation to a “neutral” position), or publicly propose to withdraw or modify in a manner adverse to Parent (including, without limitation, changing its recommendation to a “neutral” position), the approval or recommendation by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) adopt or recommend or take any “neutral” position with respect to, or propose publicly to adopt or recommend or take any “neutral” position with respect to, any Takeover Proposal (any and all actions described in any one or more subclauses of this Section 4.02(b)(A) or Section 4.02(b)(B) being referred to as a “Company Adverse Recommendation Change”. Notwithstanding the immediately preceding sentence, the Company may effect a Company Adverse Recommendation Change pursuant to Section 4.02(f) or Section 4.02(g) hereof. Except as provided in Section 4.02(f), neither the Board of Directors of the Company nor any committee thereof shall adopt or recommend, or publicly propose to adopt or recommend, or allow the Company or any of its Subsidiaries or any of their respective Representatives to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract constituting or related to, or that is intended to or could reasonably be expected to lead to, any Takeover Proposal or Superior Proposal (other than a confidentiality and standstill agreement referred to in Section 4.02(a)) (an “Acquisition Agreement”).

Notwithstanding the foregoing, at any time prior to obtaining the Shareholder Approval and subject to the Board’s and the Company’s compliance in all material respects with this Section 4.02, the Board of Directors of the Company may make a Company Adverse Recommendation Change pursuant to and in accordance with the provisions of Section 4.02(f); provided, however, that the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change pursuant to Section 4.02(f) until after the third business day following Parent’s receipt of written notice (a “Notice of Superior Proposal”) from the Company advising Parent that the Board of Directors of the Company intends to take such action and specifying the terms and conditions of such Superior Proposal that is the basis of the proposed action by the Board of Directors (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal and a new three (3) business day period shall commence). In determining whether to make a Company Adverse Recommendation Change, the Board of Directors of the Company shall take into account any changes to the financial terms of this Agreement proposed by Parent in response to a Notice of Superior Proposal or otherwise.

(c) In addition to the obligations of the Company set forth in Sections 4.02(a) and 4.02(b), the Company shall promptly advise Parent orally and in writing (which in no event shall exceed 48 hours) of any Takeover Proposal, the financial and other material terms and conditions of any such Takeover Proposal (including any changes thereto) and the identity of the person making any such Takeover Proposal. The Company shall (i) promptly keep Parent fully informed orally and in writing in all material respects of the status and details (including any change to the terms thereof) of any Takeover Proposal and any discussions related thereto, and (ii) provide to Parent as soon as practicable (which in no event shall exceed 48 hours) after receipt or delivery thereof of copies of any and all correspondence and other written material sent or provided to the Company or any of its Subsidiaries or any of their respective Representatives from any person that relates to the terms or conditions of any Takeover Proposal and any and all correspondence and other written material sent or provided by (or on behalf of) the Company or any of its Subsidiaries or any of their respective Representatives in response thereto or otherwise in connection therewith.

(d) Nothing contained in this Section 4.02 shall prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement required under Rule 14d-9 under the Exchange Act or (ii) making any disclosure to the shareholders of the Company that is required by applicable Law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 4.02(b) (it being understood that any accurate disclosure of factual information to the shareholders of the Company that is required to be made to such shareholders under applicable federal securities Laws shall not be considered a modification prohibited by Section 4.02(b)(A)).

(e) For a period of not less than three (3) business days after Parent’s receipt from the Company of each Notice of Superior Proposal, the Company shall, if requested by Parent, negotiate in good faith with Parent to revise this Agreement such that the Takeover Proposal constituting a Superior Proposal shall no longer constitute a Superior Proposal.

(f) In response to the receipt by the Company of a Superior Proposal that has not been withdrawn and continues to constitute a Superior Proposal after the Company’s compliance with the last paragraph of Section 4.02(b) and with Section 4.02(e), the Board of Directors of the Company may effect a Company Adverse Recommendation Change and, in the case of a Superior Proposal, may terminate this Agreement pursuant to Section 7.01(e) and enter into an agreement with a third party with respect to such Superior Proposal, if (and only if) each of the following three conditions are met:

(i) the Shareholder Approval shall not have been obtained by such time;

(ii) the Board of Directors of the Company has concluded in good faith, following the receipt of advice of its outside legal counsel, that, in light of such Superior Proposal, the failure of the Board of Directors to effect a Company Adverse Recommendation Change would reasonably be expected to result in a breach of its fiduciary obligations to its shareholders under applicable Law; and

(iii) prior to terminating this Agreement and/or entering into an agreement reflecting a Takeover Proposal or Superior Proposal, the Company shall have paid the Parent Termination Fee in accordance with Section 5.05 hereof.

(g) Assuming the Shareholder Approval shall not have been obtained by such time, nothing in this Agreement shall prohibit or restrict the Board of Directors of the Company, in circumstances not involving a Takeover Proposal, from effecting a Company Adverse Recommendation Change to the extent that the Board of Directors determines in good faith (after consultation with outside legal counsel) that such action is necessary under applicable law in order for the directors to comply with their fiduciary duties to the Company’s stockholders and terminating this Agreement pursuant to Section 7.01(g); provided, however, that prior to the Board of Directors having the right to effect or otherwise make public any Company Adverse Recommendation Change (and prior to the Company terminating this Agreement), the Company shall have paid the Parent Termination Fee in accordance with Section 5.05 hereof. The Company shall give Parent written notice of any consideration of such action proposed to be taken by the Board of Directors not later than the business day immediately prior to the day on which such action is proposed to be taken, setting forth in reasonable detail the action proposed to be taken and the basis therefor.

(h) As soon as practicable, but in no event more than 48 hours following a Company Adverse Recommendation Change made by the Company’s Board of Directors or any committee thereof, the Company shall make a public announcement of such Company Adverse Recommendation Change.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01 Preparation of the Proxy Statement; Shareholders’ Meeting.

(a) As soon as reasonably practicable following the date of this Agreement, the Company and Parent shall prepare and the Company shall file with the SEC the Proxy Statement. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the shareholders of the Company as promptly as practicable. Parent shall furnish to the Company all information as may be reasonably requested by the Company in connection with the preparation, filing and distribution of the Proxy Statement. No filing of, or amendment or supplement to, the Proxy Statement will made by the Company without providing Parent a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Company. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the Merger. The Proxy Statement shall contain a copy of the Citigroup Fairness Opinion.

(b) The Company shall use its reasonable best efforts to, within 120 days following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders (the “Shareholders’ Meeting”) solely for the purpose of obtaining the Shareholder Approval and such other matters as may be agreed to by the Company and the Parent, provided that such date may be extended to the extent necessary to permit the Company to file and distribute any material amendment to the Proxy Statement as is required by applicable law. Subject to Section 4.02, the Company shall, through its Board of Directors, recommend to its shareholders approval of this Agreement and the Merger and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, but subject to the terms of this Agreement, the Company’s obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal (whether or not a Superior Proposal).

Section 5.02 Access to Information; Confidentiality.

(a) To the extent permitted by applicable Law, the Company shall afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors, financing sources (and their advisors) and other Representatives, reasonable access during normal business hours and upon reasonable prior notice to the Company during the period prior to the Effective Time to all its and its Subsidiaries’ properties, books, Contracts, commitments, personnel and records, and, during such period, the Company shall furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities Laws and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request; provided that such access and inspections shall not unreasonably disrupt the operations of the Company or its Subsidiaries; and provided further, that the Company shall not be required to (or to cause any of its Subsidiaries to) so confer, afford such access or furnish such copies or other information to the extent that doing so would result in a violation of law, result in the loss of attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege, including through the use of joint defense agreements) or which are subject to confidentiality obligations owing to third parties. Without limiting the foregoing, between the date hereof and the Effective Time, the Company shall (and shall cause its Affiliates to) reasonably cooperate with Parent in connection with Parent securing financing to consummate the Merger (including debt and/or equity financing), including, without limitation, cooperating with the Parent in obtaining appraisals of the assets of the Company and its Subsidiaries, sending notices to reflect the change of control, obtaining reasonable access to the Company’s accountants and their work papers, making employees of the Company and its Subsidiaries reasonably available, providing all financial information relating to the Company and its Subsidiaries as may be reasonably requested by Parent, and permitting Parent and its accountants reasonable access to the Company and its Subsidiaries. In addition, the Company shall deliver estimated and reasonably detailed final monthly financial results and statements to Parent as promptly as practicable following each of their preparation at the end of each fiscal month. Nothing contained in this Agreement shall give to Parent or its Subsidiaries, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time in any unlawful manner.

(b) Except for disclosures expressly permitted by the terms of the Mutual Non-Disclosure Agreement effective as of November 2005 between Parent and the Company (the “Confidentiality Agreement”), (i) Parent shall hold, and shall cause its Subsidiaries and their respective directors, officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement and (ii) the Company shall hold, and shall cause its Subsidiaries and their respective officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received from the Parent, directly or indirectly, in confidence in accordance with the Confidentiality Agreement. The Confidentiality Agreement shall survive any termination of this Agreement.

(c) No investigation pursuant to this Section 5.02 or information provided or received by any party hereto pursuant to this Agreement shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions precedent to the obligations of the parties under this Agreement to effect the Closing or otherwise (i.e., no such investigation, information or knowledge of any event, fact, or circumstance shall be deemed to vitiate any rights of any party hereto).

(d) The Company shall use its best efforts to file with the SEC when due under law its Reports on Form 10-K and Form 10-Q.

Section 5.03 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done and to assist and cooperate with the other parties in doing, all things necessary to consummate and make effective in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) that the conditions set forth in Article VI are satisfied, (ii) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (iii) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, and approvals from Governmental Entities and non-governmental third parties and the making of all necessary registrations and filings (including filings with Governmental Entities) and (iv) the obtaining of all necessary consents, approvals or waivers from third parties. In connection with and without limiting the foregoing, the Company and Parent shall (A) file as promptly as practicable (and in any event within 10 business days unless the parties mutually agree otherwise) with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) the notification and report form (the “HSR Filing”) required under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement, and (B) make, as promptly as practicable, all notifications and other filings required under any other applicable competition, merger control, antitrust or similar Law that the Company and Parent deem advisable or appropriate, in each case with respect to the transactions contemplated by this Agreement and as promptly as practicable (together with the HSR Filings, the “Antitrust Filings”). The Antitrust Filings shall be in substantial compliance with the requirements of the Laws, as applicable. Subject to first having used all reasonable efforts to negotiate a resolution of any objections underlying such lawsuits or other legal proceedings, Company and Parent shall jointly defend and contest any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay, temporary restraining order, or preliminary injunction entered by any Governmental Entity vacated or reversed.

(b) The Company and Parent shall cooperate and consult with each other in connection with the making of all such filings, notifications and any other material actions pursuant to this Section 5.03, subject to applicable Law, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed material written communication to any Governmental Entity and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party and such party’s Affiliates to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that material may be redacted (x) as necessary to comply with contractual arrangements, and (y) as necessary to address good faith legal privilege or confidentiality concerns. Except as otherwise required by law, neither party shall file any such document or take such action if the other party has reasonably objected (and not withdrawn its objection) to the filing of such document or the taking of such action on the grounds that such filing or action would reasonably be expected to either (i) prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated hereby or (ii) cause a condition set forth in Article VI to not be satisfied in a timely manner. Neither party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of the other party (which shall not be unreasonably withheld).

(c) Each of the Company and Parent will promptly inform the other party upon receipt of any material communication from the FTC, the Antitrust Division or any other Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company or Parent (or any of their respective Affiliates) receives a request for additional information or documentary material from any such Governmental Entity that is related to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Each of the Company and Parent will make all reasonable efforts not to participate, or to permit their Affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it so consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, shall give the other party the opportunity to attend and participate. Each party will advise the other party promptly of any understandings, undertakings or agreements (oral or written) which the first party proposes to make or enter into with the FTC, the Antitrust Division or any other Governmental Entity in connection with the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party will use all reasonable efforts to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory Laws, including (subject to first having used all reasonable efforts to negotiate a resolution to any such objections) contesting and resisting any action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, decree, judgment, injunction or other Order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement.

(d) Notwithstanding anything to the contrary contained in this Agreement (including, without limitation, Section 5.03), the Parent and its Subsidiaries are not required to, and the Company and its Subsidiaries may not, without the prior written consent of Parent, become subject to, consent or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or Order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company, Parent, or any of their respective Subsidiaries in any manner which, individually or in the aggregate with all other such requirements, conditions, understandings, agreements and Orders has or would reasonably be expected to have a material adverse effect on the combined business, financial condition or results of operations of Parent, the Company and their respective Subsidiaries taken as a whole; provided, however, that Parent shall take or commit to take such actions, including, without limitation, proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, transfer, license, divestiture or other disposition of, or that limit or would limit Parent’s or its Subsidiaries’ ability to retain, any business, assets or operations of Parent or its Subsidiaries generating revenues of up to $60 million in Parent’s fiscal year 2005, in each case as may be required in order to resolve any objections under the antitrust laws to the Merger or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing, materially delaying or materially impairing the consummation of the Merger. Furthermore, without the prior written consent of the Parent (determined in its sole discretion), in no event shall the Company or Parent or any of their respective Subsidiaries: (i) pay any consideration to, amend or enter into any agreement with, any non-governmental third party to obtain any consent to the Merger or to otherwise comply with Section 5.03(e); (ii) agree to the imposition of limitations on the ability of Parent or any Subsidiary of Parent to hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation, including the right to vote such shares on all matters properly presented to the shareholders of the Surviving Corporation, (iii) agree to prohibit Parent or any of its Subsidiaries from effectively controlling in any respect the business, assets or operations of Parent, the Company or any of their respective Subsidiaries generating revenue in excess of $60 million in Parent’s fiscal year 2005, (iv) agree to any consent decree, divestiture, hold separate order or comparable arrangement, or any sale, transfer, license, divestiture or other disposition of any assets of

Parent or the Company or any of their respective Subsidiaries generating revenue in excess of $60 million in Parent’s fiscal year 2005, or any limitation on the Parent’s acquisition, ownership, operation, effective control or exercise of full rights of ownership, of Parent or the Company or any of their respective Subsidiaries or any of their respective assets, or the termination or amendment of any existing relationships and contractual rights or (v) agree to any matter that has or reasonably would be expected to have a Material Adverse Effect or a Parent Material Adverse Effect. In the event that Parent grants such written consent, the Company shall agree to the matters as directed by Parent (which agreement may be conditioned upon the consummation of the Closing).

(e) The Company and its Board of Directors shall (i) use reasonable best efforts to ensure that no state takeover Law or similar Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (ii) if any state takeover Law or similar Law becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 5.04 Indemnification, Exculpation and Insurance.

(a) Parent acknowledges that the Surviving Corporation shall by operation of law assume the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, employees or agents of the Company or any of its Subsidiaries as provided in the Company’s or any of its Subsidiaries’ certificate of incorporation, the By-laws or any indemnification Contract between such directors, officers, employees or agents and the Company or any of its Subsidiaries (in each case, as in effect on the date hereof and which have been heretofore disclosed to Parent), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Effective Time.

(b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall expressly assume the obligations set forth in this Section 5.04 for a period of not less than six years from the Effective Time. In the event (A) the Surviving Corporation transfers any material portion of its assets, in a single transaction or in a series of transactions, or (B) Parent takes any action to materially impair the financial ability of the Surviving Corporation to satisfy the obligations referred to in Section 5.04(a), Parent will either guarantee such obligations or take such other action to ensure that the ability of the Surviving Corporation, legal and financial, to satisfy such obligations will not be diminished in any material respect.

(c) For six years after the Effective Time, Parent shall maintain (directly or indirectly through the Company’s existing insurance programs) in effect directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the directors’ and officers’ liability insurance policy maintained by the Company or its Subsidiaries (a complete and accurate binder for which has been heretofore delivered to Parent, and a complete and accurate copy of which will be delivered to Parent promptly upon receipt thereof) on terms with respect to such coverage and amounts comparable to the insurance maintained currently by the Company or its Subsidiaries, as applicable; provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not less advantageous in the aggregate to the beneficiaries of the current policies and with carriers having an A.M. Best financial strength rating of A (or, if such presently existing Company and Subsidiary policies have lower ratings, than with carriers having at least a rating equal to such lower rating) or better, provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time, and provided further that the Surviving Corporation shall first use its reasonable best efforts to obtain from such carriers a so-called “tail” policy providing such coverage and being effective for the full six year period referred to above, and shall be entitled to obtain such coverage in annual policies from such carriers only if it is unable, after exerting such efforts for a reasonable period of time, to obtain such a “tail” policy; and provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 150%of the last annual premium paid by the Company prior to the date hereof as set forth in Section 5.04(c) of the Company Disclosure Schedule (or, in the case of a “tail” policy obtained pursuant to the preceding proviso, shall not be required to pay an aggregate premium therefor in excess of an amount equal to six times 150% of such last annual premium) and, if the Surviving Corporation is unable to obtain the insurance required by this Section 5.04(c), it shall obtain as much comparable insurance as possible for an annual premium (or an aggregate premium, as the case may be) equal to such maximum amount.

(d) The provisions of this Section 5.04: (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party identified in this Section 5.04, his or her heirs and his or her representatives; and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise. It is expressly agreed that the indemnified parties identified in this Section 5.04 shall be third party beneficiaries of this Section 5.04.

Section 5.05 Fees and Expenses.

(a) Except as provided in Sections 5.05(b), 5.05(c) and 5.05(d), all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 7.01(e), or by the Company pursuant to Section 7.01(g) or by Parent pursuant to Section 7.01(f); or

(ii) (A) after the date of this Agreement but prior to the obtaining of the Shareholder Approval, a Takeover Proposal shall have been made to the Company or shall have been made directly to the shareholders of the Company generally or shall have otherwise become publicly known, disclosed or proposed or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i) and (C) within 12 months after such termination, the Company enters into a definitive Contract (which is thereafter consummated) to consummate, or consummates the transactions contemplated by any Takeover Proposal (provided that, for purposes of this Section 5.05(b)(ii), all references to 20% in the definition of Takeover Proposal shall be deemed to be 50%) with any person; or

(iii) (A) this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(ii) or by Parent pursuant to Section 7.01(b) and (B) within 12 months after such termination, the Company enters into a definitive Contract (which is thereafter consummated) to consummate, or consummates, the transactions contemplated by any Takeover Proposal (provided that, for purposes of this Section 5.05(b)(iii), all references to 20% in the definition of Takeover Proposal shall be deemed to be 50%) with any person;

then (in the case of the occurrence of any one or more of Section 5.05(b)(i), Section 5.05(b)(ii) and Section 5.05(b)(iii)) the Company shall pay Parent a fee equal to thirty-eight million dollars (US$38,000,000)

(the “Parent Termination Fee”) (less any Parent Expenses that may previously have been paid or are payable) by wire transfer of immediately available funds no later than the first business day following (x) in the case of a payment required by Section 5.05(b)(i), the date of termination of this Agreement, and (y) in the case of a payment required by Section 5.05(b)(ii) above or Section 5.05(b)(iii) above, the date of the consummation of such Takeover Proposal; provided, however, that if Section 4.02 hereof requires payment prior to termination pursuant to its terms, then Section 4.02 shall control with respect to when the payment hereunder is due to Parent. For the avoidance of doubt, in no event shall more than one Parent Termination Fee be payable under this Agreement.

(c) In the event that this Agreement is terminated by Parent pursuant to Section 7.01(b)(ii) or Section 7.01(c), then the Company shall pay to Parent an amount equal to the sum of Parent Expenses (not to exceed ten million dollars (US$10,000,000) in the aggregate) for which Parent has not theretofore been reimbursed by the Company in cash by wire transfer in immediately available funds and, other than as provided in Section 5.05(b), the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Parent (provided that nothing herein shall release any party from liability for bad faith, intentional misconduct or fraud), such payment to be made following such termination within two business days following delivery to the Company of notice of demand for such payment. For purposes of this Agreement, the term “Parent Expenses” means, with respect to a party hereto, all reasonable, documented out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of debt financing sources (including those who are parties to any financing commitments), counsel, accountants, investment bankers, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the sale process, including the authorization, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including Parent’s financing. The amounts payable pursuant to Sections 5.05(b) and (c) hereof constitute liquidated damages and not a penalty and shall be the sole monetary remedy in the event of termination of this Agreement on the bases specified in such Sections (provided that nothing herein shall release any party from liability for bad faith, intentional misconduct or fraud).

(d) The Company and Parent acknowledge and agree that the agreements contained in Sections 5.05(b), 5.05(c) and this 5.05(d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company and Parent would not have entered into this Agreement; accordingly, if the Company fails to pay when due the amount payable pursuant to Section 5.05(b) or Section 5.05(c), and, in order to obtain such payment, Parent commences a suit, the Company shall pay to Parent the costs and expenses of Parent (including attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amount of the Parent Termination Fee or the Parent Expenses (as the case may be), from the date such payment was required to be made until the date of receipt by Parent of immediately available funds in such amount at the prime rate of Citibank, N.A., in effect on the date such payment was required to be made.

Section 5.06 Public Announcements. Except with respect to the announcement of any Company Adverse Recommendation Change made pursuant to, and in accordance with, the express terms of Section 4.02 of this Agreement, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

Section 5.07 Shareholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any litigation against the Company or its Subsidiaries and/or their respective directors or officers relating to the transactions contemplated by this Agreement and no such settlement shall be agreed to without Parent’s prior written consent (which shall not be unreasonably withheld, denied or delayed).

Section 5.08 Employee Matters.

(a) Parent agrees to, and to cause the Company to, honor all Benefit Plans and Company Benefit Agreements in accordance with their terms as in effect immediately before the Effective Time, subject to any amendment or termination thereof that may be permitted by the terms of such plans and applicable law and this Agreement. For a period of two years following the Effective Time, Parent shall provide, or shall cause to be provided, to each current and former employee of the Company and its Subsidiaries (the “Company Employees”) compensation and benefits no less favorable, in the aggregate, to those provided to Company Employees immediately prior to the Effective Time (it being understood that any grant of equity based compensation awards to Company Employees shall remain discretionary), provided that after December 31, 2006, Parent may satisfy its obligations under this sentence by providing Company Employees with compensation and benefits that are no less favorable, in the aggregate, than those provided to employees of Parent and its pre-Merger Subsidiaries who perform comparable duties and services as such Company Employee will perform at Parent and its Subsidiaries.

(b) For all purposes under the employee benefit plans of Parent and its affiliates providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be receive credit for his or her years of service with the Company and its affiliates before the Effective Time (including predecessor or acquired entities), to the same extent that such Company Employee received credit for such service before the Effective Time (except (i) for credit for benefit accrual under any defined benefit pension plan and (ii) to the extent such credit would result in a duplication of accrual of benefits). In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall not be subject to any waiting time in any New Plan in which such Company Employee is eligible to become a participant; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year ending on the date such employee’s participation in the New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific employee benefit plans or to continue the employment of any specific person.

Section 5.09 Rights Agreement. The Board of Directors of the Company shall take all further actions (in addition to those referred to in Section 3.01(e)) reasonably requested by Parent in order to render the Company Rights inapplicable to the Merger and the other transactions contemplated by this Agreement. Except as provided above with respect to the Merger and the other transactions contemplated by this Agreement, the Board of Directors of the Company shall not, without the prior written consent of Parent, amend, take any action with respect to, or make any determination under, the Rights Agreement (including a redemption of the Company Rights) to facilitate a Takeover Proposal or Superior Proposal.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver by Parent and the Company on or prior to the Closing Date of the following conditions:

(a) Shareholder Approval. The Shareholder Approval shall have been obtained.

(b) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(c) No Injunctions or Restraints. There shall not be in effect any statute, regulation, order, decree or judgment of any governmental entity which makes illegal or enjoins or prevents the consummation of the Merger, including, without limitation, any preliminary injunction or temporary restraining order.

Section 6.02 Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver by Parent on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. Except with respect to the representations and warranties as set forth in the next sentence, (i) each of the representations and warranties of the Company set forth in this Agreement that are qualified by Material Adverse Effect or Material Adverse Change shall be true and correct in all respects at and as of the Closing Date as though such representations and warranties had been made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, at and as of such date or period), and (ii) each of the representations and warranties of the Company set forth in this Agreement that are not qualified by Material Adverse Effect or Material Adverse Change, including those representations and warranties that are qualified by “material respects” or other similar phrases, shall be true and correct at and as of the Closing Date as though such representations and warranties had been made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, at and as of such date or period), without giving effect to such qualifications of “material,” “material respects” or any other similar phrase, except for such failures to be true and correct that would not have a Material Adverse Effect. Each of the representations and warranties of the Company set forth in the first and last sentences of Section 3.01(a), all of Section 3.01(b), all of Section 3.01(c) (except for insubstantial numerical inaccuracies), the second sentence of Section 3.01(j)(i), the last sentence of Section 3.01(j)(i), all of Section 3.01(r), the first sentence of Section 3.01(s), the first sentence of Section 3.01(t), and the first sentence of Section 3.01(v) shall be true and correct in all respects (other than Section 3.01(b) which shall be true and correct in all material respects), in each case, as of the Closing Date as though each had been made at and as of the Closing Date (other than those of such representations and warranties that expressly relate to an earlier date, in which case such particular representations shall have been true and correct in all respects as of such earlier date). Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect dated as of the Closing Date.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by the Company under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect dated as of the Closing Date.

(c) Material Adverse Change. Except as disclosed in Section 3.01(g) of the Company Disclosure Schedule, since the date of this Agreement, there has not been any Material Adverse Change. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect dated as of the Closing Date.

(d) Filing of Form 10-K and Form 10-Q. Any Form 10-K or Form 10-Q that shall not have been filed by the Company with the SEC when due under law (after giving effect to Rule 12b-25 under the Exchange Act, but no other delay) shall have been filed at least 20 business days prior to the Closing Date, or such lesser time as Parent shall agree.

Section 6.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Sub set forth in this Agreement that are qualified by Parent Material Adverse Effect shall be true and correct in all respects at and as of the Closing Date as though such representations and warranties had been made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, at and as of such date or period). Each of the representations and warranties of Parent and Sub set forth in this Agreement that are not qualified by Parent Material Adverse Effect, including those representations and warranties that are qualified by “material respects” or other similar phrases, shall be true and correct at and as of the Closing Date as though such representations and warranties had been made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, at and as of such date or period), without giving effect to such qualifications of “material,” “material respects” or any other similar phrase, except for such failures to be true and correct that would not have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent and Sub by the Chief Executive Officer and Chief Financial Officer of Parent to such effect dated as of the Closing Date.

(b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Sub by the Chief Executive Officer and Chief Financial Officer of Parent to such effect dated as of the Closing Date.

Section 6.04 Frustration of Closing Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.03.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Shareholder Approval:

(a) by mutual written consent of Parent, Sub and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before March 31, 2007 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose breach of a representation, warranty, covenant or agreement in this Agreement has (directly or indirectly) in whole or in part been a cause of or resulted in the failure of the Merger to be consummated on or before such date; provided, further, that, if, as of the Outside Date, all conditions set forth in Section 6.01, 6.02 and 6.03 of this Agreement shall have been satisfied or waived (other than those that are satisfied by action taken at the Closing) other than the conditions set forth in Section 6.01(b) or Section 6.01(c) (to the extent that the order, decree, judgment, preliminary injunction or temporary restraining order relates to a violation or alleged violation of antitrust, trade regulation or competition laws), then either the Company or Parent may extend the Outside Date to June 30, 2007 (the “Extended Outside Date”) by providing written notice to the other party on or before the Outside Date; or

(ii) if the Shareholder Approval shall not have been obtained at the Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof.

(c) by Parent if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a), 6.02(b) or Section 6.02(d)and (B) is incapable of being cured by the Company on the earlier of the day before the Outside Date and the thirtieth calendar day following receipt of written notice of such breach or failure to perform from Parent;

(d) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03 and (ii) is incapable of being cured by Parent on the earlier of the day before the Outside Date and the thirtieth calendar day following receipt of written notice of such breach or failure to perform from the Company;

(e) by the Company, if the Board of Directors of the Company has concluded in good faith, after consultation with the Company’s outside legal and financial advisors, that a Takeover Proposal is a Superior Proposal and has determined to terminate this Agreement in accordance with Section 4.02(f) and enter into a definitive agreement with respect to such Takeover Proposal, provided that the Company shall have complied in all material respects with the provisions of Section 4.02 in connection with such Takeover Proposal; provided, further, that the Company shall have paid Parent the Parent Termination Fee prior to any such termination of this Agreement in accordance with Section 5.05;

(f) by Parent, in the event that (i) a Company Adverse Recommendation Change shall have occurred or (ii) the Board of Directors of the Company fails to comply with Section 4.02(h) hereof or (iii) the Company has otherwise failed to comply in any material respect with any other paragraph of Section 4.02 (including, without limitation, the Company approving, recommending or entering into any actual or proposed Acquisition Agreement in violation of Section 4.02) or Section 5.09 or (iv) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation or (v) the Company has publicly recommended a Takeover Proposal (other than the Merger);

(g) by the Company, in accordance with Section 4.02(g) hereof; provided, however, that the Shareholder Approval shall not have been obtained at the time of the Company’s exercise of its rights under this clause (g); provided further that the Company shall have paid the Parent Termination Fee prior to any such termination in accordance with Section 5.05; or

(h) by either the Company or Parent on any day following the fortieth calendar day after receipt of notice by the other party from the party intending to terminate this Agreement pursuant to this paragraph (h) if a statute, regulation, order, decree or judgment of any Governmental Entity which makes illegal or enjoins or prevents the consummation of the Merger shall become final and unappealable.

Section 7.02 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company or their directors, officers or stockholders, under this Agreement, other than the provisions of Section 3.01(t), Section 3.02(f), Section 5.05, this Section 7.02 and

Article VIII, which provisions shall survive such termination; provided, however, that no such termination shall relieve any party hereto from any liability or damages resulting from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement or for bad faith, intentional misconduct or fraud.

Section 7.03 Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Shareholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by applicable Law requires further approval by the shareholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.04 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 7.03 and to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained herein.

Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 7.05 Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 7.01 or an amendment of this Agreement pursuant to Section 7.03 shall, in order to be effective, require, in the case of Parent or the Company, action by its respective Board of Directors.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.02 Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Sub, to:

Valassis Communications, Inc.

19975 Victor Parkway

Livonia, MI 48512

Telecopy No.: 734.591.4460

Attention: Barry Hoffman, Esq.

with a copy to:

McDermott Will & Emery LLP

340 Madison Avenue

New York, New York 10017

Telecopy No.: 212.547.5444

Attention: Amy S. Leder, Esq.

if to the Company, to:

ADVO, Inc.

One Targeting Centre

Windsor, CT 06095-2639

Telecopy No.: (860) 285-6230

Attention: S. Scott Harding

                    Chief Executive Officer

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Facsimile: (212) 403-2000

Attention: Eric S. Robinson, Esq.

and

Kirkpatrick & Lockhart Nicholson Graham LLP

State Street Financial Center

One Lincoln Street

Boston, MA 02111

Facsimile: (617) 261-3175

Attention: Stephen L. Palmer, Esq.

Section 8.03 Definitions. For purposes of this Agreement:

(a) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person; For purposes hereof, “control” means the possession directly or indirectly, of the power to direct or cause the direction of the management or policies of a person by virtue of ownership of voting securities, by contract or otherwise,

(b) “Knowledge” of the Company shall mean the actual knowledge of the persons specified on Section 8.03(b) of the Company Disclosure Schedule;

(c) “Material Adverse Change” or “Material Adverse Effect” means any event, development, circumstance, change or effect that is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, except for any such effects or changes arising out of or relating to (i) the announcement or the existence of this Agreement and the transactions contemplated hereby, (ii) changes in general economic or political conditions or the financial, credit or securities markets, as long as such changes do not substantially disproportionately affect the Company, (iii) changes in laws, rules, regulations or orders of any Governmental Entity or interpretations thereof by any Governmental Entity or changes in accounting rules applicable to the Company and its Subsidiaries, (iv) changes affecting generally the industries in which the Company or its Subsidiaries conduct business, as long as such changes do not substantially disproportionately affect the Company, or (v) any outbreak or escalation of hostilities or war or any act of terrorism;

(d) “Parent Material Adverse Change” or “Parent Material Adverse Effect” means any change or effect that, individually or in the aggregate, would reasonably be expected to prevent or materially impair or delay the consummation of the Merger or the other transactions contemplated by this Agreement or Parent or Sub from satisfying their respective obligations under this Agreement;

(e) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

(f) a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

Section 8.04 Interpretation. When a reference is made in this Agreement to an Article, a Section or Schedule, such reference shall be to an Article of, a Section of, or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Schedule. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.05 Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

Section 8.06 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.07 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Schedules) and the Confidentiality Agreement and any agreements entered into contemporaneously herewith (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement. Except for (i) the

rights of the Company’s shareholders to receive the Merger Consideration at the Effective Time, (ii) the right of holders of Company Stock Options to receive the cash spread on their options, provided that the Effective Time has occurred, and (iii) the provisions of Section 5.04 hereof (provided that the Effective Time has occurred), this Agreement (including the Schedules) is not intended to and do not confer upon any person other than the parties hereto any legal or equitable rights or remedies.

Section 8.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 8.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10 Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or any federal court within the District of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any federal court within the District of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or any federal court within the District of Delaware. Any judgment from any such court described above may, however, be enforced by any party in any other court in any other jurisdiction.

Section 8.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.11.

Section 8.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 8.13 Performance of Obligations. Parent shall cause Sub to perform all of its obligations under this Agreement.

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement and Plan of Merger to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

VALASSIS COMMUNICATIONS, INC.

By:	/s/ ALAN F. SCHULTZ
Name: Alan F. Schultz
Title: Chairman, President & CEO

MICHIGAN ACQUISITION CORPORATION

By:	/s/ STEVEN MITZEL
Name: Steven Mitzel
Title: President

ADVO, INC.

By:	/s/ S. SCOTT HARDING
Name: S. Scott Harding
Title: Chief Executive Officer

ANNEX I

TO THE MERGER AGREEMENT

Index of Defined Terms

Term	Section
1986 Plan	2.03(a)
1988 Plan	2.03(a)
1995 Plan	2.03(a)
1998 Plan	2.03(a)
2006 Plan	2.03(a)
Acquisition Agreement	4.02(b)
Affiliate	8.03(a)
Agreement	Preamble
Antitrust Filings	5.03(a)
Bear Stearns	3.02(e)
Benefit Plans	3.01(m)(i)
Certificate	2.01(c)
Certificate of Merger	1.03
Citigroup Fairness Opinion	3.01(u)
Closing	1.02
Closing Date	1.02
Code	2.02(i)
Company	Preamble
Company Adverse Recommendation Change	4.02(b)
Company Benefit Agreements	3.01(g)
Company Board Recommendation	3.01(d)
Company By-Laws	3.01(a)
Company Certificate	3.01(a)
Company Common Stock	Recitals
Company Disclosure Schedule	3.01
Company Preferred Stock	3.01(c)
Company Rights	3.01(v)
Company SEC Documents	3.01(e)(i)
Company Stock Options	2.03(a)
Company Stock Plans	2.03(a)
Company Stock-Based Awards	3.01(c)
Confidentiality Agreement	5.02(b)
Contract	3.01(d)
Director’s Plan	3.01(c)
DGCL	1.01
Dissenting Share	2.02(j)
Effective Time	1.03
Environmental Laws	3.01(k)(ii)
ERISA	3.01(m)(i)
ERISA Affiliates	3.01(m)(iv)

Term	Section
ESPP	2.03(d)
Exchange Act	3.01(d)
Exchange Agent	2.02(a)
Exchange Fund	2.02(a)
Filed Company SEC Documents	3.01
Filed Parent SEC Documents	3.02
Financing	3.02(e)
Financing Commitments	3.02(e)
GAAP	3.01(e)(i)
Governmental Entity	3.01(d)
Hazardous Materials	3.01(k)(ii)
HSR Act	3.01(d)
HSR Filing	5.03(a)
Incentive Plan	3.01(c)
Intellectual Property Rights	3.01(q)(i)
IRS	3.01(m)(ii)
Key Personnel	3.01(g)
Knowledge	8.03(b)
Law	3.01(d)
Legal Provisions	3.01(k)(i)
Liens	3.01(b)
Material Adverse Change	8.03(c)
Material Adverse Effect	8.03(c)
Material Contract	3.01(j)(i)
Merger	Recitals
Merger Consideration	2.01(c)
Notice of Superior Proposal	4.02(b)
Order	3.01(d)
Outside Date	7.01(b)(i)
Parent	Preamble
Parent Common Stock	2.03(b)
Parent Expenses	5.05(c)
Parent Material Adverse Change	8.03(d)
Parent Material Adverse Effect	8.03(d)
Parent Termination Fee	5.05(b)
Permits	3.01(k)(i)
Permitted Exceptions	3.01(p)
Person	8.03(e)
Proxy Statement	3.01(d)
Release	3.01(k)(ii)
Representatives	4.02(a)
Rights Plan	2.01(d)
SEC	3.01(d)
Securities Act	3.01(e)(i)
SFAS 87	3.01(m)(v)

Term	Section
Shareholder Approval	3.01(r)
Shareholders’ Meeting	5.01(b)
SOX	3.01(e)(i)
Sub	Preamble
Sub Bylaws	1.05
Sub Certificate	1.05
Subsidiary	8.03(f)
Superior Proposal	4.02(a)
Surviving Corporation	1.01
Takeover Proposal	4.02(a)
tax	3.01(o)(xii)
tax return	3.01(o)(xii)
taxing authority	3.01(o)(xii)

Annex B—Opinion of Citigroup Global Markets Inc.

July 5, 2006

The Board of Directors

ADVO, Inc.

One Targeting Centre

Windsor, CT 06095

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of ADVO, Inc. (“ADVO”) of the Merger Consideration (defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of July 5, 2006 (the “Merger Agreement”), among ADVO, Valassis Communications, Inc. (“Valassis”) and Michigan Acquisition Corporation (“Merger Sub”). As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into ADVO (the “Merger”) and (ii) each outstanding share of common stock, par value $.01 per share, of ADVO (“ADVO Common Stock”), other than shares of ADVO Common Stock held by ADVO, Valassis, Merger Sub or dissenting stockholders of ADVO, will be converted into the right to receive $37.00 in cash (the “Merger Consideration”).

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers and other representatives and advisors of ADVO and certain senior officers and other representatives and advisors of Valassis concerning the business, operations and prospects of ADVO. We examined certain publicly available business and financial information relating to ADVO as well as certain financial forecasts and other information and data relating to ADVO which were provided to or discussed with us by the management of ADVO. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of ADVO Common Stock; the historical and projected earnings and other operating data of ADVO; and the capitalization and financial condition of ADVO. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of ADVO. In connection with our engagement and at the direction of ADVO, we were requested to approach, and we held discussions with, selected third parties to solicit indications of interest in the possible acquisition of ADVO. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of ADVO that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to ADVO provided to or otherwise reviewed by or discussed with us, we have been advised by the management of ADVO that such

B-1

forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of ADVO as to the future financial performance of ADVO. We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of ADVO nor have we made any physical inspection of the properties or assets of ADVO. Our opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for ADVO or the effect of any other transaction in which ADVO might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to ADVO in connection with the proposed Merger and will receive a fee for such services contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. We have in the past provided services to ADVO unrelated to the proposed Merger. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of ADVO and Valassis for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with ADVO, Valassis and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of ADVO in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of ADVO Common Stock.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

B-2

Annex C

Section 262 of the Delaware General Corporation Law

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

The Board of Directors recommends a vote “FOR” Proposals 1 and 2.	Please Mark Here	☐
for Address Change or Comments SEE REVERSE SIDE

1.	Proposal to adopt the Agreement and Plan of Merger, dated as of July 5, 2006, by and among Valassis Communications, Inc., Michigan Acquisition Corporation and ADVO, Inc., as it may be amended from time to time (the “Agreement and Plan of Merger”).	FOR ☐	AGAINST ☐	ABSTAIN ☐	2.	Proposal to approve the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the Agreement and Plan of Merger.	FOR ☐	AGAINST ☐	ABSTAIN ☐

					3.	In their discretion on such other matters as may properly come before the meeting or any adjournment thereof.

						If you plan to attend the Special Meeting, please mark the WILL ATTEND box.			WILL ATTEND ☐

Signature ______________________________ Signature __________________________ Dated _____________________, 2006

Note: Please date and sign this proxy exactly as your name appears hereon. In the case of joint owners, each joint owner should sign. When signing in a fiduciary or representative capacity, please give your full title. If this proxy is submitted by a corporation or partnership, it should be executed in the full corporate or partnership name by a duly authorized person.

< FOLD AND DETACH HERE <

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the special meeting day.

Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/ad Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

ADVO, INC.

ONE TARGETING CENTRE, WINDSOR, CONNECTICUT 06095-2639

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

SPECIAL MEETING OF SHAREHOLDERS SEPTEMBER 13, 2006

The undersigned hereby appoints Stephen L. Palmer and John D. Speridakos, and each of them, with full power of substitution, the proxies of the undersigned to vote all the shares of the Common Stock of ADVO, Inc. which the undersigned is entitled to vote at the Special Meeting of Stockholders, to be held on September 13, 2006, at the Company’s corporate headquarters, One Targeting Centre, Windsor, CT commencing at 10:00 AM (EST) and at any adjournment thereof, upon the matters described in the Notice of Special Meeting and Proxy Statement dated August 10, 2006, receipt of which is hereby acknowledged, subject to any direction indicated on the reverse side of this card and upon any other business that may properly come before the meeting or any adjournment thereof, hereby revoking any proxy heretofore executed by the undersigned to vote at said meeting.

This proxy is being solicited by the Board of Directors of ADVO, Inc. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2, AND WITH RESPECT TO ITEM 3, AS SAID PROXIES, AND EACH OF THEM, MAY DETERMINE.

CONTINUED, AND TO BE MARKED, SIGNED AND DATED ON REVERSE SIDE

Address Change/Comments (mark the corresponding box on the reverse side)

< FOLD AND DETACH HERE <